Exhibit 10.1

WFC RECEIVABLES I, LLC,
as Borrower,

WORLD ACCEPTANCE CORPORATION,
as Servicer,

the LENDERS
from time to time parties hereto,

the AGENTS
from time to time parties hereto,

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Securities Intermediary,

SYSTEMS & SERVICES TECHNOLOGIES, INC.,
as Backup Servicer, and
ATLAS SECURITIZED PRODUCTS ADMINISTRATION, L.P.,
as Administrative Agent

_______________________________
CREDIT AGREEMENT

Dated as of September 29, 2025

_________________________________

SCHEDULES

EXHIBITS

CREDIT AGREEMENT

This Credit Agreement, dated as of September 29, 2025 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is by and among WFC Receivables I, LLC, a Delaware limited liability company, as borrower (the “Borrower”), World Acceptance Corporation, a South Carolina corporation (“World Acceptance”), as servicer (the “Servicer”), the lenders from time to time parties hereto (the “Lenders”), the agents for the Lender Groups (as defined herein) from time to time parties hereto (the “Agents”), Atlas Securitized Products Administration, L.P. (“Atlas”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Systems & Services Technologies, Inc., a Delaware corporation (“SST”), as backup servicer (the “Backup Servicer”), and Wilmington Trust, National Association, a national banking association (“WTNA”), as securities intermediary (in such capacity, the “Securities Intermediary”).

WITNESSETH:

WHEREAS, the Borrower was formed for the purpose of taking assignments of, acquiring and holding, various assets, including secured and unsecured consumer loans, amounts received on or in respect of such finance contracts and proceeds of the foregoing;

WHEREAS, the Borrower desires that the Lenders make loans to the Borrower from time to time, the proceeds of which will be used to finance the purchase price of certain secured and unsecured consumer loans as described herein; and

WHEREAS, the Lenders have made and desire to make such loans to the Borrower upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE ONE DEFINITIONS; CONSTRUCTION
Section 1.01. Definitions. Whenever used herein, unless the context otherwise requires, the following words and phrases shall have the following meanings:

“ABL Agent” means Bank of Montreal in its capacity as administrative agent and collateral agent on behalf of the lenders from time to time under the Senior Revolver.

“Account Collateral” means the Accounts, together with all cash, securities, financial assets (as defined in Section 8-102(a)(9) of the UCC) and investments and other property from time to time deposited or credited to the Collection Account and the Reserve Account and all proceeds thereof.

“Account Control Agreement” means the Account Control Agreement relating to the Accounts, dated as of the Closing Date, by and among the Borrower, the Administrative Agent, and WTNA, as securities intermediary.

“Accounts” means the Collection Account and the Reserve Account. “Additional Amount” has the meaning given to such term in Section 2.13(a).
“Adjusted Term SOFR” means, for purposes of any calculation and subject to the provisions of Section 2.18, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if such rate as so determined shall ever be less than the Floor, then such rate shall be deemed to be the Floor.

“Administrative Agent” has the meaning given to such term in the Preamble.

“Advisors” means accountants, attorneys, consultants, advisors, credit enhancers, liquidity providers and Persons similar to the foregoing and the respective directors, officers, employees and managers of each of the foregoing.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Party” means the Administrative Agent, any Lender, any Credit Provider or any of their respective Affiliates.

“Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative to the foregoing.

“Agent” means the agent for a particular Lender Group and “Agents” means all agents for all Lender Groups.

“Aggregate Unpaids” means, as of any date, an amount equal to the sum of (without duplication) (i) the Loans Outstanding, (ii) all accrued but unpaid Interest and (iii) all unpaid Exit Fees, Unused Commitment Fees, Hedge Breakage Costs and other Obligations owed (whether due or accrued) by the Borrower to the Secured Parties, the Administrative Agent, the Backup Servicer, the Securities Intermediary and the Third Party Allocation Agent under this Agreement and the other Basic Documents.

“Agreement” has the meaning given to such term in the Preamble.

“Amortization Period” means the period commencing on the Revolving Period Termination Date and ending on the day on which the Loans Outstanding are reduced to zero and all other Aggregate Unpaids have been paid in full.

“Annual Percentage Rate” or “APR” means, with respect to a Receivable, the rate per annum of finance charges stated in such Receivable as the “annual percentage rate” (within the meaning of the Truth-in-Lending Act of 1968). If, after the Closing Date, the rate per annum with respect to a Receivable as of the related Cutoff Date is reduced (i) as a result of an Insolvency Proceeding involving the related Obligor or (ii) pursuant to the Servicemembers Civil Relief Act or similar State law, “Annual Percentage Rate” or “APR” shall refer to such reduced rate.
“Annualized Net Charge-off Ratio” means, with respect to any Determination Date and the related Collection Period, the product of (i) twelve (12) and (ii) the percentage equivalent of a fraction, (a) the numerator of which is the result of (x) the aggregate outstanding Principal Balance (determined for this purpose, with respect to any Defaulted Receivable, as if such Receivable was not a Defaulted Receivable) of all Receivables that have become Defaulted Receivables during such Collection Period, plus (y) the aggregate amount by which the outstanding Principal Balance of any Receivables (other than Defaulted Receivables) was reduced due to being charged off in accordance with the Collection Policy during such Collection Period, minus (z) the aggregate amount of Monthly Recoveries collected during the related Collection Period, and (b) the denominator of which is the Eligible Receivables Principal Balance as of the last day of the previous Collection Period.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, the Canadian Corruption of Foreign Public Officials Act or any other law, rule, or regulation of any jurisdiction applicable to each of the Borrower, the Servicer and their respective Affiliates from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which each of the Borrower, the Servicer and their respective Affiliates is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including, without limitation, the Patriot Act, the Bank Secrecy Act, as amended by the Patriot Act, and the regulations thereunder, and FINRA Conduct Rule 3011.

“Applicable Law” means, with respect to any Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, but not limited to, the Dodd-Frank Act; the Truth in Lending Act and its implementing regulation, Regulation Z, as these appeared under the Federal Reserve Board and, currently, under the CFPB; the Equal Credit Opportunity Act and its implementing regulation, Regulation B, as these appeared under the Federal Reserve Board and, currently, under the CFPB; the Securities and Exchange Act of 1934; the Fair Credit Reporting Act, including Regulation V; the Fair Credit Billing Act; the Fair Debt Collection Practices Act; the Federal Trade Commission Act; the Servicemembers Civil Relief Act; Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions; state laws paralleling the foregoing federal laws; state usury laws; and state-specific adoptions of the National Consumer Act and the Uniform Consumer Credit Code), and applicable judgments, decrees, injunctions, writs, orders or line actions of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.“Approved Fund” means any Person (other than a natural person) that is administered, advised, serviced or managed by (a) a Lender, (b) a Lender Affiliate or (c) an entity or a Lender Affiliate of an entity that administers, advises, sub-advises, services or manages a Lender or a Lender Affiliate. Without limiting the foregoing, it is understood that any entity administered, advised, sub-advised, serviced or managed by Atlas or any of its affiliates or by Apollo Global Management, Inc. or any of its affiliates shall be an “Approved Fund” with respect to Atlas Securitized Products Funding 1, L.P., Atlas Securitized Products Funding 3, L.P., or, in each case, any of their Lender Affiliates or any Lender within the Atlas Lender Group or any of their Lender Affiliates.

“Assignment and Acceptance” means an assignment and acceptance agreement between a Lender and an assignee, in substantially the form of Exhibit C hereto.

“Assumption Date” means the date, if any, when the Backup Servicer becomes Successor Servicer hereunder.

“Atlas” has the meaning set forth in the Preamble.

“Atlas Agent” means Atlas Securitized Products Administration, L.P., in its capacity as Agent for the Atlas Lender Group.

“Atlas Committed Lender” means each of the committed lenders set forth on the Class A Lender Supplement for the Atlas Lender Group.

“Atlas Lender Group” means the group of Lenders consisting of (i) Atlas Securitized Products Funding 1, L.P., (ii) Atlas Securitized Products Funding 3, L.P., (iii) the Atlas Agent, (iv) each Atlas Committed Lender, and (iv) Apollo Global Management, Inc. and its affiliates.

“Atlas Lender Supplement” means the Class A Lender Supplement for the Atlas Lender
Group.

“Authoritative Copy” means, with respect to any Electronic Contract that constitutes
Electronic Chattel Paper, the authoritative copy thereof, as such term is used in Section 9-105 of the UCC.

“Authorized Officer” means, with respect to any Person other than a natural person, any officer of such Person, including any president, vice president, assistant vice president, treasurer, assistant treasurer, secretary or assistant secretary or any other officer performing functions similar to those performed by such officers.

“Available Amount” means, with respect to any day, the positive amount, if any, by which the Facility Amount exceeds the Loans Outstanding on such day.

“Available Borrowing Capacity” means, as of any day, the aggregate committed borrowing capacity which, as of such date of determination, is undrawn and is then available to be drawn by World Acceptance under the Senior Revolver.

“Available Funds” means, for any Payment Date and the related Collection Period, the sum of (i) all Collections on deposit in the Collection Account, to the extent received during or in respect of such Collection Period and (ii) any Reserve Account Withdrawal Amounts.

“Available Funds Shortfall” means, for any Payment Date and the related Collection Period, the positive difference, if any, of (i) the amount necessary to make all distributions required to be made pursuant to clauses (i) through (iv) of Section 2.08(a) over (ii) Collections on deposit in the Collection Account, to the extent received during or in respect of such Collection Period.

“Available Tenor” means, as of any date of determination and with respect to the then- current Benchmark, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date.

“Backup Servicer” has the meaning given to such term in the Preamble.
“Backup Servicer Termination Notice” has the meaning given to such term in Section 8.04. “Backup Servicing Fee” means the fee payable to the Backup Servicer on each Payment
Date in accordance with Section 2.11(c), which fee shall be equal to $3,500 and other amounts payable pursuant to the Backup Servicer fee schedule.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the U.K. Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the United States Bankruptcy Code (Title 11 of the United States Code).

“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Floor, (ii) the Prime Rate in effect on such day, (iii) the Federal Funds Rate in effect on such day plus 1.00% and (iv) Adjusted Term SOFR for a one (1)-month tenor in effect on such day plus 0.50%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, respectively.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Basel II” means the second Basel Accord issued by the Basel Committee on Banking Supervision.

“Basel III” means the third Basel Accord issued by the Basel Committee on Banking Supervision.

“Basic Documents” means this Agreement, the Purchase Agreement, the Omnibus Distribution and Assignment Agreement, each Receivables Assignment, the Master Subservicing Agreement, the Electronic Vault Services Agreement, the Electronic Collateral Control Agreement, each Note, the Fee Letter, the Account Control Agreement, the Intercreditor Agreement, the Security Agreement, the Limited Guaranty, each Hedging Agreement, the WTNA Fee Letter and any other document, certificate, opinion, agreement or writing delivered pursuant to, or the execution of which is necessary or incidental to carrying out the transactions contemplated by, this Agreement or any of the other foregoing documents.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 2.18.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(b)the sum of (a) Daily Simple SOFR and (b) 0.11448% (11.448 basis points);

1)the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent in its commercially reasonable discretion as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a replacement benchmark rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar denominated asset-backed lending transactions substantially similar hereto at such time and (b) the related Benchmark Replacement Adjustment;

provided, that, (i) if the Benchmark Replacement as determined pursuant to clause
(1)or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Basic Documents.

“Benchmark Replacement Adjustment” means, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent in its commercially reasonable discretion, in consultation with the Borrower, giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark

Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for asset-backed lending transactions substantially similar hereto at such time; provided that, in the case of clause (b) above, such adjustment is displayed on a screen or other information service that publishes such adjustment from time to time as selected by the Administrative Agent in its commercially reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides, in its commercially reasonable discretion, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, in its commercially reasonable discretion, is reasonably necessary in connection with the administration of this Agreement and the other Basic Document).

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date and time shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and
(ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark

(or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to such Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then- current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to such Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark

Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety
(90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Basic Document in accordance with Section 2.18 ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Basic Document in accordance with Section 2.18.

“Benefit Plan” means (i) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, (ii) plans described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh Plans that are not exempt under Section 4975(g) of the Code and (iii) any entities whose underlying assets include Plan Assets by reason of a plan’s investment in such entities.

“Borrower” has the meaning given to such term in the Preamble.

“Borrower Basic Documents” means all Basic Documents to which the Borrower is a party or by which it is bound.

“Borrower Operating Account” means the account of the Borrower which is identified by account number [*****] and ABA number [*****].

“Branch Assisted Electronic Receivable” means a Receivable entered into by an applicant who is a World Acceptance branch-originated borrower, with respect to which the loan documentation is signed using CryptonMobile, LLC technology.
“Branch Receivable” means a Receivable that is a branch-originated receivable. “Breakage Costs” means such amount or amounts as shall compensate any Lender for any administrative loss, cost or expense (but excluding lost profits) incurred by such Lender (as reasonably determined by such Lender) as a result of (a) any prepayment of a Loan (and interest thereon) other than on a Payment Date or (b) any failure by the Borrower to draw on a Funding

Date in an amount set forth in the related Funding Request (including, without limitation, as a result of a failure to satisfy any condition to such funding as set for in Sections 2.01, 4.02 and 4.03).

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banking institutions are not required or authorized to be closed in New York, NY, Greenville, South Carolina and Wilmington, Delaware.

“Cash Equivalents” means any of the following, to the extent owned free and clear of all Liens (other than Liens arising to the extent such Cash Equivalents are (a) on deposit in the Master Collection Account and subject to a Lien in favor of the Intercreditor Agent, subject to the terms of the Intercreditor Agreement, Security Agreement and Master Deposit Account Control

Agreement, or (b) on deposit in a World Bank Account (Local) and subject to a Lien in favor of the ABL Agent pursuant to the Senior Revolver, and subject to the Intercreditor Agreement, but not subject to any control agreement or similar instrument that establishes dominion or control over any such World Bank Account (Local)): (i) securities with maturities of ninety (90) days or less from the date of acquisition, issued or fully guaranteed by the United States government or any agency thereof, (ii) certificates of deposit and Eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (iii) repurchase obligations of any commercial bank satisfying the requirements of clause (ii) above, having a term of not more than seven (7) days with respect to securities issued or fully guaranteed or insured by the United States government, (iv) commercial paper of a domestic issuer rated at least “A-1” or the equivalent thereof by Standard & Poor’s or “Prime-1” or the equivalent thereof by Moody’s or “R-1 (mid)” or the equivalent thereof by DBRS Morningstar and in either case maturing within ninety (90) days after the day of acquisition, (v) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any State or commonwealth or territory of the United States, by any political subdivision or taxing authority of any such State, commonwealth or territory or by any foreign government, the securities of which State, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by Standard & Poor’s or DBRS Morningstar or “A2” by Moody’s, (vi) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (ii) above, (vii) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (i) through (vi) above or (viii) investments in money market or common trust funds having a rating from each of Moody’s and Standard & Poor’s in the highest investment category for short-term unsecured debt obligations or certificates of deposit granted thereby.

“Certificate of Formation” means the certificate of formation of the Borrower filed in the State of Delaware, dated as of June 24, 2024.

“CFPB” means the U.S. Consumer Financial Protection Bureau.

“Change in Control” means the occurrence of any of the following: (i) any Person or group of Persons (within the meaning of Sections 13 or 14 of the Exchange Act), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the total outstanding voting equity interests of World Acceptance on a fully-diluted basis (and taking into account all such equity interests that such Person or group of Persons has the right to acquire pursuant to any option right) or (ii) the failure of World Acceptance to own, directly or indirectly and free and clear of Liens, all of the outstanding voting equity (including membership) interests of the Borrower.

“Class A Aggregate Commitment” means, as of any day, the sum of the Commitments of each Lender Group consisting of Class A Lenders.

“Class A Committed Lender” means any Lender that is designated as a Class A Committed Lender in a Class A Lender Supplement or in the Assignment and Acceptance pursuant to which it became a party to this Agreement, and any assignee of such Lender to the extent of the portion of such Lender Group’s Commitment assumed by such assignee pursuant to its respective Assignment and Acceptance.

“Class A Conduit Lender” means any Lender that is designated as a “Conduit Lender” in the Class A Lender Supplement or in the Assignment and Acceptance pursuant to which it became a party to this Agreement, and any assignee of such Lender to the extent of the portion of its Lender Group’s Commitment assumed by such assignee pursuant to its respective Assignment and Acceptance.

“Class A Lender” means (i) any Class A Committed Lender or (ii) any Class A Conduit Lender.

“Class A Lender Supplement” means the information set forth in Schedule A to this Agreement with respect to each Class A Lender in the Atlas Lender Group relating to payment and notice information and setting forth the identity and related Commitment of each such Class A Lender. With respect to the Class A Lender Supplement for any Lender Group other than the Atlas Lender Group, such Class A Lender Supplement shall contain substantially similar information.

“Class A Loan” has the meaning given to such term in Section 2.01(a).

“Class A Monthly Principal Payment Amount” means, with respect to any Payment Date, the amount (or such lesser amount as then available pursuant to Section 2.08(a)(iv)), if any, necessary to reduce the Loans Outstanding that are Class A Loans so that they equal the Total Borrowing Base as of such Payment Date.

“Class A Note” means a Note evidencing a Class A Loan. “Closing Date” means September 29, 2025.
“Code” means the U.S. Internal Revenue Code of 1986. “Collateral” has the meaning given to such term in Section 3.01(a).

“Collection Account” means a segregated trust account established or caused to be established by the initial Servicer with the Securities Intermediary, for the benefit of the Secured Parties, into which all Collections shall be deposited.

“Collection Period” means, with respect to any Payment Date, the immediately preceding calendar month (or, in the case of the first Payment Date, the period from and including the initial Cutoff Date through and including the last day of the calendar month immediately preceding the first Payment Date).

“Collection Policy” means with respect to (i) the initial Servicer and any Subservicer, the customary servicing practices of World Acceptance attached hereto as Exhibit E and (ii) any Successor Servicer, the customary servicing practices of such Successor Servicer, in each case as such customary servicing practices may be changed from time to time pursuant to this Agreement.

“Collections” means, with respect to any Collection Period and the related Payment Date,
(i)all cash collections and other cash proceeds of any Receivable or any other Collateral received by the Servicer (including from an Originator, the Borrower or a Subservicer) from or on behalf of any Obligor in payment of any amounts owed in respect of such Receivable, including Release Amounts deposited in the Collection Account pursuant to Sections 5.05 and 7.03(c), investment earnings in the Collection Account and the Reserve Account and Liquidation Proceeds, (ii) any other funds received by the Servicer (including from an Originator, the Borrower or any Subservicer) with respect to any Receivable (exclusive of ancillary fees (other than extension fees and late fees) which may be retained by the Servicer or the related Subservicer) or any other Collateral, (iii) all payments received by the Borrower pursuant to any Hedging Agreement or Hedge Transaction and (iv) all amounts received as proceeds of the Collateral sold pursuant to Section 9.02(iii); in each case received during or in respect of such Payment Date and Collection Period.

“Commercial Paper Notes” means any short-term promissory notes issued by or on behalf of a Conduit Lender with respect to financing any Loan hereunder.

“Commitment” means, with respect to any Lender Group as of any day, the commitment of such Lender Group to fund Loans in an aggregate amount not to exceed the amount set forth with respect to such Lender Group in the Class A Lender Supplement, as such amount may be modified in accordance with the terms hereof.

“Committed Lender” or “Committed Lenders” means (a) collectively, the Class A Committed Lenders, and (b) individually, a Class A Committed Lender.

“Commodity Exchange Act” means the U.S. Commodity Exchange Act of 1936. “Compounded SOFR” means, with respect to any U.S. Government Securities Business
Day:

(1)the applicable compounded average of SOFR for the Corresponding Tenor as published on the SOFR Administrator’s Website on such U.S. Government Securities Business Day at the SOFR Determination Time; or

(2)if the rate specified in (1) above does not so appear, the applicable compounded average of SOFR for the Corresponding Tenor as published on the SOFR Administrator’s Website in respect of the first preceding U.S. Government Securities Business Day for which such rate appeared on the SOFR Administrator’s Website.

“Compounded SOFR Transition Event” means the election by the Administrative Agent following the determination by the Administrative Agent in its commercially reasonable discretion that Compounded SOFR (a) has been (x) applied in any asset-backed lending transaction substantially similar hereto where the Administrative Agent or one of its affiliates is a lender or (y) adopted by a significant number of market participants for use in asset-backed lending transactions substantially similar hereto, and (b) is operationally, administratively and technically feasible for the Administrative Agent.
“Concentration Limits” means, as of any day, based on the aggregate Eligible Receivables Principal Balance of the related type of Receivables:

(i)based on the State in which such Receivable was originated, the State with the highest aggregate Eligible Receivables Principal Balance does not account for Receivables constituting more than 37.50% of the aggregate Eligible Receivables Principal Balance;

(ii)based on the State in which such Receivable was originated, the three (3) States with the highest aggregate Eligible Receivables Principal Balance do not, in the aggregate, account for Receivables constituting more than 75.00% of the aggregate Eligible Receivables Principal Balance;

(iii)based on the State in which such Receivable was originated, no individual State other than the three (3) States with the highest aggregate Eligible Receivables Principal Balance accounts for Receivables constituting more than 15.00% of the aggregate Eligible Receivables Principal Balance;

(iv)no more than 5.00% of the aggregate Eligible Receivables Principal Balance relates to Receivables that have received or were subject to extensions during the immediately preceding Collection Period;

(v)no more than 15.00% of the aggregate Eligible Receivables Principal Balance relates to Receivables for which, at the time of origination of the related Receivables, the related Obligors had a Credit Score of less than 541;

(vi)no more than 35.00% of the aggregate Eligible Receivables Principal Balance relates to Receivables for which, at the time of origination of the related Receivables, the related Obligors had a Credit Score of less than 581;

(vii)no more than 60.00% of the aggregate Eligible Receivables Principal Balance relates to Receivables for which, at the time of origination of the related Receivables, the related Obligors had a Credit Score of less than 621;

(viii)no more than 85.00% of the aggregate Eligible Receivables Principal Balance relates to Receivables for which, at the time of origination of the related Receivables, the related Obligors had a Credit Score of less than 661;

(ix)no more than 7.50% of the aggregate Eligible Receivables Principal Balance relates to Receivables that are Unsecured Receivables;

(x)the weighted average Credit Score of all Obligors with respect to the Receivables shall not be less than 610;

(xi)the weighted average original term to maturity of all Receivables that are Small Loans shall not be greater than twenty-four (24) months;

(xii)no more than 15.00% of the aggregate Eligible Receivables Principal Balance relates to Receivables that are Small Loans that have an original term to maturity greater than twenty-four (24) months;

(xiii)the weighted average original principal balance of all Receivables that are Small Loans shall be less than or equal to $2,250;

(xiv)the weighted average original term to maturity of all Receivables that are Large Loans shall not be greater than thirty-six (36) months;

(xv)no more than 20.00% of the aggregate Eligible Receivables Principal Balance relates to Receivables that are Large Loans that have an original term to maturity greater than thirty-six (36) months;

(xvi)the weighted average original principal balance of all Receivables that are Large Loans and are not Unsecured Receivables shall be less than or equal to $6,500;

(xvii)the weighted average original principal balance of Receivables that are Large Loans and are Unsecured Receivables shall be less than or equal to $4,500;

(xviii)the weighted average APR (by Principal Balance) of all Receivables shall not be less than 30.00%;

(xix)no more than 1.0% of the aggregate Eligible Receivables Principal Balance relates to Receivables for which the related Contract is a Modified Contract;

(xx)no more than 3.0% of the aggregate Eligible Receivables Principal Balance relates to Receivables that are Delinquent Receivables (30+ Days) but that are not Delinquent Receivables (60+ Days);

(xxi)no more than 5.0% of the aggregate Eligible Receivables Principal Balance relates to Receivables that are Online Originated Receivables relating to current or former

Obligors, and, for the avoidance of doubt, no more than 1.0% of the aggregate Eligible Receivables Principal Balance relates to Receivables that are Online Originated Receivables relating to new Obligors that are not current or former Obligors; and

(xxii)no more than 5.0% of the aggregate Eligible Receivables Principal Balance relates to Receivables for which the related Contract is subject to a Permitted Deferral.

“Conduit Lender” or “Conduit Lenders” means (a) collectively, the Class A Conduit Lenders, and (b) individually, a Class A Conduit Lender.

“Confidential Information” means any information with respect to World Acceptance, the Servicer, the Borrower, the Originators, the Relevant Assignees and their respective businesses and financial information, the Obligors, the Receivables and other Collateral and includes (i) information transmitted in written, oral, magnetic or any other medium (including, for the avoidance of doubt, any information relating to World Acceptance in its capacity as guarantor pursuant to the Limited Guaranty), (ii) all copies and reproductions, in whole or in part, of such information and (iii) all summaries, analyses, compilations, studies, notes or other records to the extent such contain, reflect or are generated from such information; provided, that Confidential Information does not include, with respect to a Person, information that (a) was already known to such Person and such knowledge was not obtained from the disclosing party under confidentiality obligations still binding on such Person, (b) is or has become part of the public domain through no act or omission of such Person in breach of Article Fourteen hereof, (c) is or was lawfully disclosed to such Person without restriction on disclosure by a third party, (d) is or was developed independently by such Person or (e) is or was lawfully and independently provided to such Person, from a third party who is not known by such Person to be in breach of an obligation of confidentiality to the disclosing party by disclosing such information.

“Continued Errors” has the meaning given to such term in Section 7.08(e).

“Contract” means, with respect to any Receivable, any non-revolving personal loan contract executed by an Obligor under which an extension of credit by an Originator was made in the ordinary course of business to such Obligor, which contract contains the terms and conditions applicable to such Receivable and any applicable truth in lending disclosure statements related thereto, and which (i) World Acceptance has acquired directly or indirectly from a direct or indirect Subsidiary of World Acceptance pursuant to the Omnibus Distribution and Assignment Agreement or in connection with a Securitization; and (ii) the Borrower has acquired from World Acceptance pursuant to the Purchase Agreement and has included as part of the Collateral hereunder.

“Contractual Obligation” means, with respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.

“Consolidated Net Income” means, with reference to any period and any Person, the net income (or loss) of such Person and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.

“Convenience Check” means a personal loan originated through World Acceptance’s convenience check direct mail campaigns.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Credit Facility” means any of the committed loan facilities, lines of credit, letters of credit and other forms of credit enhancement available to the Conduit Lenders that are not Liquidity Facilities.

“Credit Policy” means the policies and practices of World Acceptance as revised from time to time in accordance with this Agreement and as attached hereto as Exhibit D.

“Credit Provider” means any provider of a Credit Facility or Liquidity Facility. “Credit Score” means either a FICO® Score or a VantageScore.
“CSC” means CSC Trustees Limited.

“Cutoff Date” means, with respect to (a) Receivables transferred to the Borrower on each Funding Date, the close of business on such date as shall be identified as the Cutoff Date in the related Funding Request and (b) Substitute Receivables, the close of business on such date as shall be identified as the Cutoff Date in the related Receivables Assignment.

“Daily Simple SOFR” means, for any day, SOFR, with conventions (including, without limitation, a lookback) established by the Administrative Agent in its commercially reasonable discretion (but in consultation with the Borrower) in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that, if the Administrative Agent determines that any such convention is not administratively, operationally, or technically feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its commercially reasonable discretion (but in consultation with the Borrower).

“DBRS Morningstar” means DBRS, Inc.

“Debt to Tangible Net Worth” means, as of any day, the ratio of Funded Debt to Tangible Net Worth.

“Defaulted Receivable” means, any Receivable (i) with respect to which any amount of any Scheduled Payment thereon remains unpaid for greater than one hundred twenty (120) days after the related due date for such payment or (ii) which has been charged off in full or in part by the Servicer (as reflected in the records of the Servicer) in accordance with the Collection Policy. For purposes of computing the Eligible Receivables Principal Balance, the Principal Balance of

any Receivable that becomes a “Defaulted Receivable” will be deemed to be zero as of the date it becomes a “Defaulted Receivable”.

“Defaulted Receivable Release Price” means, with respect to any Defaulted Receivable to be sold to a third party in accordance with the Collection Policy pursuant to Section 5.05(d), an amount equal to the Liquidation Proceeds expected to be received by the Servicer in connection the sale of such Defaulted Receivable to a third party.

“Delinquency Ratio (30+ Days)” means, with respect to any Collection Period, commencing with the Collection Period in which the initial Funding Date occurs, the percentage equivalent of a fraction, (i) the numerator of which is equal to the aggregate Principal Balance of all Delinquent Receivables (30+ Days) as of the last day of such Collection Period and (ii) the denominator of which is equal to the aggregate Principal Balance of all Eligible Receivables as of the last day of such Collection Period.

“Delinquent Receivables (30+ Days)” means a Receivable, other than a Defaulted Receivable, with respect to which greater than 10% of any Scheduled Payment thereon remains unpaid for greater than thirty (30) days from the related due date.

“Delinquent Receivables (60+ Days)” means a Receivable, other than a Defaulted Receivable, with respect to which greater than 10% of any Scheduled Payment thereon remains unpaid for greater than sixty (60) days from the related due date.

“Delinquent Renewal” means, with respect to any Receivable that has a payment that is more than forty-five (45) days contractually past due, a transaction in which a new non-revolving personal loan originated pursuant to a Contract is entered into between an Originator and a Obligor, which new non-revolving personal loan (x) refinances such Receivable in full or in part, and (y) may also extend additional financing to such Obligor.

“Derivatives” means any (i) exchange-traded or over-the-counter forward, future, option, swap, cap, collar, floor or foreign exchange contract or any combination of the foregoing, whether for physical delivery or cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) similar transaction, contract, instrument, undertaking or security or (iii) transaction, contract, instrument, undertaking or security containing any of the foregoing.

“Determination Date” means, with respect to any Payment Date and the related Collection Period, the last day of such Collection Period.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173).

“Dollars” or “$” means the lawful currency of the United States.
“Dominion Period” has the meaning given to such term in the Intercreditor Agreement. “Early Adoption Increased Costs” means charges or compensation sought from the

Borrower by an Affected Party under Section 2.12(a) in anticipation of a Regulatory Change (including the imposition of internal charges on such Affected Party’s interests or obligations under this Agreement) in connection with such measures, in advance of the effective date of such Regulatory Change.

“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority,
(ii)any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority (including any delegee) of any EEA Member Country having responsibility for the resolution of any EEA Financial Institution.

“Electronic Chattel Paper” shall have the meaning specified in Article 9 of the UCC.

“Electronic Collateral” has the meaning specified in the Electronic Collateral Control Agreement.

“Electronic Collateral Control Agreement” means that certain Electronic Collateral Control Agreement, dated as of the Closing Date, by and among Atlas, as Administrative Agent, for itself and other Secured Parties, the Borrower, as debtor, and the Electronic Vault Provider.

“Electronic Contract” shall mean a Contract that was electronically executed and authenticated; provided, that an Electronic Contract that has been Exported shall not constitute an Electronic Contract. For the avoidance of doubt, each Online Originated Receivable shall be an Electronic Contract.

“Electronic Vault” shall mean the electronic vault wherein custody of Electronic Contracts shall be maintained in electronic form by the Servicer (in its capacity as custodian under this Agreement) (or any successor servicer), in each case, through a third-party Electronic Vault Provider that enables electronic contracting pursuant to the Electronic Vault Services Agreement.

“Electronic Vault Provider” shall mean eOriginal, Inc., a Delaware corporation, and any successor or replacement third-party provider of the technology platform on which the Electronic Vault operates acting in such capacity with the consent of the Administrative Agent (with the written consent of the Required Lenders).

“Electronic Vault Services Agreement” shall mean that certain Order Form, with an “Order Start Date” of July 31, 2022, by and between World Acceptance and the Electronic Vault

Provider, as supplemented by that certain Order Form dated May 30, 2025, by and between World Acceptance and the Electronic Vault Provider.

“Electronic Vault System” shall mean the electronic vault system provided by the Electronic Vault Provider pursuant to the Electronic Vault Services Agreement or such other electronic system provider as may be mutually agreed upon by the Borrower, World Acceptance and the Administrative Agent (with the written consent of the Required Lenders) that enables electronic contracting.

“Eligible Pool Balance” means, as of any date of determination, (i) the sum of the aggregate Eligible Receivables Principal Balance as of the immediately preceding Determination Date (or as of such date of determination if such date is a Determination Date, minus (ii) any Excess Concentration Amounts as of such date of determination, minus (iii) the aggregate Principal Balance of all Eligible Receivables that are Defaulted Receivables or Delinquent Receivables (60+ Days) as of the immediately preceding Determination Date (or as of such date of determination if such date is a Determination Date.

“Eligible Receivable” has the meaning assigned thereto in Schedule B hereto.

“Eligible Receivables Principal Balance” means, on any date of determination, the sum of the Principal Balances of all of the Receivables (or if indicated by the context, a specified portion of the Receivables) that are Eligible Receivables as of the immediately preceding Determination Date (or as of such date of determination if such date is a Determination Date) or, in the case of Receivables transferred to the Borrower after such Determination Date, as of the related Cutoff Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (ii) trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower or (iii) solely for purposes of Section 302 of ERISA and Section 412 of the Code, member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any trade or business described in clause (ii) above.

“Errors” has the meaning given to such term in Section 7.08(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning given to such term in Section 9.01(a).

“Excess Concentration Amounts” means, without duplication, the aggregate Eligible Receivables Principal Balance of Receivables that cause the applicable Concentration Limits to not be met.

“Excess Spread Percentage” means, with respect to any Collection Period, the excess of
(1)the weighted average APR of the Eligible Pool Balance as of the last day of such Collection Period, over (2) the annualized fraction (expressed as a percentage) (a) the numerator of which is the sum of (A) the amount necessary to make all distributions required to be made pursuant to clauses (i) and (ii) of Section 2.08(a) on the related Payment Date plus (B) the aggregate amount by which the outstanding Principal Balances of any Receivables were reduced due to being charged off in accordance with the Collection Policy during such Collection Period, minus (z) the aggregate amount of Monthly Recoveries collected during the related Collection Period, and (b) the denominator of which is (x) for any Collection Period during which no Securitization occurred, the Eligible Pool Balance as of the first day of such Collection Period or (y) for any Collection Period during which a Securitization occurred, the weighted average Eligible Pool Balance during such Collection Period. Notwithstanding the foregoing, for purposes of calculating the Excess Spread Percentage for the first Determination Date, the related “Collection Period” shall mean the period from the Closing Date to October 31, 2025 and for purposes of clause (x) hereof, “the first day of such Collection Period” shall mean the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes imposed in lieu of net income Taxes or branch profits Taxes imposed, by the United States (or any political subdivision thereof), or any other jurisdiction (or any political subdivision thereof), (a) as a result of the recipient being organized in, or having its principal office or applicable lending office located in the jurisdiction imposing such Tax or any political subdivision thereof) or (b) as a result of such Taxes being Other Connection Taxes, (ii) any United States withholding Tax imposed by reason of a Secured Party’s failure to provide to the Borrower the documents set forth in Section 2.13(e) or to maintain or update such documents in accordance with the terms thereof, (iii) any United States federal withholding Taxes that would be imposed on amounts payable to a Secured Party or other recipient under a Basic Document based upon the applicable withholding rate in effect at the time such Secured Party or other recipient becomes a party to such Basic Document (or designates a new lending office), except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Secured Party’s or recipient’s assignor immediately before such Secured Party or recipient became a party hereto or to such Secured Party or recipient immediately before it changed its lending office and (iv) any Taxes imposed pursuant to or as a result of FATCA.

“Exit Fee” has the meaning given to that term in the Fee Letter.

“Exported” means, with respect to a Contract, the Servicer (acting at the written direction of the Administrative Agent) or the Administrative Agent has decommissioned the related Electronic Contract and the Authoritative Copy (in the case of an Electronic Contract that constitutes Electronic Chattel Paper) or the electronically authenticated original record (in the case of an Electronic Contract that does not constitute Electronic Chattel Paper), as applicable, of such Contract is printed out pursuant to a “Paper Out”™ within the meaning specified in the System Description. “Export” and “Exporting” shall have corollary meanings.

“Facility Amortization Event” means the occurrence of any of the following events:

(i)a Level II Trigger Event;

(ii)a Servicer Termination Event;

(iii)an Event of Default; or

(iv)at any time, (i) World Acceptance, its management, its employees or its affiliates make a decision or determination, whether publicly announced or not, that it will no longer originate or service Receivables which are materially similar to the Eligible Receivables, (ii) World Acceptance ceases to originate or service Receivables which are materially similar to Eligible Receivables for a period of two (2) consecutive months, or (iii) World Acceptance originates or services Receivables which are materially similar to Eligible Receivables less than $5,000,000 in unpaid principal balance of Receivables which are materially similar to Eligible Receivables for three (3) consecutive months.

“Facility Amount” means, on any date of determination, (i) prior to the Revolving Period Termination Date, the Class A Aggregate Commitment on such day and (ii) on and after the Revolving Period Termination Date, the Loans Outstanding.

“Facility Termination Date” means the date on or following the Revolving Period Termination Date on which the Aggregate Unpaids have been indefeasibly paid in full.

“FATCA” means Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any laws, rules or regulations applicable to any intergovernmental agreement enacted pursuant to the foregoing.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal for each day during such period to the weighted average of the federal funds rates as reported in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m., New York City time, on such day.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letter” means the fee letter, dated as of the Closing Date, by and among the Borrower,the Servicer, the Administrative Agent and the initial Committed Lender, setting forth, among other things, the Margin, the Step-Up Margin, the Upfront Fee, Exit Fee, the Utilization Make- Whole Fee, and the Unused Commitment Fee Rate.

“FICO® Score” means a credit score created by Fair Isaac & Corporation, or any successor thereto; provided that, in the case of a Receivable with two (2) Obligors, such score is based on the higher of the two (2) FICO® scores at origination.

“Financial Covenants” means, as of the last day of any Collection Period, (i) World Acceptance’s Tangible Net Worth is not less than $305,000,000, (ii) World Acceptance’s Debt to Tangible Net Worth is not greater than 2.25 to 1.00, (iii) World Acceptance’s Liquidity Amount is not less than $35,000,000, and (iv) World Acceptance, on a consolidated basis, has unrestricted cash and unrestricted Cash Equivalents of not less than $5,000,000.

“FinCEN” means the U.S. Department of the Treasury’s Financial Crimes Enforcement Network.

“Floor” means 1.00%.

“Formation Documents” means the limited liability company agreement of the Borrower and the Certificate of Formation.

“Funded Debt” means, with respect to World Acceptance on a consolidated basis in accordance with GAAP, on any day, without duplication, the following Indebtedness of such World Acceptance: (i) all indebtedness or guarantees of World Acceptance for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or which is evidenced by a note, bond, debenture or similar instrument or which accrue interest or are a type upon which interest charges are customarily paid; (ii) all liabilities secured by any Lien on any property owned by World Acceptance even though World Acceptance has not assumed or otherwise become liable for the payment thereof (provided that the amount of such liabilities included as Funded Debt shall be the lesser of the amount of such liabilities and the fair market value of the property of World Acceptance securing such liabilities); (iii) the net amount of all indebtedness, obligations or liabilities of World Acceptance in respect of Derivatives; (iv) all obligations, contingent or otherwise, of World Acceptance as an account party in respect of undrawn letters of credit and undrawn letters of guaranty; (v) all obligations, contingent or otherwise, of World Acceptance in respect of bankers’ acceptances; and (vi) guaranties of any of the foregoing.

“Funding Date” means each Business Day on which a Loan is made and Receivables are added to the Collateral in connection with such Loan.

“Funding Request” means a written notice from the Borrower requesting a Loan and including the items required by Section 2.01(b), substantially in the form of Exhibit A hereto.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Georgia Branch Receivables” has the meaning given to such term in Section 14.18(b).

“Georgia Branch Eligibility Date” has the meaning given to such term in Section 14.18(b).

“Governmental Authority” means, with respect to any Person, any nation or government, any State or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any bank examiner, any central bank or comparable agency and any court or arbitrator having jurisdiction over such Person.

“Gramm-Leach-Bliley Act” means the Financial Services Modernization Act of 1999 (Pub. L. 106-102, 113 Stat. 1338).

“Hard Secured Receivable” means a Receivable that is, as of the date of the origination thereof, secured by a lien on one or more Titled Assets.

“Hedge Breakage Costs” means the sum of the Senior Hedge Breakage Costs and the Subordinated Hedge Breakage Costs.

“Hedge Collateral” means all of the rights of the Borrower, whether now existing and hereafter acquired, in and to all Hedging Agreements, Hedge Transactions and all present and future amounts payable by all Hedge Counterparties to the Borrower under or in connection with such Hedging Agreements and Hedge Transactions with such Hedge Counterparties.

“Hedge Counterparty” means any entity that on the date of entering into any Hedge Transaction (1) is an Affiliate of the Agent for the Atlas Lender Group or (2) (i) is an interest rate hedge provider that has been approved in writing by the Administrative Agent, acting at the direction of the Required Lenders (which approval shall not be unreasonably withheld), (ii) whose debt ratings satisfy each of the Long-Term Rating Requirement and the Short-Term Rating Requirement and (iii) who agrees that in the event that Moody’s, DBRS Morningstar or Standard & Poor’s reduces its long-term unsecured debt rating below the Long-Term Rating Requirement or its short-term unsecured debt rating below the Short-Term Rating Requirement, it shall, within five (5) Business Days, (a) transfer its rights and obligations under each Hedge Transaction to another entity that meets the requirements of this definition and has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer, (b) obtain a guarantee of all its obligations under each Hedge Transaction to which it is party, for the benefit of the Borrower, from a Person that satisfies each of the Long-Term Rating Requirement and the Short-Term Rating Requirement or (c) post collateral in an amount and form and upon such terms as are satisfactory to the Required Lenders. Each Hedge Counterparty must consent to the assignment of the Borrower’s rights under the Hedging Agreement to the Administrative Agent pursuant to Section 6.03(b).

“Hedge Transaction” means each interest rate hedge transaction between the Borrower and a Hedge Counterparty entered into pursuant to Section 6.03(a) and governed by a Hedging Agreement.

“Hedging Agreement” means each agreement between the Borrower and a Hedge Counterparty which governs one or more Hedge Transactions entered into pursuant to Section 6.03(a), which shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto, any applicable Credit Support Annex and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction, in form and substance satisfactory to the Required Lenders. For the avoidance of doubt, a long form confirmation that incorporates a Master Agreement and any applicable Credit Support Annex by reference and includes terms that, if accompanying a Master Agreement or Credit Support Annex, would be included in the Schedule to the Master Agreement or paragraph 13 of the Credit Support Annex shall be considered a Hedging Agreement.

“Indebtedness” means, with respect to any Person and any day, without duplication, (i) all indebtedness or guarantees of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or which is evidenced by a note, bond, debenture or similar instrument, (ii) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (iii) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (iv) all indebtedness, obligations or liabilities of that Person in respect of Derivatives, (v) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (vi) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided, that “Indebtedness” shall not include any obligations of such Person under any leases.

“Indemnified Amounts” has the meaning given to such term in Section 10.01. “Indemnified Party” has the meaning given to such term in Section 10.01.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or for the account of the Borrower under this Agreement, and (b) to the extent not covered in (a) above, Other Taxes.

“Independent Manager” means an individual who (a) for the five-year period prior to his or her appointment as Independent Manager of the Borrower has not been, and is not at the time of such appointment or during the continuation of his or her service as Independent Manager, any of the following: (i) an employee, director, stockholder, member, partner, attorney or counsel, or officer of any World Acceptance Entity or any of their Affiliates (other than as an independent manager, springing member or special member thereof); (ii) a customer or supplier or creditor or other Person who derives any of its purchases or revenues from its activities with any World Acceptance Entity or any of their Affiliates; or (iii) any member of the immediate family of or Person controlling or under common control with any Person excluded from serving as Independent Manager in (i) or (ii), (b) has prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state bankruptcy or insolvency law and (c) is employed by Maples Fiduciary Services (Cayman) Limited, Global Securitization Services Inc., CT Corporation, Corporation Service Company, National Registered Agents, Inc., Circumference FS (USA) Inc., Stewart Management Company, LordSPV, a TMF Group Company, or, if none of those companies is then providing professional independent directors, independent managers or independent trustees, another nationally recognized company, in each case, that provides professional independent directors, independent managers or independent trustees and other corporate services in the ordinary course of its business and is reasonably acceptable to the Required Lenders.

“Ineligibility Period” has the meaning given to such term in the Fee Letter. “Initial Loan” means the first Loan made on or after the Closing Date.

“Initial Loan Date: means the date on which the conditions set forth in Section 4.02 and Section 4.03 are satisfied and on which the Initial Loan is made.

“Initial Receivables” means the Receivables that become a part of the Collateral in connection with the Initial Loan.

“Insolvency Event” means, with respect to any Person, (i) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days or (ii) the commencement by such Person of a voluntary case under any Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such Insolvency Law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of such action by such Person in furtherance of any of the foregoing.
“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization, suspension of payments, marshaling of assets and liabilities or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” means, with respect to any Person, any bankruptcy, insolvency, arrangement, rearrangement, conservatorship, moratorium, suspension of payments, readjustment of debt, reorganization, receivership, liquidation, marshaling of assets and liabilities or similar proceeding of or relating to such Person under any Insolvency Laws.

“Instrument” means any “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper.

“Integrity Check” shall have the meaning ascribed to such term in the System Description.

“Intercreditor Agent” means Bank of Montreal in its capacity as collateral agent under the Security Agreement and the Intercreditor Agreement, and its successors and assigns in such capacity.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, by and among World Acceptance, in its individual capacity and in its capacity as “servicer” (as defined therein), Bank of Montreal, as ABL Agent and as Intercreditor Agent, CSC, as pre- approved third-party allocation agent, Atlas, as administrative agent for the WFC Receivables I Warehouse Facility (as defined in the Intercreditor Agreement), the Borrower, as special purpose subsidiary for the WFC Receivables I Warehouse Facility (as defined in the Intercreditor Agreement), and acknowledged and agreed to by the “World Borrower” (as defined therein), each Originator as a “World Guarantor” (as defined therein), and each “Special Purpose Subsidiary” (as defined therein) party thereto and the other parties joined thereto from time to time.

“Interest” means, for any Interest Period and each Loan outstanding during such Interest Period, interest on the Principal Amount of such Loan computed pursuant to Section 2.07; provided, however, that (i) no provision of this Agreement shall require or permit the collection of Interest in excess of the Maximum Lawful Rate and (ii) no portion of any payment of Interest shall be considered to have been paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Period” means, (i) as to the initial Payment Date, the period beginning on, and including, the Initial Loan Date and ending on, and including, October 31, 2025 and (ii) as to any subsequent Payment Date, the period beginning on, and including, the first day of the calendar month immediately preceding such Payment Date and ending on, and including, the last day of such calendar month; provided, that the final Interest Period shall begin on, and include, the first day of the calendar month containing the Facility Termination Date and shall end on the Facility Termination Date.

“Interest Rate” means, with respect to any Loan and any day in an Interest Period, a per annum rate equal to (i) on such day (a) prior to the occurrence of a Benchmark Transition Event, the sum of the Benchmark and the Benchmark Replacement Adjustment, and (b) upon the occurrence of a Benchmark Transition Event, (1) prior to a Benchmark Transition Start Date, the replacement rate determined by the Administrative Agent pursuant to the last sentence of Section 2.18(a), and (2) on and after a Benchmark Transition Start Date, the Benchmark Replacement; provided, however, if the rate as determined pursuant to this clause (i) would be less than the Floor, the rate for purposes of this clause (i) will be deemed to be the Floor for purposes of this Agreement and the other Basic Documents, plus (ii) the applicable Margin on such day plus (iii) the applicable Step-up Margin.

“Interest Rate Hedge Trigger” means that, as of any Determination Date, the Benchmark exceeds 6.00%.

“Invested Percentage” means, for a Lender on any day, the percentage equivalent of (i) the value of (a) the portion of the Loans Outstanding (if any), or the Loans Outstanding that are Class A Loans, funded by such Lender on or prior to such day, plus, without duplication, plus (b) any portion of the Loans Outstanding, or the Loans Outstanding that are Class A Loans, acquired by such Lender on or prior to such day as an assignee from another Lender pursuant to an Assignment and Acceptance, minus (c) any portion of the Loans Outstanding, or the Loans Outstanding that are Class A Loans, assigned by such Lender to an assignee on or prior to such day pursuant to an Assignment and Acceptance, divided by (ii) the aggregate Loans Outstanding, or the Loans Outstanding that are Class A Loans, on such day.

“Investment” means, with respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business, except as permitted under the Basic Documents.

“Investment Company Act” means the Investment Company Act of 1940, as amended. “IRS” means the U.S. Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Large Loan” means a Receivable (a) that is categorized as “Class 5” or “Class 6” in accordance with the Credit Policy, (b) that has an initial principal balance at the time of origination that is greater than, or equal to or greater than (as applicable in a particular State as specified with respect to such State in Schedule K under the column heading “Limitation” under “Large Loans”), the amount set forth with respect to such State in Schedule K under the column heading “Minimum Initial Principal Balance” under “Large Loans”, and (c) with respect to which interest is calculated using a simple interest methodology, if applicable in a particular State as specified with respect to such State in Schedule K under the column heading “Notes” under “Large Loans”; provided, however, that, Schedule K may be updated and replaced by the Borrower from time to time to modify the dollar amounts specified therein under “Maximum Initial Principal Balance” or “Minimum Initial Principal Balance” to conform to applicable state regulations, in each case, in accordance with Section 14.01.

“Legal Final Maturity Date” means the Payment Date falling in the twelfth (12th) month following the Revolving Period Termination Date.

“Lender” means, as applicable, a Conduit Lender or a Committed Lender, and “Lenders” means, collectively, all of the foregoing Persons.

“Lender Advance” has the meaning given to such term in Section 2.01(a).

“Lender Affiliate” means, as applied to any Lender or Administrative Agent, any Approved Fund or Person directly or indirectly controlling (including any member of senior management of such Person), controlled by, or under common control with, such Lender or Administrative Agent. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 35% or more of the Securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Lender Group” means each group of Lenders consisting of (i) if applicable, a group of Conduit Lenders, (ii) an agent for such group of Lenders and (iii) a group of Committed Lenders, whether directly or as assignees of any such Conduit Lender. As of the Closing Date, the Atlas Lender Group is the sole Lender Group.

“Lender Percentage” means, with respect to a Committed Lender or Conduit Lender, its Commitment as a percentage of the Class A Aggregate Commitment.

“Lender Register” has the meaning given to such term in Section 12.01(d).

“Level I Trigger Event” means the occurrence of any of the following events on any Determination Date, with respect to the related Collection Period:

(i)the average Delinquency Ratio (30+ Days) for such Collection Period and the two (2) preceding Collection Periods exceeds 11.00%;

(ii)the average of the Annualized Net Charge-off Ratio for such Collection Period and the two (2) preceding Collection Periods exceeds 16.50%;

(iii)the average of the Excess Spread Percentage for such Collection Period and the two (2) preceding Collection Periods is less than 4.00%;

(iv)the average Payment Ratio for such Collection Period and the two (2) preceding Collection Periods is less than 4.50%; or

(v)an event specified in clauses (i), (ii) or (iv) occurs during such Collection Period with respect to the Managed Portfolio Receivables (it being understood that, for purposes of this clause (v), (A) the references in the definitions of “Delinquency Ratio (30+ Days)”, “Annualized Net Charge-off Ratio” and “Payment Ratio” and the related definitions therein to (1) “Receivables” shall mean Managed Portfolio Receivables (which includes the Receivables hereunder) and (2) “Eligible Receivables” shall mean all Managed Portfolio Receivables (which includes the Receivables hereunder).

“Level II Trigger Event” means the occurrence of any of the following events on any Determination Date, with respect to the related Collection Period:

(i)the average Delinquency Ratio (30+ Days) for such Collection Period and the two (2) preceding Collection Periods exceeds 12.50%;

(ii)the average of the Annualized Net Charge-off Ratio for such Collection Period and the two (2) preceding Collection Periods exceeds 18.50%;

(iii)the average of the Excess Spread Percentage for such Collection Period and the two (2) preceding Collection Periods is less than 3.00%;

(iv)the average Payment Ratio for such Collection Period and the two (2) preceding Collection Periods is less than 4.00%; or

(v)an event specified in clauses (i), (ii) or (iv) occurs during such Collection Period with respect to the Managed Portfolio Receivables (it being understood that, for purposes of this clause (v), (A) the references in the definitions of “Delinquency Ratio (30+ Days)”, “Annualized Net Charge-off Ratio” and “Payment Ratio” and the related definitions therein to (1) “Receivables” shall mean Managed Portfolio Receivables (which includes the Receivables hereunder) and (2) “Eligible Receivables” shall mean all Managed Portfolio Receivables (which includes the Receivables hereunder).

“Level III Trigger Event” means the occurrence of any of the following events on any Determination Date, with respect to the related Collection Period:

(i)the average Delinquency Ratio (30+ Days) for such Collection Period and the two (2) preceding Collection Periods exceeds 14.00%;

(ii)the average of the Annualized Net Charge-off Ratio for such Collection Period and the two (2) preceding Collection Periods exceeds 21.00%;

(iii)the average of the Excess Spread Percentage for such Collection Period and the two (2) preceding Collection Periods is less than 2.00%; or

(iv)the average Payment Ratio for such Collection Period and the two (2) preceding Collection Periods is less than 3.50%.

“Liability” means any duty, responsibility, obligation or liability.

“Lien” means any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind.

“Limited Guaranty” means that certain Limited Guaranty, dated as of the Closing Date, by and among World Acceptance, as guarantor, and Atlas, as Administrative Agent for the Secured Parties.

“Liquidation Proceeds” means, for any Collection Period and any Defaulted Receivable, the amount (which shall not be less than zero) received by the Servicer and deposited into the Collection Account after such Receivable became a Defaulted Receivable, in connection with the attempted realization of the full amounts due or to become due under such Receivable, whether from the sale or other disposition of any underlying collateral securing the related Contract, the proceeds of repossession or any collection effort, the proceeds of recourse or similar payments payable in respect of such Receivable, or otherwise, net of any amounts required by Applicable Law to be remitted to the related Obligor and net of any reasonable out-of-pocket expenses (exclusive of overhead) incurred by the Servicer with respect to the collection and enforcement of such Receivable, to the extent not previously reimbursed to the Servicer.

“Liquidity Amount” means, on any date of determination, the sum of (a) unrestricted cash and unrestricted Cash Equivalents (but only to the extent that such cash and Cash Equivalents (and any deposit account or securities account in which such cash and Cash Equivalents are held) are not controlled by or subject to any lien or other preferential arrangement in favor of any creditor) owned by World Acceptance on a consolidated basis, and (b) so long as no Level II Trigger Event has occurred and is continuing pursuant to clause (i) of the definition thereof, the Available Borrowing Capacity.

“Liquidity Facilities” means each of the committed loan facilities, lines of credit and other financial accommodations available to a Conduit Lender to support the liquidity of such Conduit Lender’s Commercial Paper Notes.

“Loan” means any Class A Loan.

“Loans Outstanding” means, on any day, the aggregate Principal Amount of Class A Loans, made on or prior to such day, reduced from time to time by payments and distributions in respect of principal of the Loans in accordance with the terms hereof.

“Long-Term Rating Requirement” means, with respect to any Person, that such Person has a long-term unsecured debt rating of either not less than “A” by Standard & Poor’s, not less than “A(high)” by DBRS Morningstar or not less than “A2” by Moody’s.

“Managed Portfolio Receivable” means a Receivable (without giving effect to the requirement in the definition thereof that the related Contract be included in the Schedule of Receivables hereto) in World Acceptance’s loan portfolio with an APR of 36% or less, except for credit cards.

“Margin” has the meaning set forth in the Fee Letter.

“Master Collection Accounts” has the meaning given to such term in the Intercreditor Agreement.

“Master Deposit Account Control Agreement” means (i) the deposit account control agreement, dated as of the Closing Date, by and among World Acceptance, Bank of Montreal, as Intercreditor Agent, and Wells Fargo Bank, N.A., as depository bank, with respect to the Master Collection Account, or (ii) any other deposit account control agreement entered into among, inter alia, the Intercreditor Agent, World Acceptance and a depository bank acceptable to the Administrative Agent (in its sole discretion) that establishes the terms of the Intercreditor Agent’s control over the Master Collection Account, with respect to which agreement World Acceptance has received the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).

“Master Subservicing Agreement” means that certain Master Subservicing Agreement, dated as of the Closing Date, among the Servicer and each Subservicer.

“Material Adverse Effect” means, with respect to any Person and to any event or circumstance, a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person, (ii) the validity, enforceability or collectability of this Agreement or any other Basic Document or the validity, enforceability or collectability of a material portion of (a) the Contracts, (b) the Receivables or (c) any other Collateral, (iii) the rights and remedies of the Secured Parties under the Basic Documents, (iv) the ability of such Person to perform its obligations under this Agreement or any other Basic Document to which it is a party or (v) the status, existence, perfection, priority or enforceability of the interest of the Administrative Agent’s Lien in the Collateral.

“Maturity Date” means the earliest to occur of (i) the date of the last Scheduled Payment,

(ii)the Legal Final Maturity Date and (iii) the deemed occurrence or declaration of the Maturity Date under Section 9.01(b).

“Maximum Lawful Rate” means the highest rate of interest permissible under Applicable
Law.
“Member” means World Acceptance, as the member of the Borrower.

“Modified Contract” means, with respect to a Receivable, the related Contract (i) which at any time, was in default in any respect and which default was cured by amending, modifying or waiving the contract terms or accepting a reduced payment, or (ii) for which the APR, the term, the number, timing or amount of the Scheduled Payments or Principal Balance was amended, modified or waived at any time (other than one Permitted Deferral as set forth in clause (a) of the definition of Permitted Deferral, two Permitted Deferrals as set forth in clause (b) of the definition of Permitted Deferral or an Upfront Deferral with respect to such Receivable).

“Monthly Loan Tape” means a data tape, which shall include with respect to each Receivable (i) the related Contract identification number, (ii) the identity of the related Originator, (iii) the current Principal Balance, (iv) the current number of days such Receivable is delinquent, (v) whether or not the related Obligor is a debtor in bankruptcy, (vi) the next payment date, (vii) the remaining term to maturity, (viii) the current maturity date, (ix) the original maturity date, (x) the number of extensions, (xi) the date of Contract (origination date), (xii) the funding date, (xiii) the original interest rate, (xiv) the current interest rate, (xv) the original monthly payment amount, (xvi) the current monthly payment amount, (xvii) the original principal balance (amount financed), (xviii) the original term to maturity, (xix) the State in which the related Obligor has a mailing address, (xx) the Credit Score at the time of origination, (xxi) the classification of such Receivable as “Class 1”, “Class 4”, “Class 5” or “Class 6” (as determined in accordance with the Credit Policy and in accordance with Schedule K) and (xxii) any other information reasonably requested by a Lender or the Backup Servicer to be included therein.

“Monthly Recoveries” means, without duplication, with respect to any Receivable, any amounts (up to the aggregate principal balance of such Receivable that has been charged off in accordance with the Collection Policy) actually collected that, in accordance with the Collection Policy in effect at the time of such collection, constitute recoveries of amounts that were previously charged off with respect to such Receivable.

“Monthly Report” means, with respect to any Payment Date and the related Collection Period, a monthly statement of the Servicer delivered on each Reporting Date with respect to such Collection Period, in substantially the form of Exhibit H attached hereto, which may be modified from time to time as mutually agreed by the Servicer, the Administrative Agent (acting at the direction of the Required Lenders) and the Backup Servicer.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

“Note” has the meaning given to such term in Section 2.05(a).

“Obligations” means all loans, advances, debts, liabilities, indemnities and obligations for monetary amounts owing by the Borrower to the Secured Parties, the Agents, the Backup Servicer, the Securities Intermediary or any of their respective assigns, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of the Loans or any Hedging Agreement, whether or not evidenced by any separate note, agreement or other instrument, including all principal, interest (including interest that accrues after the commencement against the Borrower of any action under the Bankruptcy Code), amounts payable pursuant to Sections 2.12 and 2.13, Breakage Costs, Hedge Breakage Costs, fees, including any and all arrangement fees, loan fees, Interest, Upfront Fee, Exit Fee and Unused Commitment Fee and any and all other fees, expenses, indemnities, costs or other sums (including attorneys’ fees and disbursements) chargeable to the Borrower under the Basic Documents.

“Obligor” means each Person obligated to make payments on or pursuant to a Receivable, including any guarantor thereof.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Certificate” means a certificate signed by any officer of the Borrower, the Servicer, an Originator, the Successor Servicer, the Backup Servicer or any other Person, as the case may be, and delivered to the Administrative Agent or any other party hereto as required by this Agreement.

“Online Originated Receivable” means a Receivable that is not a Branch Assisted Electronic Receivable and which meets each of the following criteria: (a) the obligor applied for the related consumer loan online; (b) the obligor’s application for such consumer loan was approved online; (c) the consumer loan was originated online, (d) the related loan documentation is signed using CryptonMobile, LLC electronic signature technology and (e) the obligor has funded loan proceeds remotely via bank transfer (as opposed to obtaining a check in branch).

“Omnibus Distribution and Assignment Agreement” means that certain Omnibus Distribution and Assignment Agreement, dated as of the Closing Date, by and among the Originators, as assignors, the Relevant Assignees, as assignees, and World Acceptance, as assignee.

“Opinion of Counsel” means, with respect to any Person, a written opinion of counsel, who is reasonably acceptable to the Administrative Agent or the party hereto that is the recipient of such written opinion of counsel.

“Originator” means each of (i) World Acceptance Corporation of Alabama, an Alabama corporation, (ii) World Finance Company of Georgia, LLC, a Georgia limited liability company,
(iii) World Finance Company of Idaho, LLC, an Idaho limited liability company, (iv) World Finance Corporation of Illinois, an Illinois corporation, (v) World Finance Company of Indiana, LLC, an Indiana limited liability company, (vi) World Finance Company of Kentucky, LLC, a Kentucky limited liability company, (vii) World Finance Corporation of Louisiana, a Louisiana corporation, (viii) World Finance Company of Mississippi, LLC, a Mississippi limited liability company, (ix) World Acceptance Corporation of Missouri, a Missouri corporation, (x) World Finance Corporation of New Mexico, a New Mexico corporation, (xi) World Finance Company of Oklahoma, LLC, an Oklahoma limited liability company, (xii) World Finance Company of South Carolina, LLC, a South Carolina limited liability company, (xiii) World Finance Corporation of Tennessee, a Tennessee corporation, (xiv) WFC Limited Partnership, a Texas limited partnership, (xv) World Finance Company of Utah, LLC, a Utah limited liability company, (xvi) World Finance Corporation of Wisconsin, a Wisconsin corporation, and (xvii) any other entity approved in writing by the Administrative Agent and the Required Lenders (a copy of which the Servicer shall provide to each Rating Agency).

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Basic Document, or sold or assigned an interest in any Loan or Basic Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Basic Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Owner of Record” means the owner of an Authoritative Copy (in the case of an Electronic Contract that constitutes Electronic Chattel Paper) or an electronically authenticated original record of an executed Contract (in the case of an Electronic Contract that does not constitute Electronic Chattel Paper), which, within the Electronic Vault System, and is the Borrower.

“Owners” means the Lenders that are owners of record of the Notes or, with respect to any Note held by an Agent hereunder as nominee on behalf of Lenders in the related Lender Group, the Lenders that are beneficial owners of such Note as reflected on the books of such Agent in accordance with this Agreement and the other Basic Documents.

“Participant Register” has the meaning given to such term in Section 12.01(d).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Date” means the 15th day of each calendar month or, if any such day is not a Business Day, the next succeeding Business Day (provided that the first Payment Date will be November 15, 2025).

“Payment Ratio” means, with respect to any Collection Period, the percentage equivalent of a fraction, (i) the numerator of which is equal to the aggregate Collections received in the Collection Account as of the last day of such Collection Period and (ii) the denominator of which is equal to the aggregate Principal Balance of all Eligible Receivables as of the last day of such Collection Period.

“Pension Plan” means “employee pension benefit plan”, as such term is defined in Section 3(2) of ERISA, that is or was during the current year or immediately preceding five years maintained or contributed to by Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Deferral” means, with respect to a Receivable, either (a) a single deferral of the Scheduled Payments in respect of such Receivable by up to two (2) months or (b) up to two one- month deferrals of the Scheduled Payments in respect of such Receivable, in each case, occurring during the life of such Receivable and in accordance with the Collection Policy; provided, however, for the avoidance of doubt, no deferral by more than two months (in the case of clause (a)), and no more than two deferrals (in the case of clause (b)), shall, during the life of such Receivable, constitute Permitted Deferrals; provided, further, that an Upfront Deferral shall in no event constitute a “Permitted Deferral” as used herein.

“Permitted Investments” means any of the following types of investments:

(i)marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States and which have a maturity of not more than two hundred seventy (270) days from the date of acquisition

(ii)repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (i) and (ii) above entered into with any bank of the type described in clause (ii) above;

(iii)bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than two hundred seventy (270) days from the date of acquisition) denominated in Dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which meet or exceed the Short-Term Rating Requirement;

(iv)commercial paper rated at least “A-1” by Standard & Poor’s and “Prime-1” by Moody’s;

(v)money market funds registered under the Investment Company Act having a rating, at the time of such investment in the highest rating category by Moody’s and Standard & Poor’s (including funds for which the Securities Intermediary or its Affiliates is investment manager or advisor);

(vi)demand deposits, time deposits or certificates of deposit (having original maturities of no more than three hundred sixty-five (365) days) of depository institutions or trust companies incorporated under the laws of the United States or any State (or domestic branches of any foreign bank) and subject to supervision and examination by federal or State banking or depository institution authorities; provided, however, that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company meets or exceeds the Short-Term Rating Requirement; and

(vii)any other investments approved in writing by the Administrative Agent (acting at the direction of the Required Lenders); provided, that each of the Permitted Investments may be purchased from the Securities Intermediary or through any Affiliate of the Securities Intermediary.

“Permitted Liens” means (i) Liens in favor of the Borrower created pursuant to the Purchase Agreement, (ii) Liens in favor of any Agent or the Administrative Agent, as agent for the Secured Parties created pursuant to this Agreement or any other Basic Document, (iii) mechanics’ and other statutory Liens arising by operation of law with respect to a Hard Secured Receivable, and (iv) Liens for taxes and assessments not yet due or for taxes which the Borrower is contesting in good faith and by appropriate legal proceedings the validity, applicability or amount thereof and such contest does not materially endanger any right or interest of the Secured Parties under the Basic Documents.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, trust (including a business or statutory trust), unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity of any kind.

“Plan Assets” has the meaning given to such term in 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.

“Precompute Receivable” means any Receivable for which the related Contract is reflected as a precompute loan on the records of the Servicer or the applicable Subservicer.

“Precomputed Interest Method” means the method in which the debt is expressed as the sum of the original principal amount plus the finance charge computed in advance, assuming all payments will be made when scheduled.

“Prepayment Notice” means a written notice from the Borrower to the Administrative Agent, the Agents, the Securities Intermediary and each Hedge Counterparty, if any, notifying such parties of its intent to prepay all or any portion of the Loans Outstanding in accordance with Section 2.06, substantially in the form of Exhibit I hereto.

“Prime Rate” means, for any date of determination, the rate of interest most recently announced by the Administrative Agent from time to time as its prime commercial rate for Dollar- denominated loans made in the United States.

“Principal Amount” means, with respect to any Loan, the aggregate amount advanced by the Lenders on the Funding Date in respect of such Loan.

“Principal Balance” means, as of any determination date with respect to (a) a Receivable other than a Precompute Receivable, the outstanding principal balance of such Receivable and (b) a Receivable that is a Precompute Receivable, the calculated principal balance of such Precompute Receivable, which is the result of (x) the remaining unpaid amount due in respect of such Precompute Receivable minus (y) the unearned interest on such Precompute Receivable calculated on an accrual basis; provided, that in the case of (a) and (b) the principal balance of such Receivable is measured as of the most recent Determination Date (or as of such date of determination if such date is a Determination Date), or with respect to any Receivables transferred to the Borrower after such Determination Date, as of the related Cutoff Date, provided, that the Principal Balance of any Receivable a portion of which has been charged-off in accordance with the Collection Policy shall be reduced by the portion so charged-off; provided, further, the Principal Balance of any Receivable that becomes a “Defaulted Receivable” will be deemed to be zero as of the date it becomes a “Defaulted Receivable”.

“Purchase Agreement” means the Purchase Agreement, dated as of the Closing Date, between World Acceptance and the Borrower.

“Qualified Institution” means any depository institution or trust company organized under the laws of the United States or any State (or any domestic branch of a foreign bank) that either (1) meets, or the parent of which meets, either (A) the Long-Term Rating Requirement or (B) the Short-Term Rating Requirement and (2) whose deposits are insured by the Federal Deposit Insurance Corporation, or (ii) is otherwise approved by each of the Administrative Agent, the Servicer and the Borrower in writing.

“Rating Agency” means, as of any date of determination, each nationally recognized statistical rating organization then rating any Loan or any related Credit Facility or Liquidity Facility provided to a Conduit Lender with respect to any Loan, in each case, at the request of the Borrower or any Secured Party.

“Ratings Request” means a written request by an Agent to the Borrower and the Servicer, stating that the related Agent intends to request that a nationally recognized statistical rating organization publicly issue a Required Rating to the transactions contemplated by this Agreement that reasonably reflects the economics and credit of the Loans at the time of such request.

“Reborrowing” means, to the extent that any portion of the Loans has been repaid in connection with a repayment pursuant to Section 2.06, the reborrowing by the Borrower of all or a portion of such repaid amounts otherwise subject to and in accordance with the terms hereof.

“Receivable” means Indebtedness owed to an Originator or the Borrower by an Obligor (without giving effect to any transfer hereunder) under a Contract included in the Schedule of Receivables, whether in tangible or electronic form and whether constituting an account, chattel paper, instrument or general intangible, arising out of or in connection with a non-revolving personal loan made by such Originator, and includes the right of payment of any finance charges and other obligations of the Obligor with respect thereto. Notwithstanding the foregoing, once the Administrative Agent has released its security interest in a Receivable and the related Contract in accordance with the terms of this Agreement, such Receivable shall no longer be a Receivable hereunder.

“Receivable File” means, with respect to each Receivable, (i)(w) in the case of a Contract (other than an Electronic Contract), the original fully executed Contract, including, in the case of a Contract which has been Exported, the physical rendering of the related Electronic Contract produced upon Export, together with the related document history report, (x) in the case of an Electronic Contract that constitutes Electronic Chattel Paper, a single Authoritative Copy of the executed Contract, and (y) in the case of an Electronic Contract that does not constitute Electronic Chattel Paper, the electronically authenticated original record of the executed Contract, and (ii) any additional original executed documents, if any, evidencing a modification to any of the foregoing documents, whether executed physically or electronically and whether maintained in tangible or electronic form; provided, that with respect to clauses (i)(x) and (i)(y), the Electronic Contract is maintained by the Electronic Vault Provider as a designated custodian of the Administrative Agent (for the benefit of the Secured Parties) in the Electronic Vault pursuant to Section 7.03(k)(ii) hereof.

“Receivables Assignment” means each “Assignment” (as such term is defined in the Purchase Agreement).

“Records” means, with respect to any Contract, all documents, books, records and other information (including computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to any related item of Collateral and the related Obligor.

“Regulation AB” means Regulation AB promulgated by the SEC under the Securities Act.

“Regulatory Change” means (i) the adoption or any change therein after the date hereof of any Applicable Law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy or liquidity coverage) or (ii) any change after the date hereof in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such Governmental Authority; provided, that for purposes of this definition, (a) the Risk-Based Capital Requirements, (b) the Dodd-Frank Act, Basel II, Basel III, the Volcker Rule and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (c) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, issued or implemented.

“Regulatory Event” means, as of any day,

(a) a “Level One Regulatory Event”, which shall comprise (i) the commencement by any Governmental Authority of any formal inquiry or investigation (which for the avoidance of doubt, shall not include any Routine Inquiry), any legal action or proceeding, against any Originator (including in its capacity as Subservicer), any Relevant Assignee, World Acceptance or the Borrower or any of their respective Affiliates or (ii) the filing of any class action or similar lawsuit which (A) has certified a class and (B) alleges a violation of laws, rules or regulations against any Originator (including in its capacity as Subservicer), any Relevant Assignee, World Acceptance or the Borrower or any of their respective Affiliates, in each case, challenging its authority, respectively, to originate (as applicable), hold, own, pledge, service, or enforce any Receivable or the related Contracts evidencing such Receivable, or directing it not to collect a loan, or otherwise alleging any non-compliance by any of any Originator (including in its capacity as Subservicer), any Relevant Assignee, World Acceptance or the Borrower with the Applicable Laws of any state or the United States federal government related to originating, holding, pledging, servicing, collecting or enforcing such Receivables or such Contracts related to such Receivables the results of which could render all or a portion of any Receivables acquired by the Borrower or the related Contracts invalid, illegal, uncollectible or unenforceable as a matter of law which is not released, dismissed or terminated in a manner reasonably acceptable to the Administrative Agent in its sole discretion within sixty (60) calendar days of commencement thereof (whether by judgment, withdrawal of such action or proceeding or settlement of such action or proceeding), provided that such Level One Regulatory Event for such Governmental Authority shall cease to exist immediately upon such determination by the Administrative Agent in its sole discretion, and provided, further, which Level One Regulatory Event, for the avoidance of doubt, shall not include any Routine Inquiry on its own; or

(b) a “Level Two Regulatory Event”, which shall comprise the entry or issuance of any order, judgment, cease and desist order, permanent injunction or other judicial or non-judicial sanction, order or ruling against any of any Originator (including in its capacity as Subservicer), any Relevant Assignee, World Acceptance or the Borrower or any of their respective Affiliates by any Governmental Authority related in any way to the originating, holding, owning, pledging, servicing, or enforcing any Receivable or the related Contracts evidencing such Receivable, the results of which would render all or a portion of any Receivables acquired by the Borrower or the Contracts related thereto invalid, illegal, uncollectible or unenforceable as a matter of law, and such entry or issuance (A) has a material and adverse impact on the Receivables or the Lenders or (B) affects greater than 10.00% of the Receivables and which is not released, dismissed or terminated in a manner reasonably acceptable to the Administrative Agent in its sole discretion within sixty (60) calendar days of commencement thereof (whether by judgment, withdrawal of such action or proceeding or settlement of such action or proceeding), provided, that such Level Two Regulatory Event for such Governmental Authority shall cease to exist immediately upon such determination by the Administrative Agent in its sole discretion, and provided further, which Regulatory Event, for the avoidance of doubt, shall only affect those Receivables with respect to which the applicable Governmental Authority or court has jurisdiction. For the avoidance of doubt, a Routine Inquiry shall not constitute a “Level Two Regulatory Event” for purposes hereof so long as the nature, status, and scope of any such item described in the definition therein (and the related facts and circumstances thereof and giving rise thereto) does not deviate, change, or otherwise vary to an extent that such item (and the related facts and circumstances thereof and giving rise thereto) would otherwise constitute a Regulatory Event for purposes hereof.

“Release Amount” means, as of the related Release Date, the aggregate Release Price deposited for a retransfer of Receivables under Sections 5.05 and 7.03(c) and the aggregate Defaulted Receivable Release Price deposited for a retransfer of Defaulted Receivables under Section 5.05(d).

“Release Date” means a Payment Date specified by the Borrower in connection with the retransfer of the Receivables under Sections 5.05 or 7.03(c).

“Release Price” means an amount equal to the Principal Balance of a Receivable to be retransferred pursuant to Section 5.05, plus accrued and unpaid interest on such Receivable (at the related APR) through the date of repurchase and all related Breakage Costs and all Hedge Breakage Costs due to the relevant Hedge Counterparties for any termination in whole or in part of one or more Hedge Transactions related to the relevant Hedging Agreement, as required by the terms of any Hedging Agreement; provided, that the Release Price with respect to any Defaulted Receivable shall be determined as if such Receivable were not a Defaulted Receivable.

“Relevant Assignee” means each of (i) World Acceptance, (ii) WFC of South Carolina, Inc., a South Carolina corporation, (iii) WAC of Oklahoma, LP, an Oklahoma limited partnership, (iv) World Finance Company of Oklahoma, LLC, an Oklahoma limited liability company and (v) WAC of South Carolina, LLC, a South Carolina limited liability company.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Reporting Date” means, with respect to any Payment Date, the third Business Day prior to such Payment Date.

“Required Cash Reserve Percentage” means (i) 1.00% or (ii) for any Payment Date on or after the Revolving Period Termination Date on which the Servicer shall have been directed to withdraw all amounts on deposit in the Reserve Account in accordance with Section 2.10(c), 0%.

“Required Legend” shall mean a watermark notation applied by the Electronic Vault System to every page of an Electronic Contract that reads “Atlas Securitized Products Administration, L.P., as Administrative Agent, acting solely for the benefit of the Secured Parties, as secured party and assignee”.

“Required Lenders” means, at any time of determination, Class A Lenders representing 66 2/3% of the Loans Outstanding that are Class A Loans.

“Required Rating” means a rating of the transaction contemplated by this Agreement of, in the case of the Class A Loans (or any related Credit Facility or Liquidity Facility provided by a Class A Lender with respect to a Conduit Lender hereunder), at least “AA” from DBRS Morningstar or an equivalent rating from another nationally recognized statistical rating organization selected by the Required Lenders and reasonably acceptable to the Borrower.

“Requirements of Law” means, with respect to any Person, any law, treaty, rule or regulation, or order or determination of a Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject, whether federal, State or local (including usury laws, the Federal Truth-in-Lending Act, Regulations U and T of the Federal Reserve Board and Regulations B, X and Z of the CFPB).

“Reserve Account” means a segregated trust account caused to be established or established by the Servicer with the Securities Intermediary for the benefit of the Secured Parties.

“Reserve Account Amount” means, on any day, the amount on deposit in the Reserve Account.

“Reserve Account Required Amount” means, on any date of determination, the product of
(a) the Required Cash Reserve Percentage and (b) the Eligible Pool Balance.

“Reserve Account Withdrawal Amount” means, with respect to any Payment Date (i) on which an Available Funds Shortfall exists, an amount equal to the lesser of (a) the Reserve Account Amount and (b) the Available Funds Shortfall, (ii) following the Revolving Period Termination Date, amounts to be withdrawn from the Reserve Account under Section 2.10(c) on such Payment Date, (iii) following the occurrence of an Event of Default that has not been waived by the Administrative Agent (acting at the direction of the Required Lenders), the Reserve Account Amount, and (iv) on any other Payment Date, zero.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, when used with respect to any Person, any officer of such Person (within the Corporate Trust Services department of such Person in the case of the Backup Servicer and the Securities Intermediary), including any president, vice president, assistant vice president, treasurer, secretary, assistant secretary, corporate trust officer or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject, and, in each case, having direct responsibility for the administration of this Agreement.

“Revolving Period” means the period commencing on the Closing Date and ending on the Revolving Period Termination Date.

“Revolving Period Termination Date” means the earlier to occur of (i) the Scheduled Commitment Termination Date and (ii) a Facility Amortization Event.

“Risk-Based Capital Requirements” means the United States bank regulatory rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modification to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted on December 15, 2009 by the Financial Accounting Standard Board.

“Routine Inquiry” means any inquiry, written or otherwise, made by a Governmental Authority in connection with (i) the routine transmittal of a customer complaint, (ii) a formal or informal non-adverse request (not including a civil investigative demand or subpoena from the CFPB, a state regulator or attorney general) for information regarding the Borrower’s business activities, licensing status and/or regulatory posture but only if such request does not contain any specific allegations or violations involving the Borrower, or (iii) a regular and ordinary course audit or state exam, the results of which may include a non-material monetary penalty or settlement.

“Sanctions” means individually and collectively, any and all economic or financial sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Treasury

Department’s Office of Foreign Assets Control (OFAC), the U.S. State Department, the U.S. Department of Commerce, or through any existing or future executive order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other governmental authorities with jurisdiction over the Borrower, the Servicer and their respective Affiliates.

“Sanctioned Target” means any individual, entity, group, sector, territory, or country that is the target of any Sanctions, including without limitation, any legal entity that is deemed to be a target of Sanctions based on the direct or indirect ownership or control of such entity by any other Sanctioned Target(s).

“Schedule of Receivables” means the schedule of Receivables attached hereto as Schedule C, as updated from time to time in connection with each Funding Request or substitution of Receivables, as applicable.

“Scheduled Payments” means regularly scheduled monthly payments to be made by an Obligor pursuant to the terms of the related Contract.

“Scheduled Commitment Termination Date” means September 29, 2027 (or, if such day is not a Business Day, the immediately preceding Business Day), or such later date to which the Scheduled Commitment Termination Date may be extended upon the written agreement of the Borrower, the Lenders, the Agents, the Administrative Agent and the other parties hereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Party” means (i) the Administrative Agent, (ii) each Lender and (iii) each Hedge Counterparty.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Intermediary” means a Qualified Institution approved by the Administrative Agent that is holding the Accounts, which initially shall be WTNA.

“Securities Intermediary Fee” means $1,000 per month.

“Security Agreement” means that certain security agreement (deposit accounts), dated as of the Closing Date, by and among World Acceptance, in its individual capacity and as ABL borrower, the Originators and WFC Services, Inc., as companies, the Borrower, as warehouse facility borrower, Bank of Montreal, in its capacity as Intercreditor Agent for the ABL Agent and each additional securitization agent and each additional grantor that is a signatory or becomes a signatory thereto from time to time.

“Securitization” means any (i) securitization transaction undertaken by the Borrower or a Special Purpose Affiliate that is secured, directly or indirectly, by all or a portion of the Receivables, (ii) sale or other transfer by the Borrower or a Special Purpose Affiliate of all or a portion of the Receivables in connection with a “Securitization” as defined in clause (i) and in accordance with Section 2.14(a)(iii), (iii) sale or other transfer by the Borrower or a Special Purpose Affiliate of all or a portion of the Receivables, or (iv) other asset financing, secured loan or similar transaction involving all or a portion of the Receivables, in accordance with Section 2.14.

“Securitization Date” means the date upon which a Securitization is consummated.

“Securitization Date Certificate” means a certificate delivered by an Authorized Officer of the Servicer on the Securitization Date indicating that the requirements set forth in this Agreement for a Securitization has been satisfied.

“Securitization Release” means a release executed pursuant to Section 2.14, substantially in the form of Exhibit G.

“Senior Hedge Breakage Costs” means, with respect to any Hedge Transaction, any amount payable by the Borrower to the related Hedge Counterparty upon the early termination of such Hedge Transaction or any portion thereof for any reason other than any event of default under the related Hedging Agreement for which the related Hedge Counterparty is the defaulting party.

“Senior Revolver” means the revolving credit agreement, dated as of July 22, 2025, by and among World Acceptance, the lenders party thereto, and Bank of Montreal, as administrative agent and collateral agent for such lenders, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“Servicer” has the meaning given to such term in the Preamble.

“Servicer Basic Documents” means all Basic Documents to which the Servicer is a party or by which it is bound.

“Servicer File” means, with respect to a Receivable, each of the following documents: (i) application of the Obligor for credit; (ii) a copy (but not the original) of the Contract and any modifications or amendments thereto; provided that, if such documents constitute Electronic Contracts, such documents may be accessible via the Electronic Vault Provider and copies of such Electronic Contracts, as well as, documents that are tangible and include wet ink signatures, may be accessible via World Acceptance’s proprietary document management system referred to as “Document Manager”; and (iii) such other documents as the Servicer customarily retains in its files in order to accomplish its duties under this Agreement; provided, that in each case such documents may be in either tangible or electronic form; and further provided that, certificates of title that are issued electronically may be held by a third-party electronic title lienholder for the benefit of the Servicer.

“Servicer Termination Event” has the meaning given to such term in Section 7.12.

“Servicer Termination Notice” has the meaning given to such term in Section 7.12.

“Servicing Centralization Event” means the occurrence of any of the following: (a) on any Determination Date in the twelve months preceding such Determination Date, (i) World Acceptance has a Consolidated Net Income that is greater than or equal to $25,000,000 and World Acceptance fails to have a Tangible Net Worth of at least $312,000,000 as of such Determination Date, or (ii) World Acceptance has a Consolidated Net Income that is less than $25,000,000, and World Acceptance fails to have a Tangible Net Worth of at least $325,000,000 as of such

Determination Date (b) a Level II Trigger Event, (c) a Servicer Termination Event, or any event or circumstance that, with the passage of time or giving of notice, could reasonably be expected to constitute a Servicer Termination Event, or (d) Servicer or any Subservicer ceasing all or substantially all servicing activity with respect to personal loans in any State or States in which greater than 50.00% of all Eligible Receivables that are Collateral were originated, or (e) one or more Originators or Relevant Assignees, cease all or substantially all origination activity with respect to personal loans in any State or States in which greater than 50.00% of all Eligible Receivables that are Collateral were originated, in each case, followed by the delivery of written notice from the Administrative Agent (acting at the direction of the Required Lenders) to the Servicer, the Borrower and the Backup Servicer that the activities described on Schedule G should go into effect.

“Servicing Fee” means the fee payable to the Servicer (and any Successor Servicer) on each Payment Date, monthly in arrears in accordance with Section 2.08(a), (x) in the case of the initial Servicer, in an amount equal to the product of (i) the Servicing Fee Rate, (ii) the aggregate Eligible Pool Balance as of the first day of the related Collection Period and (iii) 1/12; or (y) in the case of the Successor Servicer, the fees set forth in the Successor Servicer fee schedule.

“Servicing Fee Advance” has the meaning given to such term in Section 2.11(d). “Servicing Fee Rate” means with respect to the initial Servicer, 4.75% per annum.
“Short-Term Rating Requirement” means, with respect to any Person, that such Person has a short-term unsecured debt rating of either not less than “A-1” by Standard & Poor’s, not less than “R-1 (middle)” by DBRS Morningstar or not less than “Prime-1” by Moody’s.

“Simple Interest Method” means the method of allocating a fixed level payment to principal and interest, pursuant to which the portion of such payment that is allocated to interest is equal to the product of the fixed rate of interest multiplied by the unpaid principal balance multiplied by the period of time elapsed since the preceding payment of interest was made.

“Small Loan” means a Receivable (a) that is categorized as “Class 1” or “Class 4” in accordance with the Credit Policy and (b) that has an initial principal balance at the time of origination that is less than, or less than or equal to (as applicable in a particular State as specified with respect to such State in Schedule K under the column heading “Limitation” under “Small Loans”), the amount set forth with respect to such State in Schedule K under the column heading “Maximum Initial Principal Balance” under “Small Loans”; provided, however, that, Schedule K may be updated and replaced by the Borrower from time to time to modify the dollar amounts specified therein under “Maximum Initial Principal Balance” or “Minimum Initial Principal Balance” to conform to applicable state regulations, in each case, in accordance with Section 14.01.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the SOFR Administrator’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR or Daily Simple SOFR, other than pursuant to clause (iv) of the definition of “Base Rate”.

“SOFR Replacement Considerations” means, as applicable, (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body, or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to Term SOFR for comparable U.S. dollar denominated syndicated credit facilities, (iii) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Term SOFR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (iv) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Term SOFR with the applicable Unadjusted Benchmark Replacement for comparable U.S. dollar denominated syndicated credit facilities at such time.

“Solvent” means, with respect to any Person at any time, having a state of affairs such that (i) the fair value of the property owned by such Person is greater than the amount of such Person’s liabilities (including the amount of any known disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (ii) the present fair salable value of the property owned by such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to generally pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital in relation to such business or transaction.

“Special Purpose Affiliate” means any special purpose entity that is an Affiliate of the Borrower and was created for the purpose of entering into one or more Securitizations.

“Sponsor Competitor” means each Person listed in Schedule I hereto.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“State” means any state of the United States or the District of Columbia. “Step-Up Margin” has the meaning set forth in the Fee Letter.
“Subordinated Hedge Breakage Costs” means with respect to any Hedge Transaction, any amount payable by the Borrower to the related Hedge Counterparty upon the early termination of such Hedge Transaction or any portion thereof as a result of any event of default under the related Hedging Agreement for which the related Hedge Counterparty is the defaulting party.

“Subsequent Loan” means each Loan made following the Initial Loan.

“Subsequent Receivable” means each Receivable that becomes a part of the Collateral on a Funding Date other than the Funding Date relating to the Initial Loan.

“Subservicer” means each subservicer and subcustodian appointed by the Servicer and acceptable to the Administrative Agent and the Required Lenders for the servicing and administration of some or all of the Receivables which, as of the Closing Date, are identified on Schedule E, which schedule may be amended from time to time in accordance with this Agreement.

“Subsidiary” means, with respect to a Person, any entity with respect to which more than 50.0% of the outstanding voting securities or other ownership interests shall at any time be owned or controlled, directly or indirectly, by such Person and/or one or more of its Subsidiaries, or any similar business organization which is so owned or controlled.

“Substitute Receivable” means one or more Eligible Receivables not previously a part of the Collateral, substituted for a Receivable pursuant to Section 5.05, each having characteristics substantially similar, and in no event less favorable to the Secured Parties in any respect, than theaffected Receivables being so substituted, without the consent of the Administrative Agent (acting at the direction of the Required Lenders).

“Substitution Date” means the date on which a Substitute Receivable is substituted for a Receivable pursuant to Section 5.05.

“Successor Servicer” means the Backup Servicer, as successor to the Servicer, or another entity appointed pursuant to Section 7.13(b) as successor to the Servicer.

“System Description” shall mean the written description of the Electronic Vault System, attached hereto as Exhibit J.

“Tangible Net Worth” means, with respect to an entity on a consolidated basis, as of the Determination Date, its net worth calculated in accordance with GAAP, after subtracting therefrom the aggregate amount of its intangible assets (other than deferred tax assets), including goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks.

“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by any Governmental Authority.

“Tennessee Eligibility Date” has the meaning given to such term in the Fee Letter. “Term SOFR” means,

(a)for any calculation with respect to a SOFR Loan, for the applicable Interest Period, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then “Term SOFR for the applicable Interest Period” will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)for any calculation with respect to a Base Rate Loan for the applicable Interest Period, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then “Term SOFR for the applicable Interest Period” will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Adjustment” means 0.11448% (11.448 basis points).

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Data File” means a test data file, which shall include the loan master file, the transaction history file and all other files necessary to carry out the servicing obligations hereunder.

“Texas Eligibility Date” has the meaning set forth in Section 14.18(a).

“Third Party Allocation Agent” means CSC, in such capacity under the Intercreditor Agreement.

“Third Party Service Provider” means any provider of third-party collection services, including, without limitation, such providers set forth in Schedule J hereto, engaged by the Servicer or any Subservicer, in each case, pursuant to Section 7.03(e).

“Titled Asset” shall mean a motor vehicle, boat, recreational vehicle, camper, trailer, motorcycle, all-terrain vehicle or other asset for which, under applicable State law, a certificate of title is issued and any security interest therein is required to be perfected by notation on such certificate of title.

“Total Advance Rate” means 75.00%; provided that, upon occurrence, and during the continuation, of a Level I Trigger Event, 70.00%.

“Total Borrowing Base” means, as of any date of determination, an amount equal to the sum of (a) the product of (i) the Eligible Pool Balance and (ii) the Total Advance Rate, and (b) an amount equal to the amount of Collections on deposit in the Collection Account in excess of the product of (x) 1.25 and (y) all amounts that are expected to be due and payable pursuant to clauses (i) through (iv) of Section 2.08(a) on the Payment Date immediately following such date of determination.

“Total Borrowing Base Deficiency” means, as of any date of determination, the positive amount, if any, by which (i) the aggregate Loans Outstanding exceeds (ii) the Total Borrowing Base.

“Transition Expenses” has the meaning given to such term in Section 7.13(d).

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the U.K. Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the U.K. Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“United States” or “U.S.” means the United States of America.

“Unmatured Event of Default” means any event that, with the giving of notice or the lapse of time, or both, would become an Event of Default.

“Unsecured Receivable” means any Receivable that is not secured by any collateral pursuant to the terms of the related Contract.

“Unused Commitment Fee” means, for any Interest Period prior to the commencement of the Amortization Period, the fee payable by the Borrower pursuant to the Fee Letter on the related Payment Date in an amount equal to product of (i) the Unused Commitment Fee Rate, (ii) an amount equal to (x) the average daily Class A Aggregate Commitment during such Interest Period, minus (y) the average daily Loans Outstanding during such Interest Period, and (iii) a fraction, the numerator of which is the actual number of days during such Interest Period and the denominator of which is 360.

“Unused Commitment Fee Rate” has the meaning given to such term in the Fee Letter.

“Upfront Deferral” means, with respect to a Receivable, a one-time deferral that is effected in accordance with the Collection Policy prior to the first Scheduled Payment immediately following the origination of such Receivable, which deferral shall modify the day of the month on which each Scheduled Payment is required to be made by no more than fifteen (15) calendar days.

“Upfront Fee” has the meaning ascribed to such term in the Fee Letter.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“U.S. Person” means a “United States person” as defined in Code Section 7701(a)(30).

“Utilization Make-Whole Fee” has the meaning given to such term in the Fee Letter.

“VantageScore” means a credit score created by VantageScore Solutions, LLC, or any successor thereto; provided, that, in the case of a Receivable with two (2) Obligors, such score is based on the higher of the two (2) VantageScores at origination.

“Volcker Rule” means the regulations in effect as of the date of this Agreement, as adopted to implement Section 619 of the Dodd-Frank Act, as amended.

“World Acceptance Entity” means each of World Acceptance, the Originators, the Relevant Assignees, and the Borrower, and any Affiliate thereof.

“World Bank Account (Local)” has the meaning given to such term in the Intercreditor Agreement.

“World Georgia” means World Finance Company of Georgia, LLC (f/k/a World Finance Corporation of Georgia, which previously did business as World Finance Corporation).

“World Georgia Branch” has the meaning given to such term in the Fee Letter.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“WTNA” has the meaning given that term in the Preamble.

“WTNA Fee Letter” means, with respect to the Securities Intermediary, that certain schedule of fees, dated June 25, 2025, by and between WTNA and World Acceptance.

Section 1.02. Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be prepared and all financial records shall be maintained in accordance with GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, the Administrative Agent, the Required Lenders, World Acceptance and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) World Acceptance and the Borrower shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.04. Interpretation. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (iii) “or” is not exclusive; (iv) “including” means including without limitation; (v) words in the singular include the plural and words in the plural include the singular; (vi) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vii) references to a Person are also to its successors and permitted assigns; (viii) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (ix) references contained herein to Article, Section, subsection, Schedule and Exhibit, as applicable, are references to Articles, Sections, subsections, Schedules and Exhibits in this Agreement unless otherwise specified; (x) references to “writing” include printing, typing and other means of reproducing words in a visible form; and (xi) the term “proceeds” has the meaning set forth in the applicable UCC.

ARTICLE TWO

LOANS

Section 2.01. Loans.

(a)On the terms and subject to the conditions set forth in this Agreement (including the conditions precedent set forth in Article Four), the Borrower may from time to time on any Business Day during the Revolving Period, request that each Conduit Lender and Committed Lender make an advance (each such advance made by a Class A Lender, a “Class A Loan”) in the amount of each such Conduit Lender’s or Committed Lender’s Lender Percentage of the Principal Amount of the Loan requested (each, a “Lender Advance”), to the Borrower on a Funding Date; provided, however, that, notwithstanding the requirement above that each request to a Lender for a Lender Advance be in the amount of such Lender’s Lender Percentage of the Principal Amount of the Loan requested, on any Funding Date on or after an increase of the Commitment of the Atlas Lender Group in accordance with Section 2.04, 100% of all requests for Lender Advances shall be made solely to the Atlas Lender Group until such time as, with respect to each Lender Group, the ratio of Loans Outstanding of such Lender Group to the Commitment of such Lender Group shall be equal to that of every other Lender Group; provided, further, however, that, notwithstanding the requirement above that each request to a Lender for a Lender Advance be in the amount of such Lender’s Lender Percentage of the Principal Amount of the Loan requested, with respect to any such requests made to Lenders in the Atlas Lender Group, the Atlas Agent, as Agent for the Atlas Lender Group, shall have the right to reallocate the aggregate amount of such requests among the Lenders in the Atlas Lender Group in its discretion.

(b)No later than 12:00 p.m., New York City time, two (2) Business Days prior to a proposed Funding Date, the Borrower shall notify the Administrative Agent, the Agents and the Lenders of such proposed Funding Date and requested Loan by delivering to the Administrative Agent and the Agents (with a copy to the Securities Intermediary):

(i)a Funding Request, which will include, among other things, the proposed Funding Date, a calculation of the Total Borrowing Base (calculated as of the previous Determination Date or, with respect to the initial Funding Date or any Receivables added or to be added to the Collateral following such Determination Date, but prior to or on such date of determination, the related Cutoff Date), each as of the date the Loan is requested and, pro forma, after giving effect to the acquisition of Subsequent Receivables on such Funding Date, and the Principal Amount of the Class A Loan requested, which shall be in an amount at least equal to $1,000,000 or integral multiples of $100,000 in excess thereof; and

(ii)an updated Schedule of Receivables that includes each Receivable, if any, that is to be purchased by the Borrower with the proceeds of the proposed Loan.

(c)Following receipt by the Administrative Agent, the Agents and the Lenders of a Funding Request, and prior to the Revolving Period Termination Date (i) each Conduit Lender (if any) may, in its sole discretion, make its Lender Advance of any Loan requested by the

Borrower pursuant to Section 2.01(b), and (ii) each Committed Lender, to the extent not made by the Conduit Lender in its Lender Group (if any), severally agrees to make its Lender Advance of any Loan requested by the Borrower, in each case, subject to the conditions contained herein, in an aggregate amount equal to the Loan so requested.

(d)In no event shall:

(i)a Committed Lender be required on any date to fund a Principal Amount that would cause the Loans Outstanding with respect to such Committed Lender’s Lender Group, as determined after giving effect to such funding, to exceed such Committed Lender’s Commitment;

(ii)any Loan be requested hereunder, nor shall any Lender be obligated to fund its Lender Advance of any Loan, to the extent that after giving effect to such Loan, the Loans Outstanding would exceed the Total Borrowing Base (calculated as of the previous Determination Date or, with respect to any Receivables added or to be added to the Collateral following such Determination Date, but prior to or on such date of determination, the related Cutoff Date); and

(iii)the Principal Amount of the Loans made on any Funding Date exceed the Available Amount on such day.

Section 2.02. Funding Mechanics.

(a)If any Funding Request is delivered to the Administrative Agent and the applicable Agents after 12:00 p.m., New York City time, on any Business Day, such Funding Request shall be deemed to be received prior to 12:00 p.m., New York City time, on the next succeeding Business Day and the proposed Funding Date of such proposed Loan shall be deemed to be the second Business Day following such deemed receipt. Each Funding Request shall include a representation by the Borrower that (i) the requested Loans will not, on the related Funding Date, exceed the Available Amount, (ii) after giving effect to such Loans, the aggregate amount of all Loans Outstanding will not exceed the Total Borrowing Base, and (iii) a representation that all of the conditions precedent to the making of such Loan have been satisfied or will be satisfied as of the proposed Funding Date. Any Funding Request shall be irrevocable.

(b)Each Conduit Lender shall notify the Agent for its Lender Group and the Administrative Agent by 10:00 a.m., New York City time, on the applicable Funding Date whether it has elected to make its Lender Advance offered to it pursuant to Section 2.01; provided, that in the case of the Atlas Lender Group, each Conduit Lender for the Atlas Lender Group shall be deemed to have notified the Atlas Agent and the Administrative Agent that it has elected to make its Lender Advance on such Funding Date unless written notice not to make such Lender Advance was given to the Atlas Agent and the Administrative Agent by 10:00 a.m., New York City time, on such Funding Date. In the event that a Conduit Lender shall not have timely provided such notice, such Conduit Lender shall be deemed to have elected not to make its Lender Advance of such Loan. If the Conduit Lender shall have elected or be deemed to have elected not to make its Lender Advance of such Loan, the Committed Lender in such Lender Group shall make available on the applicable Funding Date an amount equal to the portion of the Loan that each such Conduit

Lender has not elected to fund, in an amount equal to its share of the Principal Amount to be funded.

(c)Each Lender’s Lender Advance of a Loan shall be made, subject to the fulfillment of the applicable conditions set forth in Article Four, at or prior to 12:00 p.m., New York City time, on the applicable Funding Date, by deposit of immediately available funds to the Borrower Operating Account.

(d)[Reserved].

(e)In the event that, notwithstanding the fulfillment of the applicable conditions set forth in Article Four with respect to a Loan, a Conduit Lender elected to make an advance on a Funding Date but failed to make its Lender Advance available to the Borrower when required by Section 2.02(c), such Conduit Lender shall be deemed to have rescinded its election to make such advance, and neither the Borrower nor any other party shall have any claim against such Conduit Lender by reason of its failure to timely make such Loan. In any such case, the Borrower shall give notice of such failure no later than 1:30 p.m., New York City time, on the Funding Date to the related Agent, the Committed Lender for such Lender Group and to the Administrative Agent, which notice shall specify (i) the identity of such Conduit Lender and (ii) the amount of the Lender Advance which it had elected but failed to make. Subject to receiving such notice, such Committed Lender shall advance a portion of the Principal Amount in an amount equal to the amount described in clause (ii) above, at or before 4:00 p.m., New York City time, on such Funding Date and otherwise in accordance with Section 2.01(d).

(f)If any Lender makes available to the Borrower funds for any Loan to be made by such Lender as provided in the provisions of Sections 2.01 and 2.02, and the conditions to the applicable Loan set forth in Article Four are not satisfied or waived in accordance with the terms hereof, the Borrower shall return such funds (in like funds as received from such Lender) to such Lender.

(g)If any Loan is not made or effectuated, as the case may be, due to the Borrower’s failure to satisfy, or continue to satisfy, the conditions to fund the Loan on the proposed Funding Date, the Borrower and the Servicer shall jointly and severally indemnify each Lender against any reasonable loss, cost or expense incurred by such Lender, including any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by such Lender), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan.

(h)The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(i)The Borrower expressly acknowledges and agrees that any election by any Lender, in its sole discretion, on one or more occasion to fund any Loan on any day prior to the final passage of the applicable notice period set forth in Section 2.01(a) above shall not constitute or be deemed to be an amendment, waiver or other modification of the requirement for such notice prior to any Lender funding any other Loan hereunder.

(j)Notwithstanding anything to the contrary contained herein, each Committed Lender that is a member of a Lender Group may, prior to the Business Day immediately following the date of receipt of a Funding Request, deliver to the Borrower, the Servicer, the Administrative Agent and each Lender, a notice (each, a “Funding Delay Notice”) informing the Borrower, the Servicer, the Administrative Agent and each Lender that the Lenders in the related Lender Group have either (A) elected to delay funding of their entire pro rata share of the Loan requested in such Funding Request or (B) elected to fund only a portion of their pro rata share of such Loan on the originally requested Funding Date in an aggregate amount equal to the amount specified in such Funding Delay Notice (each such amount, the “Non-Delayed Funding Amount”) and to delay funding of the portion of such Loan in excess of the Non-Delayed Funding Amount. After delivery of a Funding Delay Notice to the Borrower, a Committed Lender and each other Lender in its Lender Group shall be a “Delayed Funding Lender” and such Lender Group a “Delayed Funding Lender Group”.

(k)If a Delayed Funding Lender delivers a Funding Delay Notice with respect to a Funding Request by the time specified in Section 2.02(j), no Lender in the related Delayed Funding Lender Group shall be required on the related Funding Date to fund any portion of the requested Loan in excess of the Non-Delayed Funding Amount, if applicable, but the Committed Lender in such Delayed Funding Lender Group shall be required to make the related Delayed Loan in accordance with Section 2.02(l).

(l)If any Delayed Funding Lender delivers a Funding Delay Notice with respect to a Funding Request, on the date which is thirty-five (35) days after the applicable Funding Date (or, if such date is not a Business Day, the next succeeding Business Day), if the conditions precedent to any Loan (other than delivery of a Funding Request) are satisfied on such later date, each Conduit Lender in a Delayed Funding Lender Group may, in its sole discretion, and the related Committed Lender in any such Delayed Funding Group to the extent the Conduit Lender does not do so shall, remit to the Borrower an amount equal to such Delayed Funding Lender Group’s portion of the requested Loan exceeding such Delayed Funding Lender Group’s Non-Delayed Funding Amount in respect of such Loan (each such remittance, a “Delayed Loan”). For the avoidance of doubt, upon funding, a Delayed Loan shall be a Loan for all purposes of this Agreement.

Section 2.03. [Reserved].

Section 2.04. Increase of Commitment. The Commitment of the Atlas Lender Group may, at the request of the Borrower, be increased by an aggregate amount of up to $25,000,000 during the Revolving Period with the consent of the Lenders in the Atlas Lender Group, which consent shall be in their sole and absolute discretion. Such increase in Commitment, if approved by such Lenders, shall be effected by an amendment to the Atlas Lender Supplement annexed hereto as Schedule A to reflect such increased Commitment and upon payment of the fee then due by the Borrower under the Fee Letter in connection with such increase. Notwithstanding any other provision of this Agreement to the contrary, including for the avoidance of doubt Section 14.01, such amendment of the Atlas Lender Supplement shall not require the consent of any other Lender or party hereto other than the Borrower and the Lenders in the Atlas Lender Group. The Borrower shall provide a copy of such amended Atlas Lender Supplement to the Administrative Agent, the other Lenders hereto, the Backup Servicer and each Rating Agency promptly upon the execution thereof.

Section 2.05. The Notes.

(a)The Loans made by the Lenders hereunder shall, at the request of any Lender, be evidenced by one or more promissory notes duly executed and delivered by the Borrower, payable to the order of the Persons specified by the Owners, in an aggregate principal amount equal to the Facility Amount, in substantially the form of Exhibit B (each, a “Note” and collectively, the “Notes”). Each Note shall be dated the Closing Date and shall otherwise be duly completed. The maturity date of each Note shall be the Maturity Date. Any Loans assigned to an assignee pursuant to Section 12.01 shall be evidenced by a replacement Note payable to the order of such assignee.

(b)Each Agent is hereby authorized to enter notations (which may be computer generated) on a schedule attached to the Note with respect to each Lender Advance made by each Lender in its Lender Group hereunder, regarding (i) the date and principal amount thereof and (ii) each payment and repayment of principal thereof and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of an Agent to make any such notation on the schedule attached to the Note shall not limit or otherwise affect the obligation of the Borrower to repay the Loans in accordance with their respective terms as set forth herein.

(c)Promptly following the Facility Termination Date, each Agent shall mark each Note for its Lender Group “Paid” and return it to the Borrower for cancellation.

(d)In the event of any conflict between the accounts and records maintained by the Administrative Agent on the Register and the accounts and records of any Lender in respect of the matters set forth in this Section 2.05 with respect to the Loans and Notes, the accounts and records of the Administrative Agent on the Register shall control in the absence of manifest error.

Section 2.06. Optional Principal Repayment. The Borrower may prepay all or any portion of the Loans Outstanding on any Business Day, without penalty (but subject to the payment of the Exit Fee if (a) such prepayment occurs on or prior to the 12-month anniversary of the Closing Date or (b) if such prepayment occurs at any time in connection with a Securitization pursuant to Section 2.14), upon delivery of a Prepayment Notice to the Administrative Agent, the Agents, the Securities Intermediary and each Hedge Counterparty, if any, at least three (3) Business Days prior to such anticipated prepayment; provided that (i) the amount prepaid is at least $1,000,000 or integral multiples of $250,000 in excess thereof (unless otherwise agreed to in writing by the Administrative Agent); (ii) the Borrower pays to each of the Secured Parties, on the date of any such prepayment, each such Secured Party’s pro rata allocable share of (a) accrued Interest with respect to the portion of the Loans Outstanding to be prepaid through the date of prepayment, as calculated by the Administrative Agent, and (b) the pro rata portion of all other Aggregate

Unpaids relating to such prepayment, or all of the other Aggregate Unpaids in the case of a prepayment in full, (including all Breakage Costs, but excluding all Hedge Breakage Costs and any other amounts payable by the Borrower under or with respect to any Hedging Agreement) payable to any Indemnified Party under this Agreement through the date of such prepayment, including Indemnified Amounts pursuant to Section 10.01; (iii) the Borrower certifies that following such prepayment, the Borrower will be in compliance with the provisions of this Agreement; (iv) no such reduction shall be given effect unless the Borrower has complied with the terms of any Hedging Agreement requiring one or more Hedge Transactions be terminated in whole or in part as a result of any such reduction; and (v) the Borrower has paid all Hedge Breakage Costs due to the relevant Hedge Counterparty for such termination. Any notice of a prepayment shall be irrevocable.

Section 2.07. Payments.

(a)The Borrower shall pay Interest on the unpaid Principal Amount of each Loan for the period from and including the related Funding Date until the date that such Loan shall be paid in full. Interest shall accrue during each Interest Period and be payable on the Loans Outstanding on each Payment Date in accordance with Section 2.08, unless earlier paid pursuant to Section 2.06 or Section 2.14. Notwithstanding the foregoing, the Principal Amount of each Loan, all Interest thereon, together with all other Aggregate Unpaids, shall be due and payable, if not previously paid, on the Maturity Date.

(b)Each Lender’s Invested Percentage of the Loans Outstanding shall bear interest for each day during an Interest Period at a rate per annum equal to the applicable Interest Rate on such day for such Interest Period.

(c)Interest calculated by reference to any Benchmark, Benchmark Replacement or any other Interest Rate shall be calculated on the basis of a 360-day year for the actual number of days elapsed during the related interest period and (ii) the Prime Rate and the Federal Funds Rate shall be calculated on the basis of a 365- or 366-day year, as applicable, for the actual days elapsed. Periodic fees or other periodic amounts payable hereunder shall be calculated on the basis of a 360-day year and for the actual number of days elapsed during the related interest period.

(d)The principal of and Interest on the Loans shall be paid as provided herein and in the Notes. In the case of Loans and Notes held by an Agent as agent for its Lender Group, such Agent shall allocate to the members of its Lender Group each payment in respect of the Loans and Notes received by such Agent as provided herein. Payments in respect of principal and Interest (including pursuant to Section 2.06 or Section 2.14, as applicable) shall be allocated and applied to the Lenders and Owners of such Notes based on their respective Invested Percentages that are Class A Loans, or in any such case in such other proportions as each affected Lender may agree upon in writing from time to time with such Agent and the Borrower.

(e)At or before 3:00 p.m., New York City time, on the first Business Day prior to each Reporting Date, each Lender shall notify the Agent for its Lender Group of its Interest Rate in effect for the current Interest Period. At or before 5:00 p.m., New York City time, on the first Business Day prior to each Reporting Date, the Agents shall then notify the Borrower of all such rates. For such purposes, the Agents may rely conclusively on notices from Lenders as to the interest rate or rates from time to time applicable to their respective Invested Percentage of the Loans Outstanding. Each determination by a Lender of its Interest Rate pursuant to this Agreement shall be conclusive and binding on the Lenders, each Agent, the Borrower, the Servicer and the Backup Servicer, in the absence of manifest error.

(f)Notwithstanding any other provision of this Agreement or the other Basic Documents, if at any time the rate of interest payable by any Person under the Basic Documents exceeds the Maximum Lawful Rate, then, so long as the Maximum Lawful Rate would be exceeded, such rate of interest shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest so payable is less than the Maximum Lawful Rate, such Person shall continue to pay Interest at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total Interest that would have been received had Applicable Law not limited the interest rate so payable. In no event shall the total Interest received by a Lender under this Agreement and the other Basic Documents exceed the amount which such Lender could lawfully have received, had the Interest due been calculated from the Closing Date at the Maximum Lawful Rate.

Section 2.08. Settlement Procedures.

(a)On each Reporting Date, the Servicer shall instruct the Securities Intermediary in writing to pay, or if an Event of Default shall have occurred and is continuing, the Administrative Agent shall instruct the Securities Intermediary in writing to pay, no later than 12:00 p.m., New York City time on the related Payment Date, in each case, based solely on the information in the related Monthly Report, to the following Persons, from the Collection Account (to the extent of Available Funds) and from the Reserve Account (in the amount of the related Reserve Account Withdrawal Amount), in the following order of priority as set forth in the Monthly Report:

(i)First, pro rata, based on amounts owing (A) to the Servicer and Successor Servicer, the accrued and unpaid Servicing Fee and, in the case of the Successor Servicer, any out-of-pocket expenses and indemnities, (B) to the Backup Servicer, the sum of (1) the accrued and unpaid Backup Servicing Fee and (2) any out-of-pocket expenses and indemnities due to the Backup Servicer, which in the case of subclause (B)(2) shall not in the aggregate exceed $50,000 in any calendar year, (C) to the Successor Servicer, any unpaid Transition Expenses (such Transition Expenses not to exceed $250,000 in the aggregate) payable pursuant to Section 7.13(d), (D) to the Securities Intermediary, the sum of (1) the accrued and unpaid Securities Intermediary Fee payable to the Securities Intermediary and (2) any out-of-pocket expenses and indemnities due to the Securities Intermediary, which in the case of subclause (D)(2) shall not in the aggregate exceed
$25,000 in any calendar year, and (E) to the Third Party Allocation Agent (so long as the Third Party Allocation Agent is CSC), the sum of the accrued and unpaid fees, out-of- pocket expenses and indemnities due to the Third Party Allocation Agent, which in the case of subclause (E)(2) shall not in the aggregate exceed $25,000 in any calendar year;

(ii)Second, pro rata, based on amounts owing (A) to any Hedge Counterparty, any net payments due and payable by the Borrower under the related Hedging Agreement other than Hedge Breakage Costs, and (B) to each applicable Agent for the ratable payment to each Class A Lender in an amount equal to any accrued and unpaid (1) Interest on the Class A Loans, (2) Breakage Costs relating to any Class A Loans and (3) all other Aggregate Unpaids allocable to the Loans Outstanding that are Class A Loans (other than the principal amount of the Loans Outstanding) then due under this Agreement to the Administrative Agent and the applicable Agents or Class A Lenders for the payment thereof, which in the case of subclauses (2) and (3) (excluding any unpaid Interest due on the Class A Loans prior to such Payment Date) shall not exceed $50,000 in any calendar year;

(iii)Third, based on amounts owing (A) first, to each applicable Agent, for the ratable payment (by outstanding Principal Amount) to each Class A Lender, an amount equal to the Class A Monthly Principal Payment Amount, (B) second, to any Hedge Counterparty, any Senior Hedge Breakage Costs;

(iv)Fourth, prior to the Revolving Period Termination Date, to the Reserve Account, the amount necessary to cause the amount on deposit therein to equal the Reserve Account Required Amount

(v)Fifth, if the Revolving Period Termination Date has occurred, to each applicable Agent for the ratable payment to each Class A Lender, any remaining Available Funds, until the Loans Outstanding that are Class A Loans are reduced to zero;

(vi)Sixth, to each applicable Agent for the ratable payment to each Class A Lender in an amount equal to any accrued and unpaid Breakage Costs and other Aggregate Unpaids due to the Class A Lenders and not paid pursuant to clause (ii) above;

(vii)Seventh, to any Hedge Counterparty, any Subordinated Hedge Breakage Costs due but not paid;

(viii)Eighth, all other Aggregate Unpaids (other than the principal amount of the Loans Outstanding) then due under this Agreement to the Affected Parties or the Indemnified Parties, for the payment thereof;

(ix)Nineth, pro rata, based on amounts owing to the Backup Servicer, the Servicer, the Successor Servicer, the Securities Intermediary and the Third Party Allocation Agent (so long as such Third Party Allocation Agent is CSC) and any fees, expenses, indemnities and Transition Expenses not paid pursuant to clause (i) above, as applicable; and

(x)Tenth, any remaining amount shall be distributed to the Borrower.

(b)For the avoidance of doubt, it is hereby agreed that (i) accrued and unpaid fees, expenses and indemnities payable to the Securities Intermediary, the Third Party Allocation Agent (so long as such Third Party Allocation Agent is CSC), the Servicer or the Backup Servicer (including in its capacity as Successor Servicer) in excess of the aggregate annual maximum amount for any year (as set forth in Section 2.08(a)(i)) and not paid pursuant to Section 2.08(a)(ix) shall be reimbursable in subsequent years in the same order of priority and subject to the same limitations as set forth above until paid in full, and (ii) each of the caps set forth in Section 2.08(a)(i) with respect to the out-of-pocket expenses, losses and indemnities of the Securities Intermediary, the Third Party Allocation Agent (so long as such Third Party Allocation Agent is CSC) and the Backup Servicer shall not be applicable upon the occurrence and during the continuance of any Event of Default. In making the payments required under this Section 2.08(a), the Securities Intermediary shall have no duty to make any determination, calculation or verification regarding any amounts to be paid or the recipients of such amounts, and shall be entitled to rely exclusively and conclusively on the related Monthly Report.

Section 2.09. Payments, Computations, Etc.

(a)Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the Servicer hereunder, including such amounts contemplated pursuant to Section 2.08, shall be paid or deposited in accordance with the terms hereof no later than 12:00 p.m., New York City time, on the day when due in Dollars in immediately available funds, in the case of amounts due to a Lender, to each Lender at such Lender’s Account, the details of which appear on the Class A Lender Supplement for such Lender.

(b)Whenever any payment hereunder (i) shall be stated to be due on a day other than a Business Day, such payment shall be made, without penalty, on the next succeeding Business Day, except in the case where the next succeeding Business Day would occur in the succeeding calendar month, in which case such payment shall be due on the preceding Business Day or (ii) is received after 12:00 p.m., New York City time, such payment shall be deemed to have been received on the next succeeding Business Day, and any such extension of time shall in such case be included in the computation of payment of Interest, other interest or any fee payable hereunder, as the case may be.

(c)If any Loan requested by the Borrower and approved by a Lender and the Administrative Agent pursuant to Section 2.01 is not, for any reason other than due to the fault of a Lender, Administrative Agent or the applicable Agent, made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify such Lender against any reasonable loss, cost or expense incurred by such Lender, including any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by such Lender), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan.

(d)All payments hereunder shall be made without set-off or counterclaim, subject to Section 2.13, and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement.

(e)To the extent that (i) any Person makes a payment to any party hereto or (ii) any party hereto receives or is deemed to have received any payment or proceeds for application to an obligation, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Insolvency Law, State or federal law, common law or for equitable cause, then, to the extent such payment or proceeds are set aside, the obligation or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received or deemed received by the related party.

(f)Each Lender agrees or is deemed to agree that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Party or that would entitle such Lender to receive payments under Section 2.12 or Section 2.13, it shall, to the extent not inconsistent with its internal policies of general application, use commercially reasonable efforts to minimize costs, expenses and other amounts incurred by it and payable by the Borrower pursuant to Section 2.12 or Section 2.13, as applicable.

Section 2.10. Collections and Allocations; Investment of Funds.

(a)On or prior to the Closing Date, the applicable Funding Date (with respect to Subsequent Receivables), or the applicable Substitution Date (with respect to Substitute Receivables), the Servicer or a Subservicer (i) shall have directed the Obligors to make all payments in respect of the Receivables to a Subservicer, and the Subservicer shall cause the amounts to be deposited into a World Bank Account (Local) related to the Subservicer located in the State in which the related Contract was originated or the Master Collection Account and (ii) will deposit (in immediately available funds) into the Collection Account all Collections received on or after the related Cutoff Date and through and including the Business Day prior to the Closing Date, the applicable Funding Date, or the applicable Substitution Date, as the case may be.

(b)Each of the Servicer, each Subservicer and the Borrower shall transfer, or cause to be transferred, all Collections it has received in respect of a Collection Period in the form of immediately available funds to the Collection Account as promptly as possible after the date of processing of such Collections but in no event later than the third (3rd) Business Day following the date of receipt of such Collections by the applicable Subservicer, or if such Collections were received directly by the Servicer, the Servicer, as applicable, in each case whether such Collections were received centrally or at a World Acceptance branch.

(c)On each Reporting Date, the Servicer shall instruct the Securities Intermediary, in writing, based on the amounts set forth in the Monthly Report, to withdraw from the Reserve Account the Reserve Account Withdrawal Amount, if any, to be deposited into the Collection Account on the opening of business on the related Payment Date and applied in accordance with Section 2.08; provided that, on any Payment Date following the Revolving Period Termination Date, on the related Reporting Date the Servicer shall instruct the Securities Intermediary to withdraw all amounts on deposit in the Reserve Account Amount and deposit such amounts into the Collection Account for application in accordance with Section 2.08. Prior to the Revolving Period Termination Date, so long as no Event of Default or Unmatured Event of Default has occurred or is continuing, if, after giving effect to the distributions from, and deposits in, the Reserve Account on any Payment Date pursuant to Section 2.08, the Reserve Account Amount is greater than the Reserve Account Required Amount for such Payment Date, the Servicer shall direct the Securities Intermediary in writing to distribute such excess amount to or at the direction of the Borrower into the Borrower Operating Account.

(d)To the extent there are uninvested amounts on deposit in the Collection Account or the Reserve Account, such amounts may be invested in Permitted Investments that mature no later than the Business Day before the next Payment Date, which Permitted Investments shall be selected (i) prior to the occurrence of any Facility Amortization Event, by the Borrower or (ii) after the occurrence of any Facility Amortization Event, by the Administrative Agent (acting at the direction of the Required Lenders). So long as WTNA is the Securities Intermediary hereunder, each Permitted Investment may be purchased or sold by the Securities Intermediary or through an Affiliate of the Securities Intermediary. No Permitted Investment may be purchased at a premium and any earnings (and losses) on the foregoing investments shall be for the account of the Borrower. Absent direction from the Borrower or the Administrative Agent, as specified above, any uninvested amounts on deposit in either Account shall remain uninvested and the Securities Intermediary shall have no obligation or liability to pay any interest or earnings thereon. The Securities Intermediary shall not be liable for any loss, including without limitation any loss of principal or interest, or for any breakage fees or penalties in connection with the purchase or liquidation of any investment made in accordance with the written instructions of the Borrower or the Administrative Agent. Investments in any Permitted Investments are not obligations or recommendations of, or endorsed or guaranteed by, the Securities Intermediary or its Affiliates and are not insured by the Federal Deposit Insurance Corporation. Each party hereto acknowledges and agrees that the Securities Intermediary is not providing investment supervision, recommendations, suitability or advice. The Securities Intermediary and its Affiliates may provide various services for Permitted Investments and may be paid fees for such services. The parties hereto agree that, for tax reporting purposes, all interest or other income from investments shall, as of the end of each calendar year and to the extent required by the IRS be reported as having been earned whether or not income was disbursed during a particular year. Each of the Borrower and Administrative Agent agrees that the Securities Intermediary shall make available to the Borrower and Administrative Agent, upon request and in lieu of any other notifications, online account access that reflects investment activity with respect to the Collection Account and the Reserve Account. No statement need be made available for any account if no activity has occurred in such account during such period. To the extent that the Securities Intermediary becomes liable for the payment of any taxes in respect of income derived from the investment of amounts in accordance with this Section 2.10(d), the Securities Intermediary shall satisfy such liability to the extent possible from the amounts on deposit in the Collection Account or Reserve Account as applicable. The Borrower shall indemnify, defend and hold the Securities Intermediary harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Securities Intermediary on or with respect to the investment of funds contemplated by this Section 2.10(d) unless such tax, late payment, interest, penalty or other expense was finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Securities Intermediary. The indemnification provided by this Section 2.10(d) is in addition to the indemnification provided in Section 10.01 and shall survive the resignation or removal of the Securities Intermediary and the termination of this Agreement; provided, however, that such amounts payable by the Borrower pursuant to this Section 2.10(d) shall be payable only to the extent that funds are available therefor in accordance with the priorities specified in Section 2.08.

Section 2.11. Fees.

(a)The Borrower hereby agrees to pay to each Agent, for the account of the related Lenders, monthly in arrears, the Unused Commitment Fee (and agrees to pay, in connection with any prepayment pursuant to either Section 2.06 or Section 2.14, and pursuant to the terms of the

Fee Letter, the Exit Fee) from the Collection Account in accordance with Section 2.08. Payments of the Unused Commitment Fee shall be allocated and paid to Owners based upon their respective Invested Percentages of the Loans Outstanding for the applicable Interest Period.

(b)The Borrower hereby agrees to pay to the Agents, on or prior to the Closing Date all reasonable out-of-pocket expenses of the Agents in immediately available funds. In addition, the Borrower hereby agrees to pay the Utilization Make-Whole Fee when due under the Fee Letter.

(c)In accordance with Section 2.08, (i) the Servicer shall be entitled to receive the Servicing Fee, (ii) the Backup Servicer and the Securities Intermediary shall be entitled to receive the Backup Servicing Fee and the Securities Intermediary Fee, respectively, in each case monthly in arrears, and (iii) the Third Party Allocation Agent (so long as such Third Party Allocation Agent is CSC) shall be entitled to receive amounts due and owing to it by the Borrower pursuant to the terms of the Intercreditor Agreement.

(d)Notwithstanding anything herein to the contrary, to the extent Collections are reasonably projected to be sufficient to pay all amounts payable under Section 2.08(a)(i) to (iv) on the following Payment Date, the initial Servicer may retain from such Collections an amount up to the Servicing Fee payable on such Payment Date (the “Servicing Fee Advance”) on any Business Day. In connection with retaining any amounts attributable to the Servicing Fee Advance from the Collections in accordance with this clause 2.11(d), the initial Servicer shall be deemed to represent that the remaining Collections are reasonably sufficient to pay all amounts payable under Section 2.08(a)(i) to (iv) on such following Payment Date. For the avoidance of doubt, the Servicing Fee Advance is a part of and not in addition to the Servicing Fee.

(e)The Borrower shall pay to Paul Hastings LLP on the Closing Date, its fees and disbursements in immediately available funds and shall pay all additional reasonable fees and disbursements of such counsel within ten (10) Business Days after receiving an invoice for such amounts.

Section 2.12. Increased Costs; Capital Adequacy; Illegality.

(a)If any Regulatory Change (i) subjects any Affected Party to any charge or withholding on or with respect to this Agreement or an Affected Party’s obligations under this Agreement, or on or with respect to a Loan and/or the Receivables, or changes the basis of taxation of payments to any Affected Party of any amounts payable under this Agreement (except for Indemnified Taxes and Excluded Taxes), (ii) imposes, modifies or deems applicable any reserve, assessment, fee, tax (except for Indemnified Taxes and Excluded Taxes), insurance charge, special deposit or similar requirement against assets of any Affected Party, deposits with or for the account of, or liabilities of an Affected Party, or credit extended by an Affected Party pursuant to this Agreement or (iii) imposes any other condition affecting a Loan or a Lender’s right hereunder (other than Taxes), the result of which (A) is a fee, expense, internal capital charge or other imputed cost allocable to any Affected Party, (B) increases the cost to an Affected Party of performing its obligations under this Agreement or (C) reduces the rate of return on an Affected Party’s capital or assets as a consequence of its obligations under this Agreement, or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, within fifteen (15) Business Days after demand by the applicable Agent on behalf of such Affected Party, the Borrower shall pay to such Agent, for the benefit of the relevant Affected Party, such amounts charged to such Affected Party or such amounts to otherwise compensate such Affected Party for such increased cost or such reduction. The Borrower acknowledges that any Affected Party may institute measures in anticipation of a Regulatory Change (including the imposition of internal charges on such Affected Party’s interests or obligations under this Agreement), and may commence allocating Early Adoption Increased Costs, in advance of the effective date of such Regulatory Change, and the Borrower agrees to pay such Early Adoption Increased Costs to the Affected Party within thirty (30) days after demand therefor without regard to whether such effective date has occurred; provided, however, that such amounts shall be payable to an Affected Party only if such Affected Party represents and warrants in writing to the Borrower that it is (1) recognizing internal charges in respect of such Affected Party’s interests or obligations under this Agreement in anticipation of a Regulatory Change and (2) applying consistent return metrics in making determinations to charge Early Adoption Increased Costs or similar amounts to its similarly situated consumer loan finance company customers; further provided, however, that no amount of Early Adoption Increased Costs shall begin to accrue or be payable by the Borrower in respect of an anticipated Regulatory Change until thirty (30) days after the Borrower’s receipt of written notice that such Affected Party intends to make a claim for Early Adoption Increased Costs under this Section in respect of such change. For the avoidance of doubt, the Borrower shall not be required to pay any Early Adoption Increased Costs incurred by any Affected Party prior to the expiration of the thirty (30)-day notice period specified in the preceding sentence. The Borrower further acknowledges that any charge or compensation demanded hereunder may take the form of a monthly charge to be assessed by such Affected Party.

(b)If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request (including the Dodd-Frank Act, Basel II, Basel III, the Volcker Rule or the Risk-Based Capital Requirements) or (ii) compliance by any Affected Party with the interpretation of or any change in the interpretation of any law, guideline, rule, regulation, directive or request from any Governmental Authority (whether or not having the force of law), including compliance by an Affected Party with any request or directive regarding capital adequacy (including the Dodd-Frank Act, Basel II, Basel III or the Risk-Based Capital Requirements), but in each case, excluding Indemnified Taxes and Excluded Taxes, that has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within fifteen (15) Business Days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand and reasonably estimated calculation of such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction.

(c)If as a result of any event or circumstance similar to those described in Section 2.12(a) or 2.12(b), any Affected Party is required to compensate a Credit Provider in connection with this Agreement or the funding or maintenance of Loans hereunder, then within fifteen (15)

days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any such amounts paid by it.

(d)In determining any amount provided for in this Section, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section 2.12 shall submit to the Borrower a certificate describing such additional or increased cost or reduction in reasonable detail, which certificate shall be conclusive absent manifest error.

(e)If any Lender has or anticipates having any claim for compensation from the Borrower pursuant to Section 2.12(a), and such Lender believes that having the Loans under this Agreement (or any related Credit Facility or Liquidity Facility provided by a Lender with respect to a Conduit Lender hereunder) rated by a particular nationally recognized statistical rating organization would reduce the amount of such compensation by an amount deemed by such Lender to be material, such Lender shall provide a Ratings Request to the Borrower and the Servicer that such Lender intends to request a Required Rating. The Borrower and the Servicer agree that they shall cooperate with such Lender’s efforts to obtain the Required Rating, and shall provide the applicable nationally recognized statistical rating organization (either directly or through distribution to the Administrative Agent or Lender) any information requested by such nationally recognized statistical rating organization for purposes of providing and monitoring the Required Rating. The Lender or Lenders providing the Ratings Request shall pay the initial fees payable to such nationally recognized statistical rating organization for providing the rating and all ongoing fees payable to such nationally recognized statistical rating organization for their continued monitoring of the rating. Nothing in this subsection shall preclude any Lender from demanding compensation from the Borrower pursuant to Section 2.12(a) at any time and without regard to whether the Required Rating shall have been obtained, or shall require any Lender to obtain any rating on the facility prior to demanding any such compensation from the Borrower.

Section 2.13. Taxes.

(a)All payments made by the Borrower in respect of the Loans and all other payments made by the Borrower or the Servicer under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes (including FATCA), unless such withholding or deduction is required by Applicable Law. In such event, the applicable withholding agent shall make such withholding or deduction and shall pay to the appropriate taxing authority any such Taxes required to be deducted or withheld and if such Taxes are Indemnified Taxes the amount payable to a Lender, the Administrative Agent or an Agent, as the case may be, will be increased (each such increase, an “Additional Amount”) such that after deduction or withholding for or on account of any Indemnified Taxes (including any deduction or withholding for any Indemnified Taxes on such Additional Amount), the applicable Lender receives an amount equal to the amount that would have been paid had no such deduction or withholding been made.

(b)The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Indemnified Taxes in respect of which the Borrower is required to pay Additional Amounts (including any Indemnified Taxes imposed by any jurisdiction on such Additional Amounts) paid by such Lender or the Administrative Agent and any reasonable expenses arising therefrom or with respect thereto; provided, however, that the Lender or the Administrative

Agent making a demand for indemnity payment hereunder shall provide the Borrower with a certificate from the relevant taxing authority or from a Responsible Officer of such Lender or the Administrative Agent, as the case may be, stating or otherwise evidencing that it has made payment of such Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Taxes. This indemnification shall be made within ten (10) days from the date a Lender or the Administrative Agent, as the case may be, makes written demand therefor.

(c)Within thirty (30) days after the date of any payment by the Borrower of any Taxes pursuant to this Section, the Borrower will furnish to the Administrative Agent and the applicable Agent at its address set forth below its name on the signature pages of this Agreement, appropriate evidence of payment thereof.

(d)The Administrative Agent and each Agent and Lender that is a U.S. Person shall deliver to the Borrower, with a copy to the Administrative Agent and the Securities Intermediary, upon the earlier of fifteen (15) days after the Closing Date or on or prior to the date on which such entity becomes an Agent or Lender hereunder (and from time to time thereafter upon the reasonable written request of the Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Person is exempt from U.S. federal backup withholding tax.

(e)If any Agent or Lender is not created or organized under the laws of the United States or a State or is otherwise not a U.S. Person, such Person shall, to the extent that it may then do so under Applicable Law, deliver to the Borrower, with a copy to the Administrative Agent and the Securities Intermediary, (i) upon the earlier of fifteen (15) days after the Closing Date, or on or prior to the date on which such entity becomes an Agent or Lender hereunder and (from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), (ii) two executed originals of IRS Form W-8ECI, Form W-8BEN or W-8BEN-E, or Form W-8IMY accompanied by the relevant certification documents for each beneficial owner (or any successor forms or other certificates or statements which may be required and requested by the Borrower, the Administrative Agent or the Securities Intermediary from time to time by the relevant United States taxing authorities or Applicable Law), as appropriate, and (iii) two executed originals (of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law) to permit the Borrower, the Administrative Agent or the Securities Intermediary to determine the withholding or deduction required to be made; provided, however, that the delivery of any form or documentation pursuant to this subclause (other than the specific IRS Forms and related documentation (and any successor forms) described in clause (i) above) shall not be required if in the related Agent’s or Lender’s reasonable judgment the completion, execution or delivery of such form or documentation would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. For any period with respect to which an Agent or Lender has failed to provide the Borrower with the appropriate form, certificate or statement described in this subsection (other than if such failure is due to a change in law occurring after the date of this Agreement), with a copy to the Administrative Agent and the Securities Intermediary, such Lender shall not be entitled to indemnification under Section 2.12 or Sections 2.13(a) or (b) with respect to any Taxes.

(f)If a payment made to any Agent or Lender under any Basic Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Agent or Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Agent or Lender shall deliver to the Borrower, the Administrative Agent and the Securities Intermediary, at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower, the Administrative Agent or the Securities Intermediary, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower, the Administrative Agent or the Securities Intermediary as may be necessary for the Borrower, the Administrative Agent and the Securities Intermediary to comply with their obligations under FATCA and to determine that such Agent or Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(g)The Administrative Agent and each Agent and Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower, the Administrative Agent and the Securities Intermediary of its legal inability to do so.

(h)Within thirty (30) days of the written request of the Borrower therefor, each Lender shall execute and deliver to the Borrower such certificates, forms or other documents which can be furnished consistent with the facts and which are reasonably necessary to assist the Borrower in applying for refunds of Taxes remitted hereunder; provided, however, that (i) a Lender shall not be required to deliver such certificates, forms or other documents if in its sole discretion exercised in good faith it is determined that the deliverance of such certificate, form or other document would have a material adverse effect on such Lender and (ii) the Borrower shall reimburse such Lender for any reasonable expenses incurred in the delivery of such certificate, form or other document. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of Additional Amounts), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person or to file a refund or claim.

(i)Each Agent and Lender is deemed to understand, acknowledge and agree that the Securities Intermediary has the right to withhold on payments (without any corresponding gross- up) where an applicable party fails to comply with the requirements of Applicable Law. The Administrative Agent and Borrower hereby covenants with the Securities Intermediary that the Administrative Agent or Borrower will provide the Securities Intermediary with sufficient information as requested by the Securities Intermediary so as to enable the Securities Intermediary to determine whether or not the Securities Intermediary is obliged to make any withholding, including under FATCA, in respect of any payments (and if applicable, to provide the necessary detailed information to effectuate any such withholding) and to provide such additional information as requested by the Securities Intermediary that it may have to assist the Securities Intermediary in making determination as to its obligations with respect to any withholdings or informational reports.

Section 2.14. Securitizations.

(a)On any Business Day, the Borrower shall have the right to prepay all or a portion of the Loans Outstanding and require the Administrative Agent to release its security interest and Lien on the related Receivables (and the other related Collateral) in connection with a Securitization, which release shall be delivered in the form of the Securitization Release on the Securitization Date, subject to the following terms and conditions:

(i)the Borrower shall have given the Administrative Agent, each Agent, the Servicer, the Securities Intermediary, the Backup Servicer and the Electronic Vault Provider (solely with respect to any Electronic Contracts) at least thirty (30) days’ (or such lesser number of days as agreed to by the Required Lenders) prior written notice of its intent to effect a Securitization in the form set forth in Annex 2 of Exhibit G hereto; provided, however, that the Borrower shall only be required to provide at least five (5) Business Days’ prior notice to such parties, and need not provide such notice to the Electronic Vault Provider, with respect to any existing Securitization if such Securitization constitutes a transfer of Receivables by the Borrower to a Special Purpose Affiliate during the revolving period of such Special Purpose Affiliate’s respective Securitization; provided, further, that, for the avoidance of doubt, such five (5) Business Day notice period shall not apply with respect to the initial transfer of Receivables by the Borrower to a Special Purpose Affiliate in connection with any new Securitization.

(ii)unless a Securitization is to be effected on a Payment Date (in which case the relevant calculations with respect to such Securitization shall be reflected on the applicable Monthly Report), the Servicer shall deliver to the Administrative Agent and each Agent (A) a Securitization Date Certificate (which shall include the relevant calculations with regard to such Securitization, including a calculation of the Total Borrowing Base after giving effect to such Securitization and any distribution to the Borrower of excess funds pursuant to Section 2.14(a)(iv)(z)), together with evidence to the reasonable satisfaction of the Administrative Agent and the Agents that the Borrower shall have sufficient funds on the related Securitization Date to effect such Securitization in accordance with this Agreement, which funds may come from the proceeds of sales of the Receivables in connection with such Securitization (which sales must be made in arm’s- length transactions) and (B) a computer tape with the same detail as the Monthly Loan Tape on the Receivables, both before and after giving effect to such Securitization;

(iii)on the related Securitization Date, the following shall be true and correct and the Borrower shall be deemed to have certified that after giving effect to the Securitization and the release to the Borrower of the related Receivables (and the other related Collateral) on the related Securitization Date, (A) no adverse selection procedures shall have been used by the Borrower with respect to the Receivables that will remain subject to this Agreement after giving effect to the Securitization, (B) no Total Borrowing Base Deficiency exists, (C) no Unmatured Event of Default, Event of Default or Facility Amortization Event has occurred or results from such release and Securitization; provided that the Borrower may effect a Securitization during the occurrence of a Facility Amortization Event other than an Event of Default if either the Administrative Agent consents or the Aggregate Unpaids shall be paid in full as a result of such Securitization,
(D) if such Securitization Date is not a Payment Date, the Borrower shall have sufficient available funds on the immediately succeeding Payment Date to pay all amounts due and payable on such Payment Date pursuant to Section 2.08, (E) the representations and warranties contained in Sections 5.01 and 5.02 are true and correct in all respects, except to the extent that such representations and warranties expressly relate to an earlier date as set forth therein and (F) with respect to any Receivables being transferred pursuant to clause (ii) of the definition of Securitization, the purchase price relating to such Receivables shall be at fair market value as determined in good faith by the Borrower, World Acceptance, the related Originators and the related Relevant Assignees, as applicable;

(iv)on the related Securitization Date, (x) the Borrower shall have paid, in immediately available funds, to the applicable entities (A) the portion of the aggregate Loans Outstanding to be prepaid, which shall be an amount not less than the amount necessary so that no Total Borrowing Base Deficiency will exist after giving effect to such Securitization and such prepayment, (B) an amount equal to all unpaid Interest (including Interest not yet accrued) to the extent reasonably determined by the Administrative Agent to be attributable to that portion of the aggregate Loans Outstanding to be paid in connection with the Securitization, (C) an aggregate amount equal to the sum of all other amounts due and owing to the Administrative Agent, the Lenders and the Hedge Counterparties, as applicable, under this Agreement and the other Basic Documents, to the extent accrued to such date and to accrue thereafter (including Breakage Costs and Hedge Breakage Costs) and (D) all other Aggregate Unpaids with respect thereto (excluding, for the avoidance of doubt, the portion of the aggregate Loans Outstanding not being prepaid on the Securitization Date and unpaid Interest thereon), (y) each of the Backup Servicer and the Securities Intermediary shall have received all Aggregate Unpaids accrued and owing to such party on such date; and (z) if such Securitization Date is not a Payment Date, all or a portion of the excess, if any, of (A) the purchase price paid with respect to Receivables as set forth in Section 2.14(a)(iii)(F) over (B) the amounts payable in the foregoing clauses (x) and (y) of this Section 2.14(a)(iv), shall, at the Borrower’s discretion, be distributed to the Borrower on such Securitization Date; provided that, for the avoidance of doubt, if the Securitization Date is a Payment

Date, any such excess may be distributed to the Borrower in accordance with Section 2.08(a)(x).

(v)at least three (3) Business Days prior to the related Securitization Date, the Borrower shall have delivered to the Administrative Agent and the Agents a list specifying the Receivables being released pursuant to such Securitization;

(vi)the Loans Outstanding that are Class A Loans shall be reduced by a minimum aggregate amount of $1,000,000 dollars; and

(vii)on the related Securitization Date, the Borrower shall pay each Agent, for the account of the related Lenders, and pursuant to the terms of the Fee Letter, the Exit Fee.

(b)The Borrower hereby agrees to pay the reasonable out-of-pocket legal fees and expenses of the Administrative Agent, the Lenders, the Servicer, the Backup Servicer and the Securities Intermediary in connection with any Securitization (including expenses incurred in connection with the release of the Lien of the Administrative Agent, the Lenders and any other party having such an interest in the Receivables in connection with such Securitization).

Section 2.15. Sharing Payments.

(a)If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans owned by it any payment in excess of its Invested Percentage of the Loans Outstanding that are Class A Loans (each such excess payment, an “Excess Amount”), such Lender shall immediately (i) notify the Borrower and the Administrative Agent of such fact and
(ii)repay to the Borrower forthwith on demand by the Administrative Agent or the Borrower the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date on which such amount is distributed to it to but excluding the date of payment to the Borrower, at the Federal Funds Rate. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of Excess Amounts owed under this Section and will in each case notify each Agent following the payment of any Excess Amounts or the repayment thereof.

(b)If any Lender fails to make any payment required to be made by it pursuant to Section 2.15(a), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), instruct the Servicer to instruct the Securities Intermediary pursuant to any related Monthly Report to apply any amounts thereafter allocated to such Lender pursuant to Section 2.08 to satisfy such Lender’s obligations under Section 2.15(a) until all such unsatisfied obligations are fully paid.

Section 2.16. Tax Treatment. The Borrower, the Lenders and the Administrative Agent agree to treat the Loans and any interests herein as Indebtedness of the Borrower secured by the Collateral for U.S. federal, State and local income and franchise Tax purposes.

Section 2.17. The Securities Intermediary.

(a)The Borrower hereby appoints WTNA as the initial Securities Intermediary. All payments of amounts due and payable in respect of the Aggregate Unpaids that are to be made from amounts withdrawn from the Collection Account or the Reserve Account shall be made on behalf of the Borrower by the Securities Intermediary in accordance with Section 2.08.

(b)The Securities Intermediary shall be compensated for its activities hereunder by receiving the Securities Intermediary Fee. The Securities Intermediary Fee shall be payable in accordance with the priorities specified in Section 2.08 or, at the option of the Servicer, may be paid directly to the Securities Intermediary by the Servicer. The Borrower and the Servicer shall indemnify the Securities Intermediary and its officers, directors, employees and agents pursuant to Sections 10.01 and 10.02. All such amounts payable by the Borrower shall be payable in accordance with Section 2.08. The provisions of this Section, Section 10.01 and Section 10.02 shall survive the termination or assignment of this Agreement and the resignation or removal of the Securities Intermediary.

THE INDEMNIFICATION OF THE SECURITIES INTERMEDIARY CONTEMPLATED BY THIS AGREEMENT, INCLUDING PURSUANT TO THIS SECTION 2.17(a) AND SECTIONS 10.01 AND 10.02, SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY.

(c)The Securities Intermediary shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Securities Intermediary in such capacity herein and under the Account Control Agreement. No implied duties (including fiduciary duties), covenants or obligations shall be read into this Agreement against the Securities Intermediary.

(d)The Securities Intermediary shall not be liable for:

(i)an error of judgment made in good faith by one of its officers; or

(ii)any action taken, suffered or omitted to be taken in good faith in accordance with or believed by it to be authorized or within the discretion or rights or powers conferred, by this Agreement or at the direction of a Secured Party relating to the exercise of any power conferred upon the Securities Intermediary under this Agreement in each case unless it shall be proved that the Securities Intermediary shall have been grossly negligent in ascertaining the pertinent facts.

(e)The Securities Intermediary shall not be charged with knowledge of any event or information, including any Event of Default, Unmatured Event of Default or Facility Amortization Event, or be required to act (including the sending of any notice) upon any such event or information, including any Event of Default, Unmatured Event of Default or Facility Amortization Event, unless a Responsible Officer of the Securities Intermediary has actual knowledge of such event or receives written notice of such event from the Borrower, the Servicer or any Secured Party, and shall have no duty to take action to determine whether any such event, default or Event of Default shall have occurred. The Securities Intermediary shall have no obligation whatsoever either prior to or after receiving any such written notice to investigate or verify that such event has in fact occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any such notice so furnished to it. The Securities Intermediary shall not be deemed to have knowledge of any event or information held by or imputed to any Person (including an Affiliate, or other line of business or division of the Securities Intermediary) other than itself in its capacity as Securities Intermediary.

(f)Without limiting the generality of this Section, the Securities Intermediary shall have no duty (i) to see to any recording, filing or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest in the Collateral, or to see to the maintenance of any such recording or filing or depositing or to any recording, refiling or redepositing of any thereof, (ii) to see to the payment or discharge of any Tax or any Lien of any kind owing with respect to, assessed or levied against, any part of the Contracts, (iii) to confirm or verify the contents of any reports or certificates of the Servicer or the Borrower delivered to the Securities Intermediary pursuant to this Agreement believed by the Securities Intermediary to be genuine and to have been signed or presented by the proper party or parties or (iv) to ascertain or inquire as to the performance or observance of any of the Borrower’s or the Servicer’s representations, warranties or covenants or the Servicer’s duties and obligations as Servicer and as custodian of books, records, files and computer records relating to the Contracts under this Agreement.

(g)The Securities Intermediary shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable ground for believing that the repayment of such funds or indemnity satisfactory to it against such risk or liability shall not be reasonably assured to it. None of the provisions contained in this Agreement shall in any event require the Securities Intermediary to perform, or be responsible for the manner of performance of, any of the obligations or the acts or omissions of the Borrower, Servicer or any other party under this Agreement, and the Securities Intermediary may assume performance of such parties absent written notice or actual knowledge of a Responsible Officer of the Securities Intermediary to the contrary.

(h)In the absence of gross negligence, bad faith or willful misconduct on the part of the Securities Intermediary, the Securities Intermediary may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, Monthly Report, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties, not only as to due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein. The Securities Intermediary shall not be responsible for the content or accuracy of any such documents provided to the Securities Intermediary, and shall not be required to investigate, evaluate, independently determine, recalculate, certify or verify any information contained therein.

(i)The Securities Intermediary may, at the expense of the Borrower, consult with counsel or other professionals of its choice with regard to questions arising out of or in connection with this Agreement and the written or oral advice or opinion of such counsel or professionals shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Securities Intermediary in good faith in accordance therewith.

(j)The Securities Intermediary shall be under no obligation to exercise any of the rights, powers or remedies vested in it by this Agreement or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of the Administrative Agent pursuant to the provisions of this Agreement, unless the Administrative Agent, on behalf of the Secured Parties, or any other party hereto shall have offered to the Securities Intermediary security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that may be incurred therein or thereby. The Securities Intermediary shall have no liability for any action or inaction taken at the direction of the Borrower, the Servicer or the Administrative Agent in accordance with this Agreement.

(k)The Securities Intermediary shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by a Secured Party; provided, that if the payment within a reasonable time to the Securities Intermediary of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation shall be, in the opinion of the Securities Intermediary, not reasonably assured by the Borrower, the Securities Intermediary may require indemnity reasonably satisfactory to it against such cost, expense or liability as a condition to so proceeding. The reasonable expense of every such examination shall be paid by the Borrower or, if paid by the Securities Intermediary, shall be reimbursed by the Borrower pursuant to Section 2.08.

(l)The Securities Intermediary may execute any of the trusts or powers hereunder or perform any duties under this Agreement either directly or by or through Affiliates, agents or attorneys or custodians. The Securities Intermediary shall not be responsible for any misconduct or negligence of, or have any duty to supervise or monitor, any such agent, attorney or custodian appointed with due care by it hereunder.

(m)If the Securities Intermediary shall request instructions from the Administrative Agent or the Servicer with respect to any act, action or failure to act in connection with and as set forth in this Agreement, the Securities Intermediary shall be entitled to refrain from taking such action and continue to refrain from acting unless and until the Securities Intermediary shall have received written instructions from the Administrative Agent or the Servicer, as applicable, without incurring any liability therefor to the Administrative Agent, the Borrower, the Servicer or any other person.

(n)The Securities Intermediary may act in reliance upon any written communication of the Administrative Agent concerning the delivery of Collateral pursuant to this Agreement. The Securities Intermediary does not assume and shall have no responsibility for, and makes no representation as to, monitoring the value of the Contracts and other Collateral. The Securities Intermediary shall not be liable for any action or omission to act hereunder, except for its own gross negligence, bad faith or willful misconduct.

THE FOREGOING PARAGRAPH SHALL APPLY WHETHER OR NOT SUCH LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN

WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY THE SECURITIES INTERMEDIARY.

(o)If the Securities Intermediary shall at any time receive conflicting instructions from the Administrative Agent and the Servicer or any other party to this Agreement and the conflict between such instructions cannot be resolved by reference to the terms of this Agreement, the Securities Intermediary shall be entitled to rely on the instructions of the Administrative Agent. The Securities Intermediary may conclusively rely upon the validity of documents delivered to it, without investigation as to their authenticity or legal effectiveness, and the Securities Intermediary shall not be liable to the Servicer or any other party to this Agreement in respect of any claims that may arise or be asserted against the Securities Intermediary because of the invalidity of any such documents or their failure to fulfill their intended purpose. The Securities Intermediary shall not be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other agreement on the part of any party, and may assume performance of such parties absent written notice or actual knowledge of a Responsible Officer of the Securities Intermediary to the contrary.

(p)The Securities Intermediary is authorized, in its sole discretion, to disregard any and all notices or instructions given by any other party hereto or by any other Person other than any such notices or instructions as are expressly provided for in this Agreement or the Account Control Agreement and orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part hereof, then and in any of such events the Securities Intermediary is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree with which it is advised by legal counsel of its own choosing is binding upon it, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other Person by reason of such compliance even though such order, writ, judgment or decree maybe subsequently reversed, modified, annulled, set aside or vacated.

(q)Any Person into which the Securities Intermediary may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Securities Intermediary shall be a party, or any Person succeeding to all or substantially all of the Securities Intermediary’s corporate trust services business, provided that such Person otherwise meets the requirements of the definition of the term “Securities Intermediary”, shall be the successor of the Securities Intermediary under this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

(r)The Securities Intermediary may at any time resign and terminate its obligations under this Agreement by providing written notice thereof to the Borrower, the Administrative Agent and the Lenders; provided, however, that except as provided below, no such resignation or termination shall be effective until a successor Securities Intermediary is appointed (and accepts such appointment) pursuant to the terms of this Section 2.17. Promptly after receipt of notice of the Securities Intermediary’s intended resignation, the Borrower shall appoint, by written instrument, a successor Securities Intermediary. If the Borrower fails to appoint a successor Securities Intermediary pursuant to the terms hereof within 30 days after receipt of the Securities Intermediary’s notice of resignation, the Administrative Agent (acting at the direction of the Required Lenders) shall have the exclusive right to appoint by written instrument, a successor Securities Intermediary. If neither the Borrower nor the Administrative Agent (acting at the direction of the Required Lenders) has appointed a successor Securities Intermediary within 60 days after receipt of the Securities Intermediary’s notice of resignation, the Securities Intermediary may petition a court of competent jurisdiction to appoint a successor Securities Intermediary, with the cost of such petition (including any attorneys’ fees and expenses and court costs) to be borne by the Borrower.

(s)Without limiting the generality of any other provision hereof, the Securities Intermediary shall have no duty to conduct any investigation as to the occurrence of any condition requiring the repurchase of any Receivable by any Person pursuant to this Agreement, or the eligibility of any Receivable for purposes of this Agreement.

(t)Before the Securities Intermediary acts or refrains from taking any action under this Agreement, it may require an Officer’s Certificate and/or an Opinion of Counsel from the party requesting that the Securities Intermediary act or refrain from acting in form and substance acceptable to the Securities Intermediary, the costs of which (including the Securities Intermediary’s reasonable attorney’s fees and expenses) shall be paid by the party requesting that the Securities Intermediary act or refrain from acting. The Securities Intermediary shall not be liable for any action it takes or omits to take in good faith in reliance on any such Officer’s Certificate and/or Opinion of Counsel.

(u)Notwithstanding anything to the contrary in this Agreement, the Securities Intermediary shall not be liable for any loss or damage or any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any reason which is beyond the control of the Securities Intermediary, including by any existing or future law or regulation, any existing or future act of governmental authority, act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, other industrial action, labor dispute, disease, epidemic or pandemic, quarantine, national emergency, general failure of electricity or other supply, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system and any other market conditions affecting the execution or settlement of transactions or any event where, in the reasonable opinion of the Securities Intermediary, performance of any duty or obligation under or pursuant to this Agreement would or may be illegal or would result in the Securities Intermediary being in breach of any Applicable Law or any practice, request, direction, notice, announcement or similar action of any Governmental Authority to which the Securities Intermediary is subject.

(v)Notwithstanding anything to the contrary in this Agreement, the Securities Intermediary shall not be required to take any action if it shall have reasonably determined, or shall have been advised by its counsel, that such action is likely to expose the Securities Intermediary to personal liability, is contrary to this Agreement, or is not in accordance with Applicable Law.

(w)The right of the Securities Intermediary to perform any permissive or discretionary act enumerated in this Agreement or any related document shall not be construed as a duty. In the event that any provision of this Agreement implies or requires that action or forbearance from action be taken by a party but is silent as to which party has the duty to act or refrain from acting, the parties hereto agree that the Securities Intermediary shall not be the party required to take the action or refrain from acting.

(x)Neither the Securities Intermediary nor any of its officers, directors, employees, attorneys or agents will be responsible or liable for (i) the existence, genuineness, value or protection of any collateral securing the Receivables, for the legality, enforceability, effectiveness or sufficiency of the Basic Documents for the creation, perfection, continuation, priority, sufficiency or protection of any of the Liens, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or Basic Documents or any delay in doing so, or (ii) reviewing or determining the accuracy, completeness or sufficiency of any chain of ownership (including endorsements or assignments related thereto) with respect to any Receivable or Receivable File.

(y)The Securities Intermediary shall not be liable for, and shall have no duty to supervise or monitor, any action or inaction of the Borrower, Servicer or any other party (or agent thereof) to this Agreement or any related document and may assume compliance by such parties with their obligations under this Agreement or any related agreements.

(z)Neither the Securities Intermediary nor any of its directors, officers, agents or employees shall be responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower, the Servicer, World Acceptance, the Administrative Agent or the Backup Servicer contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Basic Document to which it is a party or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article Four.

(aa) Without limiting the generality of any other provision hereof, neither the Securities Intermediary’s preparation or receipt of any reports pursuant to this Agreement nor any other publicly available information available to the Securities Intermediary shall constitute actual or constructive knowledge or written notice of any information contained therein.

(bb) The Securities Intermediary shall not be held responsible or liable for or in respect of, and makes no representation or warranty with respect to (i) the preparation, filing, correctness or accuracy of any financing statement, continuation statement or recording of any document (including this Agreement) or instrument in any public office at any time, or (ii) the monitoring, creation, maintenance, enforceability, existence, status, validity, priority or perfection of any security interest, lien or collateral or the performance of any collateral.

(cc) In the event that (i) the Securities Intermediary is unsure as to the application or interpretation of any provision of this Agreement or any other Basic Document, (ii) this Agreement or any other Basic Document is silent or is incomplete as to the course of action that the Securities Intermediary is required or permitted to take with respect to a particular set of facts, or (iii) more than one methodology can be used to make any determination to be performed by the Securities Intermediary hereunder or thereunder, then the Securities Intermediary may give written notice to the Administrative Agent requesting written instruction and, to the extent that the Securities Intermediary acts or refrains from acting in good faith in accordance with any such written instruction, the Securities Intermediary shall not be personally liable to any Person. If the Securities Intermediary shall not have received such written instruction within ten (10) calendar days of delivery of notice to the Administrative Agent (or within such shorter period of time as may reasonably be specified in such notice or as may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action which is consistent, in its view, with this Agreement, and shall have no liability to any Person for such action or inaction.

(dd) The Securities Intermediary shall not be responsible for preparing or filing any reports or returns relating to federal, state or local income taxes with respect to this Agreement or any other Basic Document other than for the Securities Intermediary’s compensation.

(ee) WTNA (in each of its capacities) will not have any liability for any determination made by or on behalf of any Person in connection with a Benchmark Transition Event. For the avoidance of doubt, WTNA (in each of its capacities) shall not (i) have any duty to make any determination related to, a Benchmark Transition Event, a Benchmark Replacement Date, a Benchmark Replacement, a Benchmark Replacement Adjustment or other modifier to any replacement or successor index, (ii) be under any obligation to monitor, determine or verify the unavailability or cessation of the applicable Benchmark, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of any Benchmark Transition Event or Benchmark Replacement Date. WTNA (in each of its capacities) shall not (i) be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement or any other Basic Document as a result of the unavailability of the applicable Benchmark and absence of a designated Benchmark Replacement, including as a result of any inability, delay, error or inaccuracy on the part of any other Person in providing any direction, instruction, notice or information required or contemplated by the terms of the Basic Documents and reasonably required for the performance of such duties, (ii) have any responsibility, obligation or liability related to determining whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing or (iii) have any liability for entering into, or the contents of, any Benchmark Replacement Conforming Changes.

Section 2.18. Effect of Benchmark Transition Event.

(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Basic Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Basic Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Basic Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such

Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Basic Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Basic Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is based upon Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time in a manner consistent with market practice and, notwithstanding anything to the contrary herein or in any other Basic Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Basic Document. The Administrative Agent shall promptly notify the Borrower and the Lenders of the effectiveness of any Benchmark Replacement Conforming Changes.

(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower, the Securities Intermediary and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of such Benchmark Replacement. The Administrative Agent will notify the Borrower and the Securities Intermediary of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to subsection (e) below and (v) the commencement of any Benchmark Unavailability Period; provided that any failure by the Administrative Agent to so notify the Borrower, the Securities Intermediary and/or any Lender shall not affect the Administrative Agent’s right to take or refrain from taking any action permitted under this Section 2.18(c). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.18(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Basic Document, except, in each case, as expressly required pursuant to this Section 2.18(c).

(d)Inability to Determine Rates. Subject to subsections (a), (b), (c), (e) and (f), of this Section 2.18 if, on or prior to the commencement of any Interest Period:

(i)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii)the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in either case, the Administrative Agent will promptly so notify the Borrower, the Securities Intermediary and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.19. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, then the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (d) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a Funding Request of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

(f)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Basic Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

Section 2.19. Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), or (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant to this Agreement (regardless of whether such notice may be revoked under Section 2.18 and is revoked in accordance therewith), then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A notice of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.19 that is delivered to the Borrower by such Lender shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such notice within ten (10) days after receipt thereof.

Section 2.20. Borrower Cooperation with Adjustments to Tranching. At the direction of the Administrative Agent or any Lender, the Borrower shall enter into an amendment to this Agreement for the purpose of tranching or adjusting the tranching on any Loans, provided that all reasonable costs and expenses of the Borrower incurred in connection with such amendment shall be borne by the Lender, and provided further that the Borrower shall not be required to enter into such amendment if it could reasonably be expected to have a material adverse effect on the payments, economics or obligations of the Borrower hereunder. Upon the exercise of such option to tranche or adjust tranching, the Borrower shall cooperate with the Administrative Agent and the Lenders and any intended assignee(s) (if any) of any Lender, as may be reasonably requested by the Administrative Agent or any Lender, to effect the exercise of such option, including the issuance of an additional class of Loans that bear interest at a rate separate and apart from the then current Interest Rate, or advance rates separate and apart from the then current advance rates, or modifications to the terms of the existing Loans as may be reasonably requested by the Administrative Agent or any Lender (including changes to advance rates or margin).

ARTICLE THREE

SECURITY

Section 3.01. Collateral.

(A)The parties hereto intend that this Agreement constitute a security agreement, and the transactions effected hereby constitute secured loans by the Lenders to the Borrower under Applicable Law. As collateral security for the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations, the Borrower hereby grants to the Administrative Agent, as agent for the Secured Parties, a lien on and security interest in all of the Borrower’s right, title and interest in, to and under the following, whether now existing or owned or hereafter arising or acquired by the Borrower (collectively, the “Collateral”):

(i)the Receivables and the related Contracts, (including the right to service the Receivables in connection therewith), and any accounts or obligations evidenced thereby, any guarantee thereof, all Collections and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to any such Receivables) or to become due or received by any Person in payment of any of the foregoing on or after the related Cutoff Date;

(ii)the Omnibus Distribution and Assignment Agreement and all remedies thereunder and the assignment to the Administrative Agent of all UCC financing statements filed by World Acceptance against each Originator (and against each Relevant Assignee by World Acceptance or any other Relevant Assignee) under or in connection with the Omnibus Distribution and Assignment Agreement;

(iii)the Purchase Agreement and each Receivables Assignment and all remedies thereunder and the assignment to the Administrative Agent of all UCC financing statements filed by the Borrower against World Acceptance under or in connection with the Purchase Agreement;

(iv)the Account Collateral;

(v)all Liquidation Proceeds;

(vi)all Hedge Collateral;

(vii)all Receivable Files, Servicer Files and the Schedule of Receivables, and the documents, agreements and instruments included in the Receivable Files and Servicer Files, including rights of recourse of the Borrower against the related Originators, Relevant Assignees, and World Acceptance;

(viii)all Records, documents and writings evidencing or related to the Receivables or the Contracts;

(ix)all guaranties, indemnities, warranties, insurance (and proceeds and premium refunds thereof), payments and other agreements or arrangements of whatever character from time to time supporting or securing payment of the Receivables, whether pursuant to the related Contracts or otherwise;

(x)all security interests, Liens, guaranties and other encumbrances in favor of or assigned or transferred to the Borrower in and to the Receivables and the related Contracts, and any collateral relating thereto;

(xi)all deposit accounts, monies, deposits, funds, accounts and instruments relating to the foregoing; and

(xii)all income, products, accessions and proceeds of the foregoing.

(b)The grant under this Section does not constitute and is not intended to result in a creation or an assumption by any Agent or any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the Contracts to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Administrative Agent of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral and (iii) no Agent or any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall any Agent or any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(c)Notwithstanding the foregoing grant of security interest, no account, instrument, chattel paper or other obligation or property of any kind due from, owned by or belonging to a Sanctioned Target shall be Collateral.

(d)Each of the Borrower and the Servicer represents and warrants as to itself that each remittance of Collections by the Borrower or the Servicer to the Administrative Agent or any Lender under this Agreement will have been (i) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and the Servicer and (ii) made in the ordinary course of business or financial affairs of the Borrower and the Servicer or as required under the Basic Documents.

Section 3.02. Release of Collateral; No Legal Title.

(a)At the same time as any Receivable (i) expires by its terms and all amounts in respect thereof have been paid by the related Obligor and deposited into the Collection Account or (ii) has been prepaid in full and all amounts in respect thereof have been paid by the related Obligor and deposited into the Collection Account, the Administrative Agent’s interest in such Receivable, the related Contract and the related Collateral will be automatically released. In connection with any sale of any property on or after the occurrence of an event described in clauses (i) or (ii) above or in connection with a Defaulted Receivable, after the deposit by the Servicer of the proceeds of the sale or other disposition of the related property into the Collection Account, the Administrative Agent will, at the sole expense of the Servicer, execute and deliver to the Servicer any assignments, bills of sale, termination statements, payoff letters and any other releases and instruments as the Servicer may reasonably request in order to effect the release and transfer of such property; provided, that the Administrative Agent will not make any representation or warranty, express or implied, with respect to any such property in connection with such sale or transfer and assignment. Nothing in this Section shall diminish the Servicer’s obligations pursuant to Section 7.03(c) or 7.03(d) with respect to the proceeds of any such sale or other disposition.

(b)Upon (i) a transfer or reallocation of Receivables in connection with a Securitization or (ii) the Facility Termination Date, the Administrative Agent, at the Borrower’s expense, upon payment in full of the related Aggregate Unpaids, shall execute and file such partial or full releases or partial or full assignments of financing statements and other documents and instruments as may be reasonably requested by the Borrower to effectuate the release of the relevant portion of the Collateral.

(c)The Administrative Agent will not, except as may result from the exercise of its remedies hereunder, have legal title to any part of the Collateral on the Facility Termination Date and will have no further interest in or rights with respect to the Collateral.

Section 3.03. Protection of Security Interest; Administrative Agent, as Attorney-in-Fact.

(a)The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may reasonably be necessary, or that the Administrative Agent or any Agent may reasonably deem necessary, to perfect, protect or more fully evidence the security interest granted to the Administrative Agent in the Receivables and the other Collateral, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder and thereunder.

(b)If the Borrower fails to perform any of its obligations hereunder after five Business Days’ notice from any Secured Party, any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the reasonable costs and expenses incurred by such Secured Party in connection therewith shall be payable by the Borrower as provided in Article Ten. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent, as its attorney-in-fact to act on behalf of the Borrower, (i) to execute or cause to be executed on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Receivables and the other Collateral, including financing statements that describe the collateral covered thereby as “all assets of the Borrower whether now owned or existing or hereafter acquired or arising and wheresoever located” and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables and the other Collateral, as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the

Secured Parties in the Receivables and the other Collateral. This appointment is coupled with an interest and is irrevocable.

(c)The Servicer, on behalf of the Borrower, shall deliver to the Administrative Agent, each Agent and the Backup Servicer an electronic data file containing a true and complete list of all such Receivables, identified by account number and principal balance as of the end of the Collection Period ending immediately prior to the initial Funding Date. Such file or list shall be marked as the Schedule of Receivables attached hereto as Schedule C hereto, delivered to the Administrative Agent, each Agent and the Backup Servicer as confidential and proprietary information, and is hereby incorporated into and made a part of this Agreement. The Servicer, on behalf of the Borrower, agrees to deliver to the Administrative Agent at such times as requested by the Administrative Agent in connection with a third-party’s request to review the Schedule of Receivables, as provided in the financing statement filed by the Administrative Agent under the UCC, an electronic data file containing a true and complete list of all Receivables, including all Receivables created on or after the initial Cutoff Date, in existence as of the later of (x) the last day of the prior Collection Period, (y) the most recent Funding Date or Substitution Date or (z) the most recent Securitization Date by account number and by Principal Balance as of such day or date. Such updated and revised file or list shall be marked as the Schedule of Receivables, delivered to the Administrative Agent, each Agent and the Backup Servicer as confidential and proprietary information, shall replace the previously delivered Schedule of Receivables, and shall be incorporated into and made a part of this Agreement.

Section 3.04. Assignment of the Purchase Agreement. The Borrower hereby represents, warrants and confirms to the Administrative Agent that the Borrower has collaterally assigned to the Administrative Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right and title to and interest in the Purchase Agreement. The Borrower confirms that the Administrative Agent shall have the sole right to enforce the Borrower’s rights and remedies under the Purchase Agreement for the benefit of the Secured Parties, but without any obligation on the part of the Administrative Agent, the Secured Parties or any of their respective Affiliates, to perform any of the obligations of the Borrower under the Purchase Agreement. The Borrower further confirms and agrees that such collateral assignment to the Administrative Agent shall terminate upon the Facility Termination Date; provided, however, that the rights of the Secured Parties pursuant to such collateral assignment with respect to rights and remedies in connection with any indemnities and any breach of any representation, warranty or covenants made by World Acceptance pursuant to the Purchase Agreement, which rights and remedies survive the termination of the Purchase Agreement, shall be continuing and shall survive any termination of such collateral assignment.

Section 3.05. Waiver of Certain Laws. Each of the Borrower, the Backup Servicer and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any part of the Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower, the Backup Servicer and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Administrative Agent or such court may determine.

Section 3.06. Electronic Vault System and Electronic Collateral Control Agreement.

(a)With respect to each Contract that is an Electronic Contract (i) that constitutes Electronic Chattel Paper for which the Authoritative Copy has been communicated to the Administrative Agent or (ii) that does not constitute Electronic Chattel Paper, and in each case is maintained by the Electronic Vault Provider as a designated custodian of the Administrative Agent, the Administrative Agent is the agent for the Secured Parties exclusively. The Administrative Agent shall hold each such Contract for the exclusive benefit of the Secured Parties and shall make disposition thereof only in accordance with this Agreement or the Electronic Collateral Control Agreement or otherwise pursuant to written instructions furnished by the Required Lenders.

(b)The Servicer shall maintain or cause to be maintained the Electronic Vault so that the Electronic Vault System will place the Required Legend on each page of any perceivable copy of an Electronic Contract; provided that, if a Contract is Exported from the Electronic Vault, the Servicer shall hold such Contract in physical form in accordance with its customary servicing practices and with this Agreement. None of the Administrative Agent, or any of the World Acceptance Entities shall make any changes to the Owner of Record of the Electronic Vault or to the Required Legend on any Electronic Contract, without the prior written consent of the Required Lenders.

(c)The Servicer shall maintain or cause to be maintained each Electronic Contract that constitutes Electronic Chattel Paper such that (i) a watermark on any perceivable rendering of the Authoritative Copy thereof shall read “View of Authoritative Copy,” (ii) a watermark on any perceivable rendering of each Electronic Contract that is not a perceivable rendering of the Authoritative Copy thereof shall read “View of Non-Authoritative Copy,” and (iii) the Required Legend is placed on each perceivable rendering thereof; provided, that the Servicer shall not be required to apply any watermark or other notation to any Electronic Contract when such Electronic Contract has expired by its terms or has been paid in full. The Servicer shall cause the Electronic Vault to reflect the name of the applicable Owner of Record as follows: “WFC Receivables I, LLC”. Neither any World Acceptance Entity nor the Administrative Agent shall destroy any Electronic Contract nor transfer or cause the transfer or Export of any Electronic Contract except in accordance with the terms hereof and the Electronic Collateral Control Agreement; provided that, for the avoidance of doubt, the Servicer may Export an Electronic Contract in accordance with the terms hereof and the terms of the Electronic Collateral Control Agreement in connection with the release of such Receivable from the lien of this Agreement in accordance with the terms hereof.

(d)The World Acceptance Entities shall notify the Lenders in writing as soon as reasonably practicable and in any event within two (2) Business Days after any Responsible Officer thereof receives notice or obtains actual knowledge of: (I) the intent or threat (expressed in writing) of the Electronic Vault Provider to terminate, or the termination of, the Electronic Collateral Control Agreement or the Electronic Vault Services Agreement, (II) receipt of written notice from the Electronic Vault Provider of any actual or suspected theft of, accidental disclosure of, loss of, or inability to account for, any nonpublic or confidential information (including, but not limited to, the access codes of the Electronic Vault Provider or any party hereto) of the Electronic Vault Provider or any party hereto which is maintained in the Electronic Vault and/or any unauthorized intrusions into the Electronic Vault Provider’s or any of its subcontractor’s facilities or secure systems on or in which any nonpublic or confidential information of the Electronic Vault Provider or any party hereto is maintained, (III) receipt of written notification from the Electronic Vault Provider of any changes to the System Description, which shall include any changes to the Electronic Vault System that are materially inconsistent with the System Description, with respect to the Electronic Vault, (IV) any Integrity Check failure with respect to or any other attempted unauthorized access to or modification or alteration of an Authoritative Copy of an Electronic Contract that constitutes Electronic Chattel Paper which constitutes or evidences a Receivable maintained in the Electronic Vault, (V) any claim of any Person (other than the Administrative Agent) of an interest in an Electronic Contract, (VI) the receipt of written notice of the commencement or the threat in writing of any actions, suits, investigations or proceedings against the Electronic Vault Provider which may materially interfere with (A) the Electronic Vault Provider’s provision of the Electronic Vault System or (B) the Borrower’s, the Servicer’s, the Administrative Agent’s or any other Person’s access to or use of the Electronic Vault or against the Borrower, the Servicer, the Administrative Agent or otherwise relating to or affecting the Electronic Vault or the Contracts, in any court, or before any arbitrator of any kind, or before or by any Governmental Authority or (VII) the receipt of any other material or adverse written notice from the Electronic Vault Provider. The Administrative Agent shall, upon receipt of notice of any of the foregoing and to the extent such notice has not already been provided by a World Acceptance Entity to the Lenders, provide written notice thereof to the Lenders as soon as reasonably practicable.

(e)The Administrative Agent shall appoint only its own personnel (or personnel of its subcontractors) as “Secured Party Authorized Users” in respect of the Electronic Vault and the Contracts contained therein and shall not otherwise permit any Person to have access to thereto other than (1) prior to the delivery of a Notice of Exclusive Control under (and as defined in) the Electronic Collateral Control Agreement, Approved Parent Authorized Users (as defined in the Electronic Collateral Control Agreement), (2) from and after the delivery of a Notice of Exclusive Control under (and as defined in) the Electronic Collateral Control Agreement, the Required Lenders and any Person appointed by the Required Lenders as a “Secured Party Administrative User”, (3) personnel of Electronic Vault Provider in connection with providing technical support to any such “Secured Party Authorized Users” and (4) the Required Lenders and their respective agents or representatives in connection with an audit pursuant to Section 7.03(j). The Administrative Agent shall not provide any Person other than the Required Lenders with any right to control the actions of the Administrative Agent under the Electronic Collateral Control Agreement, or any consent or approval rights in respect of the Electronic Collateral Control Agreement or any rights thereunder or any provisions thereof, or permit any other Person to direct the Servicer to take or refrain from taking any action, in each case, which could affect the Contracts.

(f)The Administrative Agent shall not agree to amend, or provide any consents, waivers or directions under, the Electronic Collateral Control Agreement without the prior written consent of the Required Lenders.

(g)Upon the occurrence of (x) an Event of Default, (y) the termination of Electronic Vault Services Agreement or the Electronic Collateral Control Agreement or the delivery of any notice of termination thereunder or (z) a determination by the Administrative Agent or the Required Lenders, each in their reasonable discretion, that the functionality, security, integrity or reliability of the Electronic Vault System (or any portion thereof) is impaired or the Contracts are otherwise adversely affected by any event (including any change in configuration, technology or law) or circumstance with respect to the Electronic Vault Provider, the Administrative Agent, the Electronic Vault System, the Electronic Vault Services Agreement, the Electronic Collateral Control Agreement or Electronic Contracts generally, including, without limitation, adverse claims being asserted therein by the Electronic Vault Provider or other lenders, (1) the Administrative Agent shall, notwithstanding any contrary instruction received from the World Acceptance Entities, promptly take such reasonable action with respect to the Electronic Contracts and the Electronic Collateral Control Agreement, as the Required Lenders may direct in writing (including, without limitation, Exporting the Contracts maintained within the Electronic Vault System) and (2) the Administrative Agent (acting at the written direction of the Required Lenders) as “Secured Party” under the Electronic Collateral Control Agreement shall deliver a Notice of Exclusive Control under (and as defined in) the Electronic Collateral Control Agreement.

(i)The Servicer and the Borrower hereby represent and warrant to the Secured Parties as of the date hereof, as of each Funding Date and as of each Substitution Date, that the Electronic Collateral Control Agreement provides World Acceptance a license to use the Electronic Vault System and provides the Administrative Agent exclusive access to the Electronic Vault (except to the extent otherwise expressly set forth herein or in the Electronic Collateral Control Agreement) and the terms thereof are sufficient to permit the Administrative Agent to perform its duties and obligations hereunder and under the Electronic Collateral Control Agreement.

(j)The Servicer and the Borrower hereby represent and warrant to the Secured Parties as of the date hereof, as of each Funding Date, and as of each Substitution Date, that none of the World Acceptance Entities has any right of access to the Electronic Vault under the Electronic Collateral Control Agreement without the prior written consent of the Administrative Agent, except in accordance with the terms thereof and the terms of this Agreement.

ARTICLE FOUR

CONDITIONS OF CLOSING AND THE LOANS

Section 4.01. Conditions of Closing. The Closing Date shall not occur, nor shall any Lender, the Administrative Agent, any Agent or any other party hereto be obligated to take, fulfill or perform any other action hereunder, until the following conditions precedent have been satisfied or waived in the sole discretion of the Required Lenders:

(a)The Administrative Agent and each Agent shall have received (i) an executed copy of each Basic Document and (ii) such other documents, instruments, agreements and Opinions of Counsel as the Administrative Agent or any Agent shall request in connection with the transactions contemplated by this Agreement, each in form and substance satisfactory to the Administrative Agent or such Agent, as applicable.

(b)The Administrative Agent and each Agent shall have received (i) satisfactory evidence, which may be in the form of an Officer’s Certificate or an Opinion of Counsel, that the Borrower, the Servicer, World Acceptance and the Backup Servicer have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Basic Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate or an Opinion of Counsel from each of the Borrower, the Servicer, World Acceptance and the Backup Servicer, in form and substance satisfactory to the Administrative Agent and each Agent, affirming that no such consents or approvals are required; it being understood that the acceptance of such evidence, Opinion of Counsel or Officer’s Certificate shall in no way limit the recourse of the Administrative Agent or any Secured Party against World Acceptance or the Borrower for a breach or World Acceptance’s as the Borrower’s representation or warranty that all such consents and approvals have, in fact, been obtained.

(c)The Borrower and World Acceptance shall each be in compliance in all material respects with all Applicable Laws and shall have delivered an Officer’s Certificate to the Administrative Agent and each Agent as to such compliance and other closing matters.

(d)The Borrower shall have paid all fees, costs and expenses required to be paid by it on the Closing Date, including all fees required hereunder and under the Fee Letter, and shall have reimbursed each Lender and the Administrative Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Basic Documents, including the fees and expenses of Paul Hastings LLP.

(e)No Event of Default, Unmatured Event of Default or Facility Amortization Event shall have occurred.

(f)No Servicer Termination Event or any event that, with the giving of notice or the lapse of time, or both, would become a Servicer Termination Event shall have occurred.

(g)The Administrative Agent and each Agent shall have received Schedule D and Exhibits D, E, H and J.

(h)All existing financing statements naming World Acceptance, as debtor securing any collateral thereunder shall be terminated, or amended to release such collateral, to the extent such financing statement covers any Receivables that will become Collateral upon its pledge on the Closing Date.

(i)The Administrative Agent shall have received evidence reasonably satisfactory to it that any Liens with respect to any Collateral owned by the Borrower are or will concurrently on the Initial Loan Date be released (other than Liens in favor of the Collateral Agent or the Secured Parties).

(j)On and as of the Closing Date, each of the Borrower, the Servicer and World Acceptance has performed all of the agreements contained in this Agreement and the other Basic Documents to be performed by it.

(k)No adverse procedures were used by the Borrower in providing information related to the Receivables and the selection of the Receivables did not result in a selection adverse to the Lenders.

(l)The Agent for the Atlas Lender Group shall have received a ratings letter from a Rating Agency confirming that the Credit Facility or Liquidity Facility provided to the Conduit Lender, if any, in the Atlas Lender Group with respect to the Class A Loan will be rated “A(high)” (or equivalent thereof).

(m)No Applicable Law shall prohibit, and no order, judgment or decree of any Governmental Authority shall prohibit or enjoin, the making of the Loan by the Lenders in accordance with the provisions hereof.

(n)The Administrative Agent and each Agent shall have received opinions from (i) Alston & Bird with respect to corporate, security interest, true sale and nonconsolidation opinions customarily rendered in connection with the transactions contemplated by the Basic Documents and such other opinions as requested by the Lenders and (ii) Akerman LLP with respect to a corporate opinion for the Originator whose jurisdiction is in the State of Louisiana, customarily rendered in connection with the transactions contemplated in the Basic Documents.

(o)The Lenders shall have received no later than three Business Days in advance of the Closing Date all documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been reasonably requested in writing by any Lender at least ten (10) days in advance of the Closing Date.

(p)The Administrative Agent and each Agent shall have received a diligence report from CBIZ, in a form reasonably acceptable to the Lenders.

(q)The Administrative Agent and each Agent shall have received such other approvals, opinions, information or documents as the Administrative Agent or the Lenders may reasonably require.

Section 4.02. Conditions Precedent to Initial Loan Date. In addition to the conditions set forth in Section 4.03, the obligation of each Lender to make or participate in the initial Loan shall be subject to the satisfaction of the following conditions:

(a)The Borrower shall have paid all fees, costs and expenses required to be paid by it on or prior to the Initial Loan Date, including all fees required hereunder and under the Fee Letter, and shall have reimbursed each Lender and the Administrative Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Basic Documents, including the fees and expenses of Paul Hastings LLP.

(b)The Administrative Agent and each Agent shall have received the Schedule of Receivables.

(c)(i) The Borrower (directly or through the Servicer and the Subservicers) shall have deposited into the Collection Account, an amount equal to all Collections received on or in respect of the Receivables since the related Cutoff Date and (ii) the amount on deposit in the Reserve Account shall equal the Reserve Account Required Amount.

(d)No Event of Default, Unmatured Event of Default or Facility Amortization Event shall have occurred.

(e)No Servicer Termination Event or any event that, with the giving of notice or the lapse of time, or both, would become a Servicer Termination Event shall have occurred.

(f)On or prior to the Initial Loan Date, the Servicer shall deliver the Test Data File to the Backup Servicer, in a format acceptable to the Backup Servicer.

(g)On and as of the Closing Date, each of the Borrower, the Servicer and World Acceptance has performed all of the agreements contained in this Agreement and the other Basic Documents to be performed by it.

(h)No adverse procedures were used by the Borrower in providing information related to the Receivables and the selection of the Receivables did not result in a selection adverse to the Lenders.

Section 4.03. Conditions Precedent to All Loans. The Lenders’ obligation to make any Lender Advance on any Funding Date (including, for the avoidance of doubt, with respect to the initial Loan on the Initial Loan Date) hereunder shall be subject to the conditions set forth in Section 4.01 and the further conditions precedent that:

(a)With respect to any Loan (including the Initial Loan), the Servicer shall have delivered to the Administrative Agent and each applicable Agent, on or prior to the date of such Loan in form and substance satisfactory to the Administrative Agent and each Agent, (i) a Funding Request and (ii) in the case of Receivables being added to the Collateral, an updated Schedule of Receivables dated within two (2) Business Days prior to the date of such Loan (other than the Initial Loan, in which case such items shall be dated within two days prior to the date of such Initial Loan) and containing such additional information as may be reasonably requested by the Administrative Agent or an Agent.

(b)On each Funding Date, the following shall be true and correct and the Borrower shall be deemed to have certified that, after giving effect to the proposed Loan and pledge of the Collateral (or as of such other time otherwise specified herein):

(i)the representations and warranties contained in Sections 5.01 and
5.02 are true and correct on and as of such date as though made on and as of such date and shall be deemed to have been made on such date, except to the extent such representations and warranties expressly relate to an earlier date as set forth herein;

(ii)no event has occurred and is continuing, or would result from such transaction that constitutes (i) an Event of Default, Unmatured Event of Default or Facility Amortization Event or (ii) a Servicer Termination Event or any event that with the giving of notice of the lapse of time, or both, would constitute a Servicer Termination Event;

(iii)on and as of such date, after giving effect to such Loan, the amount of such Loan and the aggregate amount of all Loans Outstanding does not exceed the Total Borrowing Base (calculated as of the previous Determination Date or, with respect to the initial Funding Date or any Receivables added to the Collateral following such Determination Date, but prior to or on such date of determination, the related Cutoff Date);

(iv)on and as of each such date, the Borrower, the Servicer and World Acceptance each has performed all of the agreements contained in this Agreement and the other Basic Documents to be performed by it at or prior to such date;

(v)no Applicable Law shall prohibit, and no order, judgment or decree of any Governmental Authority shall prohibit or enjoin, the making of such Loans by the Lenders in accordance with the provisions hereof;

(vi)no Level I Trigger Event shall have occurred or be continuing, both before and after giving effect to the proposed Loan and pledge of Collateral; and

(vii)on and as of such date, the Credit Facility or Liquidity Facility provided to the Conduit Lender, if any, in the Atlas Lender Group with respect to the Class A Loan is rated at least “AA” by DBRS Morningstar.

(c)The Borrower shall have deposited to the Reserve Account an amount of cash such that the Reserve Account Amount is not less than the Reserve Account Required Amount, taking into account the aggregate Principal Balance of the Receivables transferred in connection with such Loan.

(d)The Borrower shall be in compliance with Section 6.03 and with all requirements of any Hedging Agreement required thereby.

(e)On the date of such transaction, the Administrative Agent and each Agent shall have received such other approvals, opinions, information or documents as the Administrative Agent or an Agent may reasonably require.

(f)With respect to each Receivable, on or prior to the related Funding Date, the Borrower shall have delivered to the Administrative Agent a copy of the “Release Request” (as defined in the Senior Revolver) with respect to such Receivable, which shall be substantially in the form attached hereto as Exhibit K (unless otherwise consented to in writing by the Administrative Agent), signed by the ABL Agent in its capacities as both “administrative agent” and “collateral agent” pursuant to the Senior Revolver.

ARTICLE FIVE REPRESENTATIONS AND WARRANTIES
Section 5.01. Representations and Warranties of the Borrower. The Borrower represents and warrants, as of the Closing Date, as of each Funding Date, as of each Substitution Date and as of each Payment Date, as follows:

(a)Organization and Good Standing. The Borrower has been duly organized, and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and the Borrower had at all relevant times, and now has all necessary power, authority and legal right to acquire, own, sell and pledge the Receivables and the other Collateral.

(b)Due Qualification. The Borrower is duly qualified to do business and is in good standing as a Delaware limited liability company and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals (including, as applicable, the origination, purchase, sale, pledge and servicing of the Receivables).

(c)Power and Authority; Due Authorization. The Borrower (i) has all necessary power, authority and legal right to (A) execute and deliver the Borrower Basic Documents, (B) carry out the terms of the Borrower Basic Documents and (C) grant the security interest in the Collateral on the terms and conditions herein provided and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of the Borrower Basic Documents and the grant of the security interest in the Collateral on the terms and conditions herein and therein provided.

(d)Binding Obligation. Each Borrower Basic Document constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(e)No Violation. The execution and delivery of the Borrower Basic Documents, the consummation of the transactions contemplated by the Borrower Basic Documents and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Formation Documents or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f)No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower, before any Governmental

Authority (i) asserting the invalidity of any Borrower Basic Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Borrower Basic Documents or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g)All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority required for the due execution, delivery and performance by the Borrower of the Borrower Basic Documents have been obtained.

(h)Bulk Sales. The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by the Borrower.

(i)Solvency. The transactions contemplated by the Basic Documents do not and will not render the Borrower not Solvent.

(j)Selection Procedures. No procedures believed by the Borrower to be adverse to the interests of the Lenders were utilized by the Borrower in identifying and/or selecting Receivables to be funded by the related Loans. In addition, each Receivable shall have been underwritten in accordance with and satisfy the standards of the Credit Policy in effect at the time of the origination of such Receivable.

(k)Taxes. The Borrower has filed or caused to be filed all federal income tax returns and all other material tax returns that are required to be filed by it and all such returns are correct in all material respects. The Borrower has paid or made adequate provisions for the payment of all Taxes shown on such tax returns and all material assessments made against it or any of its property other than (i) any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower, or (ii) to the extent a failure to do so would not result in a Material Adverse Effect. No Lien with respect to Taxes has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to Taxes shown on such tax returns and all material assessments made against it or any of its property other than to the extent such Lien or claim being asserted would not result in a Material Adverse Effect.

(l)Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including the use of the proceeds from the Loans and the pledge of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including Regulations T, U and X of the Federal Reserve Board, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Loans will be used to carry or purchase, any “Margin Stock” within the meaning of Regulation U or to extend “Purchase Credit” within the meaning of Regulation U.

(m)Quality of Title. Each Receivable, together with the Contract related thereto, shall, at all times, be owned by the Borrower, free and clear of any Lien except for Permitted Liens, and upon the making of the Loan, the Administrative Agent, on behalf of the Secured Parties, shall acquire a valid and perfected first priority security interest in each Receivable and, to the extent such a security interest can be perfected by filing a financing statement under the UCC or by possession thereof, the related Collateral, free and clear of all Liens other than Permitted

Liens. No effective financing statement or other instrument similar in effect covering any portion of the Collateral shall at any time be on file in any recording office except such as may be filed in favor of (i) the Borrower in accordance with the Purchase Agreement, or (ii) the Administrative Agent in accordance with this Agreement.

(n)Security Interest. The Borrower has granted a security interest (as defined in the UCC) to the Administrative Agent, on behalf of the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Administrative Agent, as secured party and the Borrower as debtor, delivery of possessory Collateral to the Administrative Agent (or its designee), and execution and delivery of the Account Control Agreement, the Administrative Agent, on behalf of the Secured Parties, shall have a first priority (except for any Permitted Liens) perfected security interest in the Collateral to the extent such an interest can be perfected by filing a financing statement under the UCC or maintaining such possession or execution and delivery of the Account Control Agreement. All filings (including such UCC filings) as are necessary in any jurisdiction to perfect such security interest of the Administrative Agent, on behalf of the Secured Parties, in the Collateral have been (or prior to the applicable Loan will be) made.

(o)Reports Accurate. All Monthly Reports, Monthly Loan Tapes and static pool information (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower, such portion supplied by the Borrower), information, exhibits, financial statements, documents, books, records or reports (including the data file indicating characteristics of the Receivables immediately prior to the Closing Date, and the data file indicating characteristics of the Subsequent Receivables prior to each subsequent Funding Date) furnished or to be furnished by the Borrower to each Agent, any Secured Party, the Backup Servicer or the Securities Intermediary in connection with this Agreement are true, complete and correct in all material respects as of the dates specified therein or the date so furnished (as applicable).

(p)Location of Offices. The principal place of business and chief executive office of the Borrower and the offices where the Borrower keeps all Records are located at the addresses referred to in Schedule H and have been so for the four (4) months preceding the Closing Date (or at such other locations as to which the notice and other requirements specified in Section 6.02(i) shall have been satisfied).

(q)The Accounts. The Borrower has neither pledged nor assigned, nor entered into a control agreement with respect to either Account, other than in accordance with the terms of this Agreement and the Account Control Agreement. Each Account is a “deposit account” or “securities account”, in each case under and as defined in the relevant UCC.

(r)Tax Status. The Borrower has not elected and will not elect to be treated as a corporation, nor, to its knowledge, has it engaged in any transaction which could result in it becoming treated as a corporation for U.S. federal income tax purposes.

(s)Tradenames and Place of Business. (i) The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business and (ii) the principal place of business and chief executive office of the Borrower are located at the address of the Borrower set forth below its name on the signature pages of this Agreement and has been so for the last four months.

(t)Purchase Agreement. The Purchase Agreement is the only agreement pursuant to which the Borrower purchased the Receivables and the related Contracts.

(u)Value Given. In consideration for the transfer to the Borrower of the Receivables and the related Collateral under the Purchase Agreement, the Borrower shall have paid World Acceptance an amount equal to the fair market value of the Receivables, and no such transfer shall have been made for or on account of an antecedent debt owed by World Acceptance to the Borrower and no such transfer is or may be voidable or subject to avoidance under any Insolvency Law.

(v)Accounting. The Borrower accounts for the transfers to it from World Acceptance of the Receivables and related Collateral under the Purchase Agreement as true sales/true contributions of such Receivables and related Collateral in its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein.

(w)Special Purpose Entity. The Borrower is in compliance with Section 6.02(q).

(x)Confirmation from World Acceptance. The Borrower has received in writing from World Acceptance confirmation that, so long as the Borrower is not “insolvent” within the meaning of the Bankruptcy Code, World Acceptance will not cause the Borrower to file a voluntary petition under the Bankruptcy Code or any other Insolvency Laws. Each of the Borrower and World Acceptance is aware that in light of the circumstances described in the preceding sentence and other relevant facts, the filing of a voluntary petition under the Bankruptcy Code for the purpose of making any Receivable or any other assets of the Borrower available to satisfy claims of the creditors of World Acceptance would not result in making such assets available to satisfy such creditors under the Bankruptcy Code.

(y)Investment Company Act. The Borrower (i) is not a “covered fund” as defined by the “Volcker Rule” and (ii) is not an “investment company” within the meaning of the Investment Company Act. The Borrower relies on an exclusion from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(4) of the Investment Company Act, although there may be additional exclusions or exemptions available.

(z)ERISA.

(i)Each Pension Plan established or maintained by the Borrower or any ERISA Affiliate is in compliance with applicable funding requirements.

(ii)No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plan or Multiemployer Plan that, in the aggregate, could subject the Borrower to any material Tax, penalty or other liability.

(iii)No notice of intent to terminate a Pension Plan established or maintained by the Borrower or any ERISA Affiliate has been issued, nor has any Pension Plan been terminated under Section 4041(c) of ERISA, nor has the Pension Benefit Guaranty Corporation (the “PBGC”) instituted proceedings to terminate, or appoint a trustee to administer such a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Pension Plan.

(iv)None of the assets of the Borrower constitutes Plan Assets of any Benefit
Plan.

(aa) Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein, in any other Borrower Basic Document or in any certificate or other document furnished by the Borrower pursuant hereto or thereto or in connection herewith or therewith is true and correct in all material respects.

(bb) Representations and Warranties in Purchase Agreement. The representations and warranties made by World Acceptance to the Borrower in the Purchase Agreement are hereby remade by the Borrower on each date to which they speak in the Purchase Agreement, as if such representations and warranties were set forth herein. For purposes of this Section, such representations and warranties are incorporated herein by reference as if made by the Borrower to each of the Secured Parties under the terms hereof mutatis mutandis.

(cc) Anti-Money Laundering Laws; Anti-Corruption Laws; Sanctions. None of Borrower nor any of its Affiliates (i) is in violation of any Sanctions, (ii) is a Sanctioned Target,
(iii)is controlled by or is acting on behalf of a Sanctioned Target, or (iv) to the best knowledge of Borrower after due inquiry, is under investigation for an alleged breach of Sanctions by a governmental authority that enforces Sanctions. The proceeds of any Loan have not been and will not be used, directly or indirectly, in violation of applicable Sanctions, to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Target or otherwise in violation of Sanctions, Anti-Corruptions Laws or Anti-Money Laundering Laws. The operations of Borrower are, and have been, conducted at all times in compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws. No litigation, regulatory or administrative proceedings of or before any court, tribunal or agency with respect to any Anti- Money Laundering Laws or Anti-Corruption Laws have been initiated or (to the best of its knowledge and belief) threatened against each of Borrower or any Affiliates of Borrower.

(dd) Money Services Business. The Borrower is not, nor is required to be registered as, nor will it at any time during the term of this Agreement be, or be required to be registered as, a “Money Services Business” within the meaning of the FinCEN rules codified at 31 C.F.R. § 1010.100(ff).

(ee) Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements, certificates or other written information (other than general market or economic data) furnished by or on behalf of Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, it represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that forecasts and projections are subject to contingencies and no assurances can be given that any forecast or projection will be realized).

Section 5.02. Representations and Warranties of the Borrower as to the Receivables.

(a)Eligibility of Receivables. The Borrower represents and warrants, and shall be deemed to represent and warrant, as of each Funding Date, as of each Substitution Date and as of each Payment Date, as follows: (A) Schedule C and the information contained in the related Funding Request is an accurate and complete listing in all material respects of the Receivables (including the Subsequent Receivables being transferred on such Funding Date and the Substitute Receivables being transferred on such Substitution Date) constituting a portion of the Collateral as of such Funding Date and the information contained therein with respect to the identity of such Receivables and the amounts owing thereunder is true and correct in all material respects as of the related Cutoff Date, (B) each Receivable referenced on the related Funding Request is an Eligible Receivable, (C) each such Receivable is free and clear of any Lien of any Person (other than Permitted Liens) and is in compliance in all material respects with all Applicable Laws and (D) with respect to each such Receivable, all material consents, licenses, approvals, authorizations, registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Borrower in connection with the origination, purchase and pledge of such Receivable and the related Collateral have been duly obtained, effected or given and are in full force and effect.

(b)Security Interest. The Borrower represents and warrants, as of the Closing Date, as of each Funding Date, as of each Substitution Date and as of each Payment Date, as follows:

(i)This Agreement constitutes a grant of a security interest in all Collateral to the Administrative Agent which upon the filing of financing statements in the applicable jurisdictions, delivery of possessory Collateral and execution of the Account Control Agreement shall be a first priority perfected security interest in all Collateral, subject only to Permitted Liens.

(ii)Until the Facility Termination Date, neither the Borrower nor any Person claiming through or under the Borrower shall have any claim to or interest in any Account Collateral; provided, if this Agreement constitutes the grant of a security interest in such property, except for the interest of the Borrower in such property. The representations and warranties contained in Schedule F are true and correct in all material respects.

Section 5.03. Representations and Warranties of the Servicer. The Servicer represents and warrants, as of the Closing Date, as of each Funding Date, as of each Substitution Date and as of each Payment Date, as follows:

(a)Organization and Good Standing. The Servicer and each Subservicer has been duly organized and is validly existing as a corporation or limited liability company, as applicable, in good standing under the laws of the State of its incorporation or formation, as applicable, with all requisite corporate power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement and the Servicer had at all relevant times, and now has all requisite corporate power and authority to acquire, own, sell and service the Receivables and the other Collateral.

(b)Due Qualification. Each of the Servicer and each Subservicer is duly qualified to do business and is in good standing as a corporation or limited liability company, as applicable, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business, including the origination and servicing of the Receivables, requires such qualification, licenses or approvals, except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect.

(c)Power and Authority; Due Authorization. The Servicer (i) has all necessary power, authority and legal right to (A) execute and deliver the Servicer Basic Documents and (B) carry out the terms of the Servicer Basic Documents and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of the Servicer Basic Documents.

(d)Binding Obligation. Each Servicer Basic Document constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(e)No Violation. The execution and delivery of the Servicer Basic Documents, the consummation of the transactions contemplated the Servicer Basic Documents and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s certificate of incorporation, bylaws or any Contractual Obligation of the Servicer, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such certificate of incorporation, bylaws or Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f)No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of any Servicer Basic Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Servicer Basic Document, (iii) challenging the enforceability of a material portion of the Receivables or (iv) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g)All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of the Servicer Basic Documents have been obtained.

(h)Solvency. The transactions contemplated by the Basic Documents do not and will not render the Servicer not Solvent.

(i)Taxes. The Servicer has filed or caused to be filed all federal tax returns and all other material tax returns that are required to be filed by it and all such returns are correct in all material respects. The Servicer has paid or made adequate provisions for the payment of all Taxes shown on such tax returns and all material assessments made against it or any of its property other than (i) any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer, or (ii) to the extent a failure to do so would not have a Material Adverse Effect. No Lien with respect to Taxes has been filed and, to the Servicer’s knowledge, no claim is being asserted, with respect to Taxes shown on such tax returns and all material assessments made against it or any of its property other than to the extent such Lien or claim being asserted would not result in a Material Adverse Effect.

(j)Reports Accurate. All Monthly Reports, information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Servicer or any Subservicer to any Agent, any Secured Party, the Backup Servicer or the Securities Intermediary in connection with this Agreement are accurate, true and correct in all material respects as of the date specified therein or the date so furnished (as applicable).

(k)Servicer’s Performance. The initial Servicer has the knowledge, the experience and the systems, financial and operational capacity available to timely perform each of its obligations hereunder and in the case of the successor Servicer, those documents to which it is a signatory.

(l)Compliance with the Collection Policy. The Servicer and each Subservicer has, with respect to the Receivables, complied in all material respects with the Collection Policy.

(m)The Accounts. The Servicer has neither pledged nor assigned, nor entered into a control agreement with respect to, either Account or amounts on deposit therein with or to any other Person, except the Administrative Agent and/or the Secured Parties pursuant to the Account Control Agreement. Each Account is a “deposit account” or “securities account”, in each case under and as defined in the relevant UCC.

(n)Representations and Warranties in the Purchase Agreement. The representations and warranties made by World Acceptance in the Purchase Agreement are hereby remade by World Acceptance on each date to which they speak in the Purchase Agreement, as if such representations and warranties were set forth herein. For purposes of this subsection, such representations and warranties are incorporated herein by reference as if made by World Acceptance to the Administrative Agent and to each of the Secured Parties under the terms hereof mutatis mutandis.

(o)Anti-Corruption Laws and Sanctions. The Servicer has implemented and maintains in effect policies and procedures designed to ensure compliance by the Servicer and its

Subsidiaries, directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Servicer, its Subsidiaries and their respective officers and employees and their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Servicer, any Subsidiary, any of their respective directors, officers or employees, or (ii) any of their respective agents or any Subsidiary that will act in any capacity in connection with or benefit from the facility established hereby, is a Sanctioned Target. No advance, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

(p)Money Services Business. The Servicer is not, nor is required to be registered as, nor will it at any time during the term of this Agreement be, or be required to be registered as, a “Money Services Business” within the meaning of the FinCEN rules at 31 C.F.R. § 1010.100(ff).

(q)Electronic Contract. With respect to each Electronic Contract (or electronically authenticated original record of the executed Contract with respect to Electronic Contracts that do not constitute Electronic Chattel Paper), the Servicer represents that the Administrative Agent holds the Authoritative Copy of such Electronic Contract (or holds the electronically authenticated original record of the executed Contract with respect to Electronic Contracts that do not constitute Electronic Chattel Paper) in the Electronic Vault as pledgee of the Borrower, for the benefit of the Secured Parties.

Section 5.04. Representations and Warranties of the Backup Servicer.    The Backup Servicer represents and warrants as of the Closing Date and as of each Payment Date:

(a)Organization. It has been duly organized, and is validly existing as a corporation under the laws of the State of Delaware, with all requisite power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to execute, deliver and perform its obligations under the Basic Documents to which it is a party.

(b)Power and Authority; Due Authorization. It (i) has all necessary power and authority to execute, deliver and carry out the terms of the Basic Documents to which it is a party and (ii) has duly authorized by all necessary action on its part the execution, delivery and performance of such Basic Documents.

(c)Binding Obligation. Each of the Basic Documents to which it is a party constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(d)No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, its organizational documents or any of its Contractual Obligations, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such organizational documents or Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law, to the extent applicable to SST.

(e)No Proceedings. There is no litigation, proceeding or investigation pending or, to its knowledge, threatened against it, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect (solely with respect to clause (iv) of the definition thereof).

(f)All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by it of this Agreement have been obtained.

Section 5.05. Repurchase of Certain Receivables.

(a)(i) Upon obtaining knowledge or receiving notice of a breach of any representation or warranty contained in Section 5.02(a) hereof by the Borrower with respect to a Receivable at the time such representations and warranties were made, the Servicer shall disclose the identity of each affected Receivable on the next Monthly Report relating to the Collection Period in which such breach was determined; provided, that to the extent all such breaches discovered on any date of determination relate to Receivables with an aggregate Principal Balance in excess of 1.0% of the aggregate Principal Balance of all Eligible Receivables as of such date of determination, the Borrower and the Servicer, as applicable, shall also promptly inform, in writing, the Administrative Agent, each Agent and each Lender of all such breaches discovered on such date. Unless waived by the Required Lenders (and irrespective of whether any notice described in the immediately preceding sentence is delivered), the Borrower shall cause World Acceptance to (A) cure each breach of any representation or warranty contained in Section 5.02(a) in all material respects, such that the representations and warranties contained in Section 5.02(a) are satisfied with respect to each affected Receivable, (B) reacquire each affected Receivable, for the related Release Price, as provided in the Purchase Agreement, or (C) substitute a Substitute Receivable for each such affected Receivable, in each case, by the Payment Date relating to the Collection Period in which the Servicer obtained knowledge or received notice of the underlying breach with respect to each affected Receivable. (ii) In the event World Acceptance has not cured any breach described in Section 5.05(a)(i) by the Payment Date relating to the Collection Period in which the Servicer obtained knowledge or received notice of the underlying breach with respect to each affected Receivable, World Acceptance must repurchase or substitute each such affected Receivable by such date. The Administrative Agent shall be deemed, upon receipt of the Release Price into the Collection Account or upon receipt of a Substitute Receivable in respect of any affected Receivable repurchased or substituted by the Borrower in accordance with the terms hereof, as applicable, to convey to the Borrower, without recourse, representation or warranty, all of its right, title and interest in each such affected Receivable. In any of the foregoing instances, the Borrower shall accept the release of each such affected Receivable from the Administrative Agent, and the aggregate Eligible Receivables Principal Balance shall be reduced by the Principal Balance (as of the end of the most recent Collection Period) of each such affected Receivable and, if applicable, increased by the Principal Balance of each such Substitute Receivable. On and after the date of release, any affected Receivable so released shall not be included in the Collateral and, as applicable, the related Substitute Receivable shall be included in the Collateral. In consideration of a release, the Borrower shall, on the date of release of such affected Receivable, make or cause to be made a deposit of the Release Price to the Collection Account in immediately available funds and/or via an ACH transaction. Upon each release to the Borrower of such an affected Receivable, the Administrative Agent shall automatically and without further action be deemed to transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Administrative Agent in, to and under such Receivable and all future monies due or to become due with respect thereto, all proceeds of such Receivable and Liquidation Proceeds relating thereto, all rights to security for any such Receivable, and all proceeds and products of the foregoing (other than, for the avoidance of doubt, the Release Price). In connection with the addition of any Substitute Receivable to the Collateral in accordance with the terms of this Section 5.05, the Borrower (1) shall delver to the Administrative Agent a copy of the “Release Request” (as defined in the Senior Revolver) with respect to such Substitute Receivable, in form and substance acceptable to the Administrative Agent, signed by the ABL Agent in its capacities as both “administrative agent” and “collateral agent” pursuant to the Senior Revolver, and (2) shall be deemed to have represented, as of the related date of substitution, that such Substitute Receivable is an Eligible Receivable. The Administrative Agent shall, at the sole expense of the Servicer, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower and take other such actions as shall reasonably be requested by the Borrower to effect the release of such a Receivable removed from the Collateral pursuant to this subsection. The Borrower shall deliver to the Administrative Agent and each Agent an updated Schedule of Receivables in connection with any such repurchase or substitution hereunder, in accordance with the terms of Section 3.03(c).

(b)The Administrative Agent shall have the right to enforce all rights of the Borrower under the Purchase Agreement including the right to require World Acceptance to repurchase Receivables for breaches of representations and warranties made by World Acceptance.

(c)In the event that the Servicer breaches a servicing covenant pursuant to Section 7.03(c)(i), no later than the earlier of (i) knowledge by the Servicer of such event or (ii) receipt by the Servicer from the Administrative Agent, any Lender or the Borrower of written notice thereof, the Servicer shall (A) disclose the identity of each Receivable that is adversely affected in any material respect by such breach on the next Monthly Report relating to the Collection Period in which such Receivable was determined adversely affected by such breach and
(B)on or before the next Payment Date relating to the Collection Period in which such Receivable was determined adversely affected by such breach, to the extent such breach has not been cured or waived, make a deposit of the Release Price for each such adversely affected Receivable into the Collection Account in immediately available funds, and the Borrower shall accept the release of such Receivable(s), in each case as described in Section 5.05(a).

(d)In the event that the Servicer identifies a third party to purchase a Defaulted Receivable in accordance with the Collection Policy (other than, for the avoidance of doubt, any Receivable required to be repurchased pursuant to Sections 5.05(a) and (c)), the Servicer shall make a deposit of the Defaulted Receivable Release Price for such Defaulted Receivable into the Collection Account in immediately available funds, and the Borrower shall accept the release of such Defaulted Receivable as described in Section 5.05(a) so that the Servicer, on its own behalf, can then sell such Defaulted Receivable to the third party purchaser. Upon the release to the Borrower of such Defaulted Receivable, the Administrative Agent shall automatically and without further action be deemed to transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Administrative Agent in, to and under such Defaulted Receivable and all future monies due or to become due with respect thereto, all proceeds of such Defaulted Receivable and Liquidation Proceeds relating thereto, all rights to security for any such Defaulted Receivable, and all proceeds and products of the foregoing (other than, for the avoidance of doubt, the Defaulted Receivable Release Price).

(e)The Borrower or the Servicer, as applicable, shall provide written notice to the Administrative Agent, each Lender, the Backup Servicer and each Hedge Counterparty on the Monthly Report of any release of Receivables pursuant to Sections 5.05(a) and (c).

ARTICLE SIX COVENANTS
Section 6.01. Affirmative Covenants of the Borrower. From the Closing Date until the
Facility Termination Date:

(a)Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Receivables.

(b)Preservation of Existence. The Borrower will preserve and maintain its existence, rights, franchises and privileges in the State of Delaware, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c)Performance and Compliance with Agreements. The Borrower will, at its expense, timely and fully perform and comply (or cause (i) World Acceptance to perform and comply pursuant to this Agreement and other Basic Documents to which World Acceptance is a party, and
(ii)each Originator and Relevant Assignee, to perform and comply pursuant to the related Omnibus Distribution and Assignment Agreement) with all provisions, covenants and other promises required to be observed by it under the Basic Documents and the Contracts.

(d)Keeping of Records and Books of Account. The Borrower will (or will direct the Servicer on behalf of the Borrower to) maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables.

(e)Borrower Assets. With respect to each Receivable, the Borrower will: (i) acquire such Receivable pursuant to and in accordance with the terms of the Purchase Agreement, (ii) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Receivable, including (A) filing and maintaining effective financing statements (Form UCC-1) listing World Acceptance as debtor in all necessary or appropriate filing offices (and will cause World Acceptance to obtain similar financing statements from each Originator and Relevant Assignee from which it acquired, directly or indirectly, the Receivables), and filing continuation statements, amendments or assignments with respect thereto in such filing offices and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate and (iii) take all additional action that the Administrative Agent or any Lender may reasonably request, including the filing of financing statements (Form UCC-1) listing the Administrative Agent (or any predecessor administrative agent, as applicable) as secured party to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral on the Closing Date. The Borrower shall not acquire any Receivable on any date other than a Funding Date or a Substitution Date.

(f)Delivery of Collections. The Borrower will deliver or cause to be delivered to the Servicer for further remittance to the Collection Account promptly (but in no event later than one
(1) Business Day after receipt) all Collections received by it.

(g)Separate Existence. The Borrower shall be in compliance with the special purpose entity requirements set forth in Section 6.02(q).

(h)Credit Policy and Collection Policy. The Borrower will cause the Servicer to (i) with respect to each Receivable, comply in all material respects with the Credit Policy and the Collection Policy, as applicable, throughout the life of such Receivable, (ii) furnish to the Administrative Agent and each Lender, prior to its effective date, prompt notice of any material change to the Credit Policy or the Collection Policy, and with respect to any such change that could reasonably be expected to have an adverse effect on the Secured Parties, their respective interests in the Collateral, their respective remedies under the Basic Documents or the validity, enforceability or collectability any portion of the Collateral, the Borrower will not allow such change to be put into effect without the prior written consent of the Administrative Agent acting at the direction of the Required Lenders (and the Required Lenders shall use commercially reasonable efforts to respond to such consent request within five (5) Business Days of their receipt thereof; provided that, for the avoidance of doubt, such change shall not be put into effect unless and until the Administrative Agent has provided its consent), and notwithstanding the foregoing, to the extent such change is required by Applicable Law, no prior written consent of the Administrative Agent acting at the direction of the Required Lenders is required, and (iii) to the extent the Servicer is World Acceptance, furnish to the Administrative Agent and the Lenders the current Credit Policy and the Collection Policy at any given time, as applicable.

(i)Events of Default and Facility Amortization Event. The Borrower will provide the Administrative Agent, each Lender and the Backup Servicer with written notice promptly and in any event within three (3) Business Days after a Responsible Officer of the Borrower obtains knowledge or receipt of notice of the occurrence of each Event of Default, Unmatured Event of Default and Facility Amortization Event setting forth, in each case, the details of such event and the action that the Borrower proposes to take with respect thereto.

(j)Taxes. The Borrower will file or caused to be filed all federal income tax returns and all other material tax returns that are required to be filed by it. The Borrower will pay when due, cause to be paid when due, or make adequate and timely provisions for the payment when due of all federal Taxes and all other material Taxes and assessments made against it or any of its property other than (i) any amount of Tax the validity of which the Borrower may contest in good faith by appropriate proceedings, including appeals, and with respect to which the Borrower retains reserves in accordance with GAAP on the books of the Borrower), including those required to meet the obligations of the Basic Documents, or (ii) to the extent a failure to do would not have a Material Adverse Effect.

(k)Tax Status. The Borrower will not elect to be treated as a corporation or enter into any transaction which, to its knowledge, could reasonably be expected to result in it becoming taxable as a corporation for U.S. federal income Tax purposes.

(l)Use of Proceeds. The Borrower will use the proceeds of the Loans only to acquire the Receivables from World Acceptance pursuant to the Purchase Agreement, and World Acceptance will use the ultimate proceeds of the Loans only (i) to finance the acquisition of Receivables and (ii) to fund the fees and expenses arising under this Agreement and the other Basic Documents. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.

(m)Reporting. The Borrower will maintain for itself, or cause to be maintained, a system of accounting established and administered in accordance with GAAP and furnish or cause to be furnished to the Administrative Agent, each Lender and each Hedge Counterparty, if any, and, in the case of Monthly Reports, Monthly Loan Tapes and notices of material events, each Lender, the Securities Intermediary and the Backup Servicer:

(i)Monthly Reports and Monthly Loan Tapes. Not later than each Reporting Date, a Monthly Report, a Monthly Loan Tape and such other information as reasonably requested by the Administrative Agent or a Lender.

(ii)Income Tax Liability. Within ten (10) Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the IRS or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of any “affiliated group” (within the meaning of Section 1504(a)(l) of the Code) which equal or exceed
$1,000,000 in the aggregate, telephonic or telecopied notice (confirmed in writing within five (5) Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof.

(iii)Tax Returns. Upon demand by the Administrative Agent or a Lender, copies of all federal, State and local Tax returns and reports filed by the Borrower, or in which the Borrower was included on a consolidated or combined basis (excluding sales, use and like taxes).

(iv)Auditors’ Management Letters. Promptly after any auditors’ management letters are received by the Borrower or by its accountants, which refer in whole or in part to any inadequacy, defect, problem, qualification or other lack of fully satisfactory accounting controls utilized by the Borrower.

(v)Representations. Promptly upon receiving knowledge or notice of same, the Borrower shall notify the Administrative Agent and each Lender if any representation or warranty set forth in Sections 5.01 or 5.02 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent and each Lender a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent and each Lender in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within the knowledge of the

Borrower which would render any of such representations and warranties untrue at the date when they were made or deemed to have been made.

(vi)ERISA. Promptly, and in any event within thirty (30) days, after receiving notice of any “Reportable Event” (as defined in Title IV of ERISA) with respect to the Borrower (or any ERISA Affiliate thereof and for which the Borrower would have liability), a copy of such notice.

(vii)Proceedings. As soon as possible and in any event within three (3) Business Days after a Responsible Officer of the Borrower receives notice or obtains knowledge thereof, any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy (of a material nature), material litigation, material action, material suit or material proceeding before any Governmental Authority, domestic or foreign, affecting the World Acceptance Entities or their Affiliates.

(viii)Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstance with respect to the Borrower that, in the reasonable judgment of the Borrower, is likely to have a Material Adverse Effect.

(n)Accounting Policy. The Borrower will promptly notify the Administrative Agent and each Lender of any material change in the Borrower’s accounting policies that are not otherwise required by GAAP.

(o)Notices Regarding Collateral. The Borrower will advise the Administrative Agent and each Lender in writing promptly, in reasonable detail, of (i) any Lien (other than Permitted Liens) asserted or claim made against a material portion of the Collateral, (ii) the occurrence of a material breach by the Borrower of any of its representations, warranties or covenants contained herein and (iii) the occurrence of any other event which would have a material adverse effect on the security interest of the Administrative Agent on behalf of the Secured Parties in the Collateral or the collectability of all or a material portion of the Receivables or which would have a material adverse effect on the security interests of the Administrative Agent for the benefit of the Secured Parties.

(p)Reports Accurate. All Monthly Reports, Monthly Loan Tapes and static pool information (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower, such portion supplied by the Borrower), information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Borrower to any Agent, any Secured Party and the Backup Servicer in connection with this Agreement will be true, complete and correct in all material respects.

(q)Further Assurances. Promptly upon request by the Administrative Agent, or any Lender, the Borrower will (i) correct any material defect or error that may be discovered in any Basic Document other than a Hedging Agreement or in the execution, acknowledgment, filing or recordation thereof, and with respect to a Hedging Agreement request the relevant Hedge Counterparty to amend the Hedging Agreement to correct any material defect or error that may be discovered therein or in the execution, acknowledgment, filing or recordation thereof, and (ii)

do, execute, acknowledge, deliver, record, re-record, file, re-file, register and register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or any Lender may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Basic Documents, (B) to the fullest extent permitted by Applicable Law, subject the Borrower’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Basic Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Basic Documents and any of the Liens intended to be created hereunder and thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Basic Document or under any other instrument executed in connection with any Borrower Basic Document.

(r)Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(i)The proceeds of any Loan shall not be used, directly or indirectly, for any purpose which would breach any applicable Anti-Corruption Laws, Anti- Money Laundering Laws and Sanctions.

(ii)The Borrower shall (i) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; and (ii) maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(iii)The proceeds of any Loan hereunder will not, directly or indirectly, be used to lend, contribute, or otherwise made available to any Person (i) to fund any activities or business of or with a Sanctioned Target, in violation of applicable Sanctions, or (ii) be used in any manner that would be prohibited by Sanctions or would otherwise cause Lenders to be in breach of any Sanctions. Borrower shall comply with all applicable Sanctions, and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions. Borrower shall notify the Lenders in writing not more than three (3) Business Days after becoming aware of any breach of Section 5.01(cc) and 6.01 (r).

(iv)The Borrower shall, promptly upon a Lender’s request, deliver documentation in form and substance satisfactory to Lenders which Lenders deem necessary or desirable to evidence compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(v)The Borrower or one of its Affiliates will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower and its directors, officers and employees with Anti-Corruption Laws.

(s)Other. The Borrower will furnish to the Administrative Agent and each Lender promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or World

Acceptance as the Administrative Agent or a Lender may from time to time reasonably request in order to protect the interests of the Secured Parties under or as contemplated by this Agreement.

(t)The Borrower shall provide notice to the Administrative Agent within three (3) Business Days after (i) any decision or determination, whether publicly announced or not, by World Acceptance that it (or its Affiliates) will no longer originate or service Receivables which are materially similar to Eligible Receivables or (ii) the occurrence of any other material change in the scope or nature of the business objectives or plan of World Acceptance (or its Affiliates) that is reasonably likely to result in the cessation of, or a significant reduction in, the origination, acquisition, sale or servicing of Receivables which are materially similar to Eligible Receivables in substantially the same manner as in existence as of the Closing Date.

(u)Concurrently with delivery of the Monthly Report, the Borrower shall cause the initial Servicer to provide a report to the Administrative Agent and each Lender containing the aggregate unpaid principal balance of Receivables which are materially similar to Eligible Receivables originated, acquired sold or serviced by World Acceptance for each of the three (3) preceding calendar months.

Section 6.02. Negative Covenants of the Borrower.    From the Closing Date until the Facility Termination Date:

(a)Indebtedness. The Borrower will not create, incur, assume or permit to exist any Indebtedness except Indebtedness pursuant to this Agreement or the other Basic Documents.

(b)Liens. The Borrower will not create, incur, assume or permit to exist any Lien on any of its property, except for any Permitted Liens and Liens created under this Agreement or the other Basic Documents.

(c)Other Business. The Borrower will not (i) engage in any business other than the transactions contemplated by the Basic Documents, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to this Agreement or any other Basic Document (excluding any incidental expenses incurred by the Borrower in connection with the performance of its obligations under the Basic Documents) or (iii) form any Subsidiary or make any Investments in any other Person.

(d)Receivables Not to Be Evidenced by Instruments. The Borrower will take no action to cause any Receivable that is not, as of the Closing Date or the related Funding Date or Substitution date, as applicable, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Receivable.

(e)Security Interests. The Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any portion of the Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, and the Borrower will not sell, pledge, assign or suffer to exist any Lien on its interest, if any, hereunder. The Borrower will promptly notify the Administrative Agent and each Lender of the existence of any Lien on any portion of the Collateral and the Borrower shall defend the right, title and interest of the Administrative Agent in, to and under such Collateral, against all claims of third parties; provided, however, that nothing in this subsection shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any portion of the Collateral.

(f)The Accounts. The Borrower shall not create or participate in the creation of, or permit to exist, any Liens (other than Permitted Liens) and will not enter into any “control agreement” (as defined in the relevant UCC) with respect to either Account other than as set forth in, or permitted pursuant to, this Agreement and the Account Control Agreement.

(g)Mergers, Acquisitions, Sales, Etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock or membership interests of any class of, or any partnership or joint venture interest in, any other Person, or, other than in compliance with the terms hereof, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any portion of the Collateral or any interest therein (other than pursuant hereto).

(h)Distributions. The Borrower shall not declare or pay, directly or indirectly, any dividend or make any other distribution (whether in cash or other property) with respect to the profits, assets or capital of the Borrower or any Person’s interest therein, or purchase, redeem or otherwise acquire for value any of its capital stock now or hereafter outstanding, except that so long as no Event of Default, Unmatured Event of Default or Facility Amortization Event has occurred and is continuing or would result therefrom, the Borrower may declare and pay cash or limited liability company membership interest distributions with funds distributed to the Borrower pursuant to Section 2.08 or Section 2.10(c), subject to Applicable Law.

(i)Change of Name or Location of Receivable Files. The Borrower shall not (i) change its name, form or State of organization or change the location of its principal place of business and chief executive office, and the offices where it keeps the Records from the locations referred to in Schedule D or (ii) move, or consent to the Servicer moving, the Receivable Files (other than any Electronic Contract, which shall be kept in the Electronic Vault) from the location thereof on the Closing Date (other than to another branch of World Acceptance within the same State), without the prior written consent of the Required Lenders, provided that such consent may not be unreasonably withheld, and further provided that, the Borrower shall take all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent in the Collateral, subject only to Permitted Liens.

(j)True Sale. Except for purposes of GAAP, the Borrower will not account for or treat the transactions contemplated by the Purchase Agreement in any manner other than as the sale, or absolute assignment, of the Receivables and other Collateral by World Acceptance to the Borrower.

(k)ERISA Matters. The Borrower will not (i) assuming that no portion of the Loans are funded or held with Plan Assets of any Benefit Plan, engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available, or has not previously been obtained from the United States Department of Labor, (ii) fail, or permit any

ERISA Affiliate to fail, to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (iii) file, or permit any ERISA Affiliate to file, an application for a waiver of the minimum funding standard pursuant to Section 412(c) of the Code or Section 303(c) of ERISA with respect to any Pension Plan, (iv) incur, or permit any ERISA Affiliate to incur, any liability under Title IV of ERISA with respect to the termination of any Pension Plan, (v) fail, or permit any ERISA Affiliate to fail, to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (vi) terminate any Pension Plan so as to result in any liability or (vii) permit to exist any occurrence of any “Reportable Event” described in Title IV of ERISA with respect to any Pension Plan (other than an event for which the thirty (30)-day notice to the PBGC is waived by regulation).

(l)Formation Documents; Borrower Basic Documents. Without the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders), the Borrower will not (i) amend, modify, waive or terminate any provision of its Formation Documents or any other Borrower Basic Document or (ii) permit the Member to amend, modify or terminate its Certificate of Formation or its limited liability company agreement. The Servicer shall provide a copy of each such proposed amendment, waiver or other modification to each Rating Agency.

(m)Changes in Payment Instructions. The Borrower will not add or make any change, or permit the Servicer or any Subservicer to make any change, in its instructions (i) to Obligors regarding payments in respect of the Receivables to be made to the Borrower, the Servicer or any Subservicer in which payments in respect of the Receivables are made and (ii) regarding payments to be made to the Administrative Agent or the Lenders with respect to the Collateral, each unless the Administrative Agent and the affected Lenders have consented to such change and has received duly executed copies of all documentation related thereto, which documentation shall be satisfactory in form and substance to the Administrative Agent and such Lenders; provided that the option to accept ACH payments or debit card payments from the related Obligors will not be deemed a change in payment instructions for purposes of this Section 6.02(m).

(n)Extension or Amendment. The Borrower will not, except as otherwise permitted in Section 7.03(c)(i), extend, amend or otherwise modify, or permit the Servicer to extend, amend or otherwise modify, the terms of any Contract.

(o)Collection Policy. Subject to Sections 6.01(h) and 6.04(j), the Borrower will not materially amend, modify, restate or replace, in whole or in part, the Collection Policy, which change could reasonably be expected to have an adverse effect on the Secured Parties, their respective interests in the Collateral, their respective remedies under the Basic Documents or the validity, enforceability or collectability any portion of the Collateral, without the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders) and the Required Lenders shall use commercially reasonable efforts to respond to such consent request within five (5) Business Days of their receipt thereof; provided that, for the avoidance of doubt, such change shall not be put into effect unless and until the Administrative Agent has provided its consent; and provided, further, that not withstanding the foregoing, to the extent that such change is required by Applicable Law, no prior written consent of the Administrative Agent acting at the direction of the Required Lenders is required.

(p)No Assignments. The Borrower will not assign or delegate, grant any interest in or permit any Lien (other than Permitted Liens) to exist upon any of its rights, obligations or duties under this Agreement without the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders).

(q)Special Purpose Entity. The Borrower will not (nor has it taken any such action in the past):

(i)engage in any business or activity other than the purchase and receipt of Receivables and related assets under the Purchase Agreement, the pledge of Receivables and related assets under the Basic Documents and such other activities as are incidental thereto;

(ii)acquire or own any assets other than (A) the Receivables and related assets under the Purchase Agreement, (B) incidental property as may be necessary for the operation of the Borrower and (C) cash generated from the foregoing;

(iii)merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure (including through any divisional or divisive merger), without in each case first obtaining the Administrative Agent’s consent (acting at the direction of the Required Lenders);

(iv)elect for the Borrower to be treated, or otherwise knowingly take any action that reasonably could cause the Borrower to become taxable, as a corporation for U.S. federal income tax purposes;

(v)fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders), amend, modify, terminate, fail to comply with the provisions of its Formation Documents or fail to observe corporate formalities;

(vi)own any Subsidiary or make any Investment in any Person, or own any equity interest in any other entity, without the consent of the Administrative Agent (acting at the direction of the Required Lenders);

(vii)commingle its assets with the assets of any of its Affiliates, or of any other Person, except to the extent contemplated by this Agreement;

(viii)incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Indebtedness to the Secured Parties hereunder or under any other Basic Document or in conjunction with a repayment of the Aggregate Unpaids, except for trade payables in the ordinary course of its business, provided that such debt is not evidenced by a note and paid when due;

(ix)become not Solvent or generally fail to pay its debts and liabilities from its assets as the same shall become due; provided that the foregoing shall not be deemed to require any capital contribution or credit support from World Acceptance or any Affiliate thereof;

(x)fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person; provided, however, that the Borrower may be included in World Acceptance’s consolidated financial statements for Tax purposes and for consolidated reporting purposes pursuant to generally accepted accounting principles and subject to a footnote clarifying that such assets are not available to the general creditors of World Acceptance and have been pledged to Administrative Agent on behalf of Lenders;

(xi)seek its dissolution or winding up, in whole or in part;

(xii)enter into any contract or agreement with any of its principals or Affiliates or any other Person, except as contemplated by this Agreement upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than its Affiliates;

(xiii)fail to correct any known misunderstandings regarding the separate identity of the Borrower from any principal or Affiliate thereof or from any other Person;

(xiv)guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;

(xv)make any loan or advances to any third party, including any principal or Affiliate, or hold evidence of Indebtedness issued by any other Person (other than Permitted Investments and Contracts);

(xvi)fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (A) to mislead others as to the identity with which such other party is transacting business, or (B) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xvii)fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xviii)file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable Insolvency Laws or make an assignment for the benefit of creditors;

(xix)hold itself out as or be considered as a department or division of (A) any of its principals or Affiliates, (B) any Affiliate of a principal or (C) any other Person;

(xx)permit any transfer (whether in any one or more transactions) of a direct or indirect ownership interest in the Borrower unless the Borrower delivers to the Administrative Agent and each Lender an acceptable non-consolidation opinion;

(xxi)fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, or have its assets listed on the financial statement of any other Person; provided, however, that the Borrower may be included in World Acceptance’s consolidated financial statements for Tax and reporting purposes;

(xxii)fail to pay its own liabilities and expenses only out of its own funds; provided that the foregoing shall not be deemed to require any capital contribution or credit support from World Acceptance or any Affiliate thereof;

(xxiii)fail to pay or cause to be paid from its own funds the salaries of its own employees, if any; provided that the foregoing shall not be deemed to require any capital contribution or credit support from World Acceptance or any Affiliate thereof;

(xxiv)acquire obligations or securities of its Affiliates or stockholders;

(xxv)fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate; provided that the foregoing shall not be deemed to require any capital contribution or credit support from World Acceptance or any Affiliate thereof;

(xxvi)fail to use separate invoices and checks bearing its own name;

(xxvii)pledge its assets for the benefit of any other Person, other than with respect to payment of the Indebtedness to the Secured Parties hereunder;

(xxviii)fail at any time to have at least one (1) Independent Manager on its board of managers; provided, however, such Independent Manager may be an independent director or manager of another special purpose entity affiliated with World Acceptance;

(xxix)fail to provide that the unanimous consent of all managers of the Borrower (including the consent of the Independent Manager) is required for the Borrower to (A) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or not Solvent, (B) institute or consent to the institution of bankruptcy or Insolvency Proceedings against it, (C) file a petition seeking or consent to reorganization or relief under any Insolvency Law, (D) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (E) make any assignment for the benefit of the Borrower’s creditors, (F) admit in writing its inability to pay its debts generally as they become due or (G) take any action in furtherance of any of the foregoing;

(xxx)replace or appoint any Person as an Independent Manager of the Borrower (A) who does not satisfy the definition of an Independent Manager and
(B) with less than ten days’ prior written notice to the Administrative Agent and each Lender and without an Officer’s Certificate of World Acceptance that the prospective Independent Manager satisfies the definition of an Independent Manager;

(xxxi)(A) amend, restate, supplement or otherwise modify its Formation Documents in any respect that would impair its ability to comply with the Basic Documents or (B) fail to require in its limited liability company agreement that no Independent Manager may be replaced or appointed with less than ten days’ prior written notice to the Administrative Agent and each Lender and a certification by World Acceptance that the prospective Independent Manager satisfies the definition of an Independent Manager; or

(xxxii)not take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Alston & Bird, LLP, dated the Closing Date, upon which the conclusions expressed therein are based.

(r)Residual Interest Conveyance. The Borrower will not transfer any interest or residual interest in (i) its rights to receive amounts pursuant to Section 2.08(a)(x) or (ii) its membership or other equity interests.

(s)The Notes. The Borrower will not amend, and shall not permit any amendment to, any of the Notes, except with the consent of the Administrative Agent and the Required Lenders.

(t)Credit Policy. Subject to Section 6.01(h), the Borrower will not consent to World Acceptance’s amendment, modification, restatement or replacement, in whole or in part, of the Credit Policy, which change could reasonably be expected to have an adverse effect on the Secured Parties, their respective interests in the Collateral, their respective remedies under the Basic Documents or the validity, enforceability or collectability any portion of the Collateral, without the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders) (and the Required Lenders shall use commercially reasonable efforts to respond to such consent request within five (5) Business Days of their receipt thereof; provided that, for the avoidance of doubt, such change shall not be put into effect unless and until the Administrative Agent has provided its consent).

Section 6.03. Covenant of the Borrower Relating to Hedging.

(a)Unless otherwise directed in writing by the Administrative Agent (acting at the direction of the Required Lenders), the Borrower shall, within fifteen (15) Business Days of the occurrence of an Interest Rate Hedge Trigger, enter into one or more Hedge Transactions to hedge the Interest Rate risk with respect to the Loans, which shall be interest rate swaps or caps with a strike price of 6.00% in form and substance reasonably satisfactory (including the notional amount, term and amortization rate (if any) of such Hedge Transaction) to the Administrative Agent, acting at the direction of the Required Lenders. Each such Hedge Transaction shall be entered into with a Hedge Counterparty and governed by a Hedging Agreement. Under the Hedging Agreement, the initial aggregate notional amount of the Hedge Transaction shall equal at least 95.0% of the Loans Outstanding at that time; provided that, in the case of swaps, the initial aggregate notional amount of the Hedge Transaction shall not exceed 120.0% of the Loans Outstanding at that time. For so long as an Interest Rate Hedge Trigger is outstanding (and for three (3) continuous calendar months after the most recent date on which an Interest Rate Hedge Trigger was outstanding), the Borrower shall maintain Hedge Transactions in accordance with this Section 6.03 with an aggregate notional amount that is at least 95.0% of the Loans Outstanding at any such time; provided that, in the case of swaps, the initial aggregate notional amount of the Hedge Transaction shall not exceed 120.0% of the Loans Outstanding at that time. If at any time, in the case of swaps, the initial aggregate notional amount of the Hedge Transaction is less than 95.0% or greater than 120.0%, in each case, of the Loans Outstanding at that time, the Borrower shall cure such default within five (5) Business Days of its notice thereof. Upon the discontinuation of any such Interest Rate Hedge Trigger, if three (3) continuous calendar months have elapsed since the date on which an Interest Rate Hedge Trigger had occurred, the Borrower shall not be required maintain Hedge Transactions in accordance with this Section 6.03 and the Borrower may elect to terminate any outstanding Hedge Transactions in accordance with the terms of the related Hedging Agreement(s), in each case, unless and until a subsequent Interest Rate Hedge Trigger occurs.

The Borrower shall deliver to the Administrative Agent and each Lender a copy of all documents related to any Hedging Agreement, including confirmations, schedules and an aggregate notional amortization schedule. The Borrower shall provide each Rating Agency with notice of any Hedging Agreement that may be entered into as provided in this Section.

(b)As additional security hereunder, the Borrower will collaterally assign to the Administrative Agent for the benefit of the Secured Parties, at the time each Hedging Agreement is entered into, all right, title and interest of the Borrower in the Hedge Collateral. The Borrower acknowledges that, as a result of that assignment, the Borrower may not, without the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders), exercise any rights under any Hedging Agreement or Hedge Transaction, except for (i) the Borrower’s right under any Hedging Agreement to enter into Hedge Transactions in order to meet the Borrower’s obligations hereunder, (ii) the Borrower’s right to unwind the Hedge Transactions and terminate any Hedging Agreement to the extent the aggregate notional amount of the Hedge Transactions exceed 120.0% of the Loans Outstanding at any such time, (iii) the Borrower’s right to unwind the Hedge Transactions and terminate any Hedging Agreement to the extent an Interest Rate Hedge Trigger that has occurred is no longer continuing and (iv) the Borrower’s right to terminate and replace the Hedging Agreement entered into with a Hedge Counterparty where a “Termination Event” or “Event of Default” has occurred with respect to the Hedge Counterparty. Nothing herein shall have the effect of releasing the Borrower from any of its obligations under any Hedging Agreement or any Hedge Transaction, nor be construed as requiring the consent of any Secured Party for the performance by the Borrower of any such obligations.

Section 6.04. Affirmative Covenants of the Servicer. From the Closing Date until the Facility Termination Date:

(a)Compliance with Laws. The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Contracts, the Receivables and the Receivable Files or any part the

(b)Preservation of Corporate Existence. The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c)Obligations and Compliance with Receivables. The initial Servicer will fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each Receivable and will do nothing to impair the rights of the Administrative Agent in, to and under the Collateral.

(d)Performance and Compliance with Servicer Basic Documents. The initial Servicer will timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Servicer Basic Documents, and each successor Servicer will timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Servicer Basic Documents to which it is a party.

(e)Keeping of Records and Books of Account. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables, including the Servicer Files, in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables, including the Servicer Files.

(f)Taxes. The Servicer will file all federal income tax returns and all other material tax returns that are required to be filed by it and pay any and all Taxes shown on such tax returns and any other material Taxes, including those required to meet the obligations of the Basic Documents; provided, however, that the Servicer shall not be required to pay any such Tax if and so long as (i) the amount, applicability or validity thereof is being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer, or (ii) a failure to do so would not cause a Material Adverse Effect.

(g)Use of Proceeds. World Acceptance will use the monies remitted to it by the Borrower pursuant to the Purchase Agreement (i.e., the net proceeds of the Loan) only (i) to finance the acquisition of the Receivables, (ii) to fund the fees and expenses arising under this Agreement and the other Basic Documents and (iii) for general corporate purposes. No part of the proceeds of the Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.

(h)Preservation of Security Interest. The Servicer (or if World Acceptance is no longer the Servicer, a World Acceptance Entity) will execute and file such financing and continuation statements and any other documents that may be required by any Applicable Law or regulation of any Governmental Authority to preserve and protect fully the security interest of the Administrative Agent in, to and under the Collateral.

(i)Collateral. The Servicer shall (x) deliver or cause to be delivered to the Borrower no later than two (2) Business Days preceding the related Funding Date or Substitution Date, as the case may be, the current Schedule of Receivables and (y) with respect to any Receivable, retain the original Receivable File (provided that Electronic Contracts shall be maintained in the Electronic Vault). Notwithstanding any other provision of this Agreement, the Servicer may release any underlying collateral from the security interest created by the related Receivable when the Servicer deposits into the Collection Account an amount equal to the related Release Price or the entire amount of Liquidation Proceeds and other Collections it has received or expects to receive with respect to such Receivable and such underlying collateral.

(j)Credit Policy and Collection Policy. The Servicer and each Subservicer will comply in all material respects with the Credit Policy and the Collection Policy in regard to each Receivable throughout the life of such Receivable. The Servicer will furnish to the Administrative Agent and each Lender, prior to its effective date, prompt notice of any material change to the Credit Policy or the Collection Policy, and with respect to any change that could reasonably be expected to have an adverse effect on the Secured Parties, their respective interests in the Collateral, their respective remedies under the Basic Documents or the validity, enforceability or collectability any portion of the Collateral, the initial Servicer shall not allow any such change to be put into effect without the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders) (and the Required Lenders shall use commercially reasonable efforts to respond to such consent request within five (5) Business Days of their receipt thereof; provided that, for the avoidance of doubt, such change shall not be put into effect unless and until the Administrative Agent has provided its consent). The Servicer will not agree to or otherwise permit to occur any change to the Credit Policy or the Collection Policy, which change could reasonably be expected to have an adverse effect on the Secured Parties, their respective interests in the Collateral, their respective remedies under the Basic Documents or the validity, enforceability or collectability any portion of the Collateral, without the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders) (and the Required Lenders shall use commercially reasonable efforts to respond to such consent request within five (5) Business Days of their receipt thereof; provided that, for the avoidance of doubt, such change shall not be put into effect unless and until the Administrative Agent has provided its consent); provided, further, that notwithstanding the foregoing, to the extent that such change is required by Applicable Law, no prior written consent of the Administrative Agent acting at the direction of the Required Lenders is required. The Servicer will cause to be delivered to the Administrative Agent, each Lender and the Backup Servicer the current Credit Policy and Collection Policy at any given time, including each change thereto, for inclusion, respectively, as Exhibits D and E.

(k)Events of Default and Facility Amortization Event.

(i)The initial Servicer will furnish to the Administrative Agent, the Backup Servicer, each Lender and Hedge Counterparty, as soon as possible and in any event within three (3) Business Days after the occurrence of each Event of Default, Unmatured Event of Default and Facility Amortization Event, a written notice of the occurrence of such event. The initial Servicer will furnish to the Administrative Agent, each Rating Agency, the Backup Servicer, each Lender and Hedge Counterparty, as soon as possible and in any event within three (3) Business Days after the occurrence of each Event of Default, Unmatured Event of Default and Facility Amortization Event, a written statement (which may be combined with the written notice described in the immediately preceding sentence, of its chief financial officer or chief accounting officer setting forth the details of such event and the action that the initial Servicer proposes to take with respect thereto.

(ii)The successor Servicer will furnish to the Administrative Agent, the Backup Servicer, each Lender and Hedge Counterparty, as soon as possible and in any event within three (3) Business Days after its actual knowledge of an occurrence of each Event of Default, Unmatured Event of Default and Facility Amortization Event, a written notice of the occurrence of such event.

(l)Other. The initial Servicer (and the successor Servicer, to the extent in its possession) will furnish or cause to be furnished to the Administrative Agent and each Lender, promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower, the Servicer, an Relevant Assignee or an Originator as the Administrative Agent or a Lender may from time to time reasonably request in order to protect the interests of the Secured Parties under or as contemplated by this Agreement.

(m)Losses, Etc. In any suit, proceeding or action brought by the Backup Servicer, the Securities Intermediary or any Secured Party for any sum owing thereto, the initial Servicer shall save, indemnify and keep each such entity harmless from and against all fees, claims, costs, expense, loss or damage (including attorneys’ fees and expenses and court costs) suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the Obligor under the Receivables, arising out of a breach by the Servicer of any obligation under the related Receivable or arising out of any other agreement, Indebtedness or liability at any time owing to or in favor of such Obligor or its successor from the Servicer, and all such obligations of the Servicer shall be and remain enforceable against and only against the Servicer and shall not be enforceable against each such entity. For the avoidance of doubt, such indemnified amounts shall include any expense and costs, including reasonable attorneys’ fees and expenses and court costs, incurred in connection with any enforcement (including any action, claim or suit) brought by an indemnified party of any indemnification or other obligation of the Servicer. The provisions of this section shall survive the termination or assignment of this Agreement and the other Basic Documents and the resignation or removal of any party.

(n)Notice Regarding Collateral. The Servicer shall advise the Administrative Agent and each Lender in writing promptly, in reasonable detail of (i) any Lien (other than Permitted Liens) asserted or claim made against any portion of the Collateral, (ii) the occurrence of any breach by the Servicer of any of its representations, warranties and covenants contained herein and (iii) the occurrence of any other event which could have a material adverse effect on the security interest of the Administrative Agent on behalf of the Secured Parties in the Collateral or the collectability of all or a material portion of the Receivables, or which could have a material adverse effect on the security interests of the Administrative Agent for the benefit of the Secured Parties.

(o)Realization on Receivables. In the event that the Servicer realizes upon any Receivable, the methods utilized by the Servicer to realize upon such Receivable or otherwise enforce any provisions of such Receivable will not subject the Servicer, the Borrower, any Secured Party, any Agent or the Backup Servicer to liability under any federal, State or local law, and any such realization or enforcement by the Servicer will be conducted in accordance with the provisions of this Agreement, the Collection Policy and Applicable Law.

(p)Accounting Policy. The initial Servicer will promptly notify the Administrative Agent, each Agent and each Lender of any material change in the Servicer’s accounting policies.

(q)Additional Information. The Servicer shall, within two (2) Business Days of its receipt thereof, respond to reasonable written directions or written requests for information that the Backup Servicer, the Securities Intermediary, the Borrower, the Administrative Agent, each Agent or each Lender might have with respect to the administration of the Receivables.

(r)Anti-Corruption Laws. The Servicer will maintain in effect and enforce policies and procedures designed to ensure compliance by the Servicer and each of its Subsidiaries and its or their respective directors, officers and employees with Anti-Corruption Laws.

(s)Additional Covenants. The Servicer will (i) immediately notify the Borrower, the Backup Servicer, the Administrative Agent, each Agent, each Lender and the Securities Intermediary of the existence of any Lien on any portion of the Collateral (other than the Lien of the Administrative Agent and Permitted Liens) if the Servicer has knowledge thereof, (ii) defend the right, title and interest of such entities in, to and under the Collateral against all claims of third parties claiming through or under the Servicer, (iii) transfer to the Securities Intermediary for deposit into the Collection Account, all payments received by the Servicer with respect to the Collateral in accordance with this Agreement other than during a Dominion Period, (iv) comply with the terms and conditions of this Agreement relating to the obligation of the Borrower to remove Receivables from the Collateral pursuant to this Agreement and the obligation of World Acceptance to reacquire Receivables from the Borrower pursuant to the Purchase Agreement, (v) promptly notify the Borrower, the Administrative Agent, each Agent, each Lender, the Backup Servicer and the Securities Intermediary of the occurrence of any Servicer Termination Event and any breach by the Servicer of any of its covenants or representations and warranties contained herein, (vi) promptly notify the Borrower, the Administrative Agent, each Agent, each Lender, the Backup Servicer and the Securities Intermediary of the occurrence of any event of which it is aware that could require that the Borrower make or cause to be made any filings, reports, notices or applications or seek any consents or authorizations from any and all Government Authorities in accordance with the relevant UCC as may be necessary or advisable to create, maintain and protect a first-priority security interest of the Administrative Agent in, to and on the Collateral, (vii) immediately notify the Backup Servicer if any changes to the Collection Policy or the servicing platform occur and (viii) not impair the rights of the Borrower or the Secured Parties in the Collateral.

(t)The initial Servicer shall provide notice to the Administrative Agent within three
(3) Business Days after (i) any decision or determination, whether publicly announced or not, by World Acceptance that it (or its Affiliates) will no longer originate, acquire, sell or service Receivables which are materially similar to Eligible Receivables or (ii) the occurrence of any other material change in the scope or nature of the business objectives or plan of World Acceptance (or its Affiliates) that is reasonably likely to result in the cessation of, or a significant reduction in, the origination, acquisition, sale or servicing of Receivables which are materially similar to Eligible Receivables in substantially the same manner as in existence as of the Closing Date.

(u)Concurrently with delivery of the Monthly Report, the initial Servicer shall provide a report to the Administrative Agent and each Lender containing the aggregate unpaid principal balance of Receivables which are materially similar to Eligible Receivables originated, acquired, sold or serviced by World Acceptance for each of the three (3) preceding calendar months.

Section 6.05. Negative Covenants of the Servicer.    From the Closing Date until the Facility Termination Date:

(a)Collection Account; Reserve Account. The Servicer shall not create or participate in the creation of, or permit to exist, any Liens (other than Permitted Liens) with respect to the Collection Account or the Reserve Account. The Servicer shall not grant the right to take dominion or “control” (as defined in the relevant UCC) at a future time or upon the occurrence of a future event to any Person with respect to such Collection Account or the Reserve Account.

(b)Mergers, Acquisition, Sales, Etc. The initial Servicer shall not (i) consolidate with or merge into any other Person or (ii) convey or transfer all or substantially all of its assets to any other Person; provided, that the Servicer may (A) merge with another Person if (1)(x) the initial Servicer is the entity surviving such merger or (y) the Person with whom the Servicer is merged into or consolidated assumes in writing all duties and liabilities of the initial Servicer hereunder,
(2)the initial Servicer shall have delivered prior written notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and each Lender and (3) immediately after giving effect to such merger, no Event of Default, Unmatured Event of Default or Facility Amortization Event shall have occurred and be continuing and (B) convey or transfer all or substantially all of its assets to a Person if (1) such Person assumes in writing all duties and liabilities of the Servicer hereunder, (2) the initial Servicer shall have delivered prior written notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and each Lender and (3) immediately after giving effect to such transfer, no Event of Default, Unmatured Event of Default or Facility Amortization Event shall have occurred and be continuing.

(c)Change of Name or Location of Servicer Files or Receivable Files. The initial Servicer shall not (i) change its name or its State of organization or move the location of its principal place of business and chief executive office from the locations referred to in Schedule D or (ii) move the Receivables (including the Receivable Files or the Servicer Files (other than any Electronic Contract, which shall be kept in the Electronic Vault)) from the locations referred to in Schedule D (other than to another branch of World Acceptance within the same State)

without the prior written consent of the Required Lenders, provided that such consent may not be unreasonably withheld, and further provided that, the Servicer shall take all actions required under the UCC of each relevant jurisdiction in order to continue the first-priority perfected security interest of the Administrative Agent for the benefit of the Secured Parties, in the Collateral, subject only to Permitted Liens.

(d)Change in Payment Instructions to Obligors. The Servicer will not make any change in its instructions to the Obligors regarding payments to be made to the Borrower, the Servicer or a Subservicer, unless the Administrative Agent (acting at the direction of the Required Lenders) has consented to such change and has received duly executed documentation related thereto, provided that the option to accept ACH payments or debit card payments from the related Obligors will not be deemed a change in payment instructions for purposes of this Section 6.05(d).

(e)Extension or Amendment of Contracts. The Servicer will not, except as otherwise permitted in Section 7.03(c)(i), extend, amend or otherwise modify the terms of any Contract.

(f)No Liens. The Servicer shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than the Lien created by this Agreement) on the Collateral or any interest therein, the Servicer will notify the Administrative Agent and each Lender of the existence of any Lien on any portion of the Collateral immediately upon discovery thereof (but in no event later than three (3) Business Days after discovery thereof), and the Servicer shall defend the right, title and interest of the Administrative Agent on behalf of the Secured Parties in, to and under the Collateral against all claims of third parties claiming through or under the Servicer.

(g)Anti-Corruption Laws. The Servicer shall not use, nor shall cause its Subsidiaries and its or their respective directors, officers, employees and agents to use, the proceeds of the Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Target, in violation of applicable Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(h)Release; Additional Covenants. The Servicer shall not (i) release any underlying collateral securing any Receivable from the security interest granted therein by such Receivable in whole or in part except in the event of payment in full by the Obligor thereunder or upon transfer of such underlying collateral to a purchaser following repossession by the Servicer, (ii) impair the rights of the Borrower, the Administrative Agent or the Secured Parties in the Collateral, (iii) increase the number of Scheduled Payments due under a Receivable except as permitted herein, (iv) prior to the payment in full of any Receivable, sell, pledge, assign, or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on such Receivable or any interest therein, (v) impair the rights of the Borrower or the Secured Parties in the Collateral or (vi) sell, pledge, assign, or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or any interest therein.

(i)Ownership Interest. World Acceptance, as Servicer, shall not sell, transfer, convey, assign or pledge any portion of its limited liability company interest in the Borrower without the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders).

ARTICLE SEVEN ADMINISTRATION AND SERVICING OF CONTRACTS
Section 7.01. Designation of Servicing. The Administrative Agent, each Agent, each
Lender and the Borrower, at the direction of and on behalf of the Administrative Agent, hereby appoint World Acceptance, as Servicer to service, manage, collect and administer each of the Receivables and the other Collateral, and to enforce its respective rights and interests in and under the Collateral and World Acceptance hereby accepts such appointment and agrees to perform the duties and responsibilities of the Servicer pursuant to the terms hereof.

Section 7.02. Servicing Compensation. As compensation for its servicing activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to receive the Servicing Fee to the extent of funds available therefor pursuant to Section 2.08. The Servicer shall be further entitled to retain as additional servicing compensation any and all ancillary fees and payments from Obligors, including administrative fees and similar charges allowed by Applicable Law, but excluding extension fees and late fees.

Section 7.03. Duties of the Servicer.

(a)Standard of Care. The Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect each Receivable from time to time, all in accordance with Applicable Law, with reasonable care and diligence and in accordance with the Collection Policy.

(b)Records Held in Trust. The Servicer shall hold in trust for the Borrower and the Secured Parties all records which evidence or relate to all or any part of the Collateral. In the event that a Successor Servicer assumes the servicing responsibilities of the Servicer, the outgoing Servicer shall promptly deliver to the Successor Servicer, and the Successor Servicer shall hold in trust for the Borrower and the Secured Parties, all records which evidence or relate to all or any part of the Collateral.

(c)Collection Practices.

(i)The Servicer shall be responsible for collection of payments called for under the terms and provisions of the Contracts, as and when the same shall become due. The Servicer, in making collection of Receivable payments pursuant to this Agreement, shall be acting as agent for the Secured Parties, and shall be deemed to be holding such funds in trust on behalf of and as agent for Borrower and the Secured Parties. The Servicer, consistent with the Collection Policy, shall service, manage, administer and make collections on the Receivables on behalf of the Borrower and shall have full power and authority to do any and all things which it may deem necessary or desirable in connection therewith which are not inconsistent with this Agreement. The Servicer may in its discretion (1) effect an Upfront Deferral one time per Contract; provided that such extension shall not be for a period greater than fifteen (15) days from the original Scheduled Payment date of such Contract; provided, further, that such extension may only be effectuated prior to the occurrence of the initial Scheduled Payment date of such Contract, (2) grant extensions, rebates or adjustments on a Contract or Receivable in accordance with the Collection Policy and amend or modify any Contract or Receivable in accordance with the Collection Policy; and (3) waive any late payment charge or any other fees (not including interest on the Principal Balance of a Receivable) that may be collected in the ordinary course of servicing any Receivable. Notwithstanding the foregoing, the Servicer shall not amend, modify or waive the APR, the term, the number, timing or amount of the Scheduled Payments or the Principal Balance unless (x) the Concentration Limits are satisfied after giving effect to such amendment, modification or waiver and, if such Receivable does not satisfy the definition of Eligible Receivable after giving effect to such amendment, modification or waiver, then no Total Borrowing Base Deficiency exists after giving effect to such amendment, modification or waiver, and (y) such amendment, modification or waiver is in accordance with its Collection Policy, in each case, except if such modification is required by Applicable Law or court order issued pursuant to Insolvency Proceedings involving the related Obligor. The initial Servicer shall also enforce all rights of the Borrower under the Purchase Agreement, including the right to require World Acceptance to repurchase Receivables for breaches of its representations and warranties; and any successor Servicer shall provide notice to the Borrower and the Administrative Agent of any such breaches to the extent the successor Servicer has actual knowledge of such breaches.

(ii)If the full amount of a Scheduled Payment due under a Receivable is not received within five (5) Business Days after its due date, the Servicer will, in accordance with the Collection Policy, make reasonable and customary efforts to contact the related Obligor. The Servicer shall continue its efforts in accordance with the Collection Policy to obtain such payment from an Obligor whose payment has not been made until the Servicer has determined in its discretion that all amounts due and payable which are collectable on the Receivable have been collected. The Servicer shall use its best efforts, consistent with the Collection Policy, to collect funds on a Defaulted Receivable.

(iii)Neither the Borrower nor the Servicer shall cause or permit, and shall cause each Subservicer not to cause or permit, any World Bank Account (Local) (or any other account of the Borrower, the Servicer, the Subservicers or their respective Affiliates into which Collections may be deposited, other than Accounts and the Master Collection Account) to be subject to any control arrangement (or any other arrangement that permits any third party to establish dominion or control over such accounts) unless such control arrangement is solely in favor of the Intercreditor Agent, and subject to the terms of the Intercreditor Agreement, in each case, for the benefit of the various secured parties under the Intercreditor Agreement. The Master Collection Account shall at all times be subject to a Master Deposit Account Control Agreement; provided, that no Master Deposit Account Control Agreement shall be entered into at any time following the Closing Date without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).

(d)Except as otherwise provided in Section 7.03(c)(ii), the Servicer shall deposit or cause to be deposited by electronic funds transfer all Collections to the Collection Account as promptly as possible after the date of processing of such Collections but in no event later than the third (3rd) Business Day following the date of receipt of such Collections by the applicable Subservicer, or if such Collections were received directly by the Servicer, the Servicer, as applicable, in each case whether such Collections were received centrally or at a World Acceptance branch, provided that such “processing” of any Collections will not begin prior to the date on which the Servicer or the related Subservicer, as applicable, has received such Collections.

(e)Subservicers; Third Party Service Providers. The Servicer or any Subservicer may at any time and from time to time engage a Third Party Service Provider to fulfill its duties and obligations solely with respect to its collection activities pursuant to this Agreement; provided, that notwithstanding any other provision of this Agreement, the Servicer shall at all times remain responsible for the performance of such duties and obligations by such Third Party Service Provider. The Servicer shall provide written notice to the Administrative Agent as to the identity of each Third Party Service Provider in advance of the appointment of such Third Party Service Provider (which written notice, for the avoidance of doubt, may be provided by email); provided, that the appointment of each Third Party Service Provider shall not become effective unless and until the Administrative Agent has consented to such appointment (which consent, for the avoidance of doubt, may be provided by email).

(f)Fidelity Bond/Insurance. The Servicer represents, warrants and covenants that it has obtained and shall continue to maintain in full force and effect a fidelity bond or comparable insurance in such form and amount as is customary for prudent servicers acting as custodian of funds and documents in respect of consumer contracts similar to the Receivables on behalf of institutional investors. Solely with respect to the initial Servicer, all insurance required to be maintained pursuant to this section shall name the Borrower as an additional insured.

(g)Security Interests. The Servicer (or if World Acceptance is no longer the Servicer, a World Acceptance Entity) shall, at the direction of the Borrower, the Administrative Agent or a Lender, take any action reasonably necessary to preserve and protect the security interests of the Borrower and the Secured Parties in the Receivables, including any action specified in any Opinion of Counsel delivered to the Servicer.

(h)Realization on Underlying Collateral Securing Receivables. The Servicer warrants, represents and covenants that in the event that the Servicer or any Subservicer realizes upon any underlying collateral securing a Receivable, the methods utilized to realize upon such Receivable or otherwise enforce any provisions of the related Contract, will not subject the Servicer, the Borrower or any Secured Party to liability under any federal, State or local law, and that such enforcement by the Servicer or a Subservicer will be conducted in accordance with the provisions of this Agreement, the Collection Policy and Applicable Law.

(i)Recordkeeping. The Servicer shall:

(i)maintain legible copies (in electronic or hard-copy form, in the discretion of the Servicer) or originals (if applicable) of all documents in the Servicer File with respect to each Receivable and the underlying collateral related thereto; and

(ii)keep books and records, reasonably satisfactory to the Administrative Agent, pertaining to each Receivable and make periodic reports in accordance with this

Agreement; such records may not be destroyed or otherwise disposed of except as provided herein and as allowed by Applicable Law, all documents, whether developed or originated by the Servicer or not, reasonably required to document or to properly administer any Receivable shall remain at all times the property of the Borrower and shall be held in trust by the Servicer; the Servicer shall not acquire any property rights with respect to such records, and shall not have the right to possession of them except as subject to the conditions stated in this Agreement; and the Servicer shall bear the entire cost of restoration in the event any Servicer File shall become damaged, lost or destroyed while in the Servicer’s possession or control.

(j)Inspection and Annual Due Diligence Reports.

(i)Inspection. (A) In addition to the delivery by the Servicer of an annual report pursuant to Section 7.08, the Servicer shall also permit each Secured Party, each Agent and the Backup Servicer, upon five (5) Business Days’ prior notice and during regular business hours (provided that from and after the occurrence of any Event of Default, Unmatured Event of Default or Facility Amortization Event, the foregoing notice shall not be required to be given), to periodically, at the discretion of the Secured Parties or the Backup Servicer, as applicable, review the collection and administration of the Receivables by the Servicer and the Subservicers in order to assess compliance by the Servicer and the Subservicers with the Collection Policy and this Agreement and conduct an audit of the Receivables and Receivable Files, including, without limitation, the Electronic Contracts and the Electronic Vault, in conjunction with such a review. Such review may include tours of the facilities of the Servicer and the Subservicers and discussions with their respective managements. If no Event of Default, Unmatured Event of Default or Facility Amortization Event shall have occurred and be continuing, the Secured Parties, the Backup Servicer, each Agent or their respective agents or representatives shall only be entitled to conduct, and the Servicer shall permit them to conduct, three (3) such reviews pursuant to this Section 7.03(k) during any twelve (12)-month period beginning on the Closing Date and on each anniversary thereof; provided, that if an Event of Default, Unmatured Event of Default or Facility Amortization Event shall have occurred and be continuing, there shall be no limit on the number of such reviews any Secured Party, any Agent, the Backup Servicer or their respective agents or representatives shall be entitled to conduct.

(B) It is anticipated that each review by any Secured Party, any Agent, the Backup Servicer or their respective agents or representatives will be a full operational, legal, compliance and collateral audit and will verify among other items, the existence of Collateral, cash application and aging and eligibility, will include a litigation and regulatory review, will confirm that internal ratings actually applied conform to underwriting standards and, in the case of the Backup Servicer, will confirm access to the image files captured and stored in accordance with Section 7.03(l)(iv). Each audit by the Administrative Agent (or its designee) will also include a sample review (which may include, without limitation, tape-to-file or similar audits or reviews) of no fewer than two hundred (200) Receivable Files and Servicer Files to check the accuracy of information provided by the Borrower, the Servicer or the Subservicers. Neither the foregoing nor any other provision of this Agreement shall be construed to give rise to a right, expectation or other entitlement on the part of any Person to inspect, examine, access or visit any SST data center, SST computer system or other secure SST facility, including at any such time that SST may be serving as Successor Servicer.
(ii)Upon the request of the Administrative Agent, any Agent or any Lender, which request may be made up to once per year; provided that such request is made before November 30th of the year of the request, the Servicer will deliver to the Administrative Agent and each Agent, on or before March 31st of the year following such request, beginning in March 2026, a copy of a report prepared by a firm of independent certified public accountants or third party due diligence provider acceptable to the Required Lenders, who may also render other services to the Servicer or any of its Affiliates, addressed to the board of directors of the Servicer or any of its Affiliates, the Administrative Agent and the Agents and dated during the current year, to the effect that such firm has examined the policies and procedures of the Servicer and the Subservicers and issued its report thereon and expressing a summary of findings (based on certain procedures performed on the documents, records and accounting records that such accountants considered appropriate under the circumstances, which are acceptable to the Required Lenders) relating to the servicing of the Receivables and the administration of the Receivables (including the preparation of the Monthly Reports, the Monthly Loan Tapes, the static pool information and such other information as may reasonably be requested by the Required Lenders) during the preceding calendar year (or such longer period in the case of the first report) and that such servicing and administration was conducted in compliance with the terms of this Agreement, except for (i) such exceptions as such firm shall believe to be immaterial and (ii) such other exceptions as shall be set forth in such report and that such examination (a) was performed in accordance with standards established by the American Institute of Certified Public Accountants or another standard acceptable to the Required Lenders and (b) included tests relating to consumer loans serviced for others in accordance with the requirements of any program under which the Servicer customarily provides such reporting to other warehouse lenders similarly situated, which may include Uniform Single Attestation Program for Mortgage Bankers, SSAE 16 reports or comparable reports to the extent the procedures in such program are applicable to the servicing obligations set forth in this Agreement. Notwithstanding the foregoing, to the extent that in connection with public offerings, Regulation AB under the Securities Act requires the delivery of an annual attestation of a firm of independent public accountants with respect to the assessment of servicing compliance with specified servicing criteria of the Servicer stating, among other things, that the Servicer’s assertion of compliance with the specified servicing criteria is fairly stated in all material respects, or the reason why such an opinion cannot be expressed, the delivery of a copy of such an attestation to the Administrative Agent and the Agents shall be deemed to satisfy the provisions of this Section. Such report shall also indicate that the firm is “Independent” of the Servicer and its Affiliates within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants. If SST is acting as Successor Servicer the foregoing requirements shall be satisfied by the delivery of the SSAE 16 report (or comparable report) prepared in the normal course of SST’s servicing business.

In the event such independent certified public accountant or third party due diligence provider, as applicable, requires the Backup Servicer, or the Securities Intermediary to

agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section, the Servicer shall direct the related party in writing to so agree; it being understood and agreed that the Backup Servicer and the Securities Intermediary will deliver any such letter of agreement in conclusive reliance upon the direction of the Servicer, and the Backup Servicer and the Securities Intermediary have not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.

(iii)The initial Servicer shall reimburse the Secured Parties, the Agents, the Securities Intermediary and the Backup Servicer for all reasonable fees, costs and expenses incurred by or on behalf of the Secured Parties, the Agents, the Securities Intermediary or the Backup Servicer in connection with the foregoing actions set forth and described in this Section 7.03(k) promptly upon receipt of a written invoice therefor, which invoices in any one year may not exceed, in the aggregate, $150,000 for all reasonable fees, costs and expenses described in this sentence (unless an Event of Default or an Facility Amortization Event has occurred, following which such expenses will not be so capped).

(k)Custody of Receivable Files.

(i)Custody. The Borrower, upon the execution and delivery of this Agreement, hereby revocably appoints the Servicer, and the Servicer hereby accepts such appointment, to act as the agent (solely in its capacity as Servicer under the Basic Documents) of the Borrower for the benefit of the Secured Parties, solely in the Servicer’s capacity as custodian of the Receivable File.

(ii)Safekeeping of Contracts. The Servicer, in its capacity as custodian, or a Subservicer appointed by the Servicer as subcustodian pursuant to Section 7.03(k)(v) below, shall hold the Receivable Files (including any original physical Contract) for the benefit of the Borrower and the Secured Parties, as pledgee of the Borrower; provided that the Servicer, in its capacity as custodian, shall ensure that the Electronic Contracts are maintained by the Electronic Vault Provider as a designated custodian of the Administrative Agent (for the benefit of the Secured Parties) in the Electronic Vault; provided, further, that if a Contract is Exported from the Electronic Vault, the Servicer, in its capacity as custodian shall hold such Contract in physical form in accordance with its customary servicing practices and with this Agreement. The Electronic Vault will be controlled by the Servicer in its capacity as custodian hereunder. In performing its duties as custodian, the Servicer shall act in accordance with its customary servicing practices. The Servicer will promptly report to the Borrower, the Administrative Agent and the Lenders any failure on its part (or, if applicable, a subcustodian’s part) to hold any portion of the Receivable Files (including Electronic Contracts) and maintain its account, records, and computer systems as herein provided or promptly take appropriate action to remedy any such failure. Nothing herein will be deemed to require an initial review or any periodic review by the Borrower, the Administrative Agent or the Secured Parties of the Receivable Files. The Servicer may, in accordance with its customary servicing practices, maintain all or a portion of a Receivable File in electronic form in the Electronic Vault and/or maintain custody of all or any portion of a Receivable File with one or more Persons to whom the Servicer has delegated responsibilities in accordance with Section 7.03(e). The Servicer will maintain each Receivable File in the United States (it being understood that (i) the Receivable Files, or any part thereof, may be maintained at the offices of any Person to whom the Servicer has delegated responsibilities in accordance with Section 7.03(e) and (ii) Electronic Contracts shall be maintained in the Electronic Vault). The Servicer will make available to the Administrative Agent and each Lender or their duly authorized representatives, attorneys or auditors a list of locations of the Receivable Files upon reasonable request. Notwithstanding any reference herein or in any other Basic Document to the Electronic Vault Provider acting as a designated custodian of the Administrative Agent, the parties hereto acknowledge and agree that the Administrative Agent shall not be liable for, and shall have no duty to supervise or monitor, the default, misconduct or any other action or omission of the Electronic Vault Provider, and that the Administrative Agent may assume the Electronic Vault Provider’s performance of its duties and obligations under the Basic Documents.

(iii)Effective Period and Termination. The Servicer’s appointment as custodian with respect to any Receivable shall become effective as of the Cutoff Date for such Receivable and will continue in full force and effect until terminated pursuant to this paragraph. If World Acceptance resigns as Servicer in accordance with the provisions of this Agreement or if all of the rights and obligations of the Servicer have been terminated under Section 7.12, the Administrative Agent (acting at the direction of the Required Lenders) shall terminate the appointment of the Servicer as custodian hereunder in the same manner as it may terminate the rights and obligations of the Servicer under Section 7.12. Upon the resignation or termination of the Servicer in accordance with this Agreement, the Servicer shall cause to be transferred to the Backup Servicer control of the Receivable Files that are in the Electronic Vault to the extent the Backup Servicer becomes the Successor Servicer in accordance with this Agreement, or to another Successor Servicer. In the event that the Backup Servicer becomes the Successor Servicer in accordance with this Agreement or a Successor Servicer, as applicable, is appointed, the outgoing Servicer shall promptly transfer to the Backup Servicer or a Successor Servicer, as applicable, in such manner and to such location as the Backup Servicer or a Successor Servicer, as applicable, shall reasonably designate, all of the Receivable Files in its possession; provided, however, if the Backup Servicer is the Successor Servicer, (i) the Borrower and the initial Servicer shall notify the Electronic Vault Provider of the transfer of servicing responsibilities to the Backup Servicer as Successor Servicer and (ii) the initial Servicer shall promptly transfer possession of the Electronic Vault to the Backup Servicer as Successor Servicer; it being agreed by the Servicer that it shall reasonably cooperate with the Backup Servicer with respect to effecting any such notification or transfer. Following a servicing transfer to the Backup Servicer or any Successor Servicer, all expenses of the Electronic Vault Provider will be payable by World Acceptance or, if World Acceptance fails to pay such amounts, by the Borrower.

(iv)Establishment of Imaging System. Other than with respect to any Electronic Contract, the Servicer shall maintain an imaging system through which the original physical Receivable File and, with respect to any Hard Secured Receivable, the original physical certificate of title (if such certificate of title is issued in physical and not in electronic form), if any, with respect to the Titled Asset securing such Hard Secured

Receivable, may be imaged and captured through a standalone PDF, or another electronic medium, and validated through an internal, controlled process with images captured, stored and identifiable at a central location as a backup to physical documentation, provided, that any certificates of title that are issued electronically are not imaged and stored pursuant to this clause (iv) but are maintained by a third party electronic title lienholder. For the avoidance of doubt, the related image of a Contract that is an Electronic Contract will be stored in the Electronic Vault and will not be retained by the Servicer.

(v)Subcustodian. The initial Servicer, in its capacity as custodian, may appoint a Subservicer as subcustodian with respect to any Receivable File pursuant to Section 7.03(e). In the event that the initial Servicer, in its capacity as custodian, is terminated in such capacity hereunder, each subcustodian will be terminated as subcustodian for each Receivable with respect to which it is then acting in such capacity.

Section 7.04. Collection of Payments.

(a)Payment Instructions. On or before the Closing Date with respect to the Initial Receivables and on or before the relevant Funding Date or Substitution Date with respect to the Subsequent Receivables and Substitute Receivables, respectively, the Servicer and each Subservicer shall have instructed all related Obligors to make all payments in respect of the related Receivables directly with the Servicer or such Subservicer.

(b)Establishment of the Accounts. The Servicer shall cause to be established or establish, on or before the Closing Date, and maintained in the name of the Administrative Agent, for the benefit of the Secured Parties, with the Securities Intermediary, (i) the Collection Account and (ii) the Reserve Account, in each case over which the Administrative Agent shall have sole dominion and control pursuant to the Account Control Agreement and from which neither the Servicer nor the Borrower shall have any right of withdrawal, except as otherwise set forth in the Account Control Agreement. The Borrower will be required to pay all reasonable fees and expenses owing to the Securities Intermediary in connection with the maintenance of the Accounts for its own account and shall not be entitled to any payment therefor. Following the Facility Termination Date, the Securities Intermediary shall terminate the Accounts.

To the extent that the Reserve Account or the Collection Account is a “securities account” within the meaning of Section 8-501 of the UCC:

(i)the Securities Intermediary shall comply with any order or instructions (each, an “Order”) from the Administrative Agent directing transfer or redemption of any financial asset credited to such account without further consent by the Borrower, World Acceptance, the Servicer or any other person;

(ii)the Securities Intermediary shall treat any investment property, financial assets, securities, instruments, general intangibles or other property credited to any such account as “financial assets” within the meaning of Section 8-102(a)(9) of the UCC; and

(iii)securities or financial assets credited to the Reserve Account or the Collection Account, as applicable, shall be registered in the name of the Securities

Intermediary, indorsed to the Securities Intermediary or in blank or credited to another securities account maintained in the name of the Securities Intermediary and in no case will any financial asset credited to the Reserve Account or the Collection Account, as applicable, be registered in the name of the Borrower or the Servicer, payable to the order of the Borrower or the Servicer, or specially indorsed to the Borrower or the Servicer, except to the extent the foregoing have been specially indorsed to the Securities Intermediary or in blank.

To the extent that the Reserve Account or the Collection Account is a “deposit account” within the meaning of Section 9-102(a)(29) of the UCC, the Securities Intermediary shall comply with any order or instructions (each also, an “Order”) from the Administrative Agent directing disposition of funds in such account without further consent by the Borrower, World Acceptance, the Servicer or any other person.

Regardless of any provision in any other agreement, for purposes of the UCC, Delaware shall be deemed to be the Securities Intermediary’s jurisdiction and the Reserve Account and the Collection Account (as well as any securities entitlements related thereto) shall be governed by the laws of the State of Delaware.

(c)Adjustments. If the Servicer, directly or through a Subservicer, makes (i) a deposit into the Collection Account in respect of a collection of a Receivable and such collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) a mistake with respect to the amount of any collection and deposits an amount that is less than or more than the actual amount of such collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake after obtaining knowledge of such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 7.05. Payment of Certain Expenses by the Initial Servicer. The initial Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including the fees and disbursements of independent certified public accountants and third party due diligence providers, Taxes imposed on the Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, fees and expenses of Subservicers (including monthly compensation for acting as Subservicers) and agents of the Servicer and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The initial Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.

Section 7.06. Reports.

(a)Monthly Reports; Monthly Compliance Statements; Monthly Loan Tapes. On each Reporting Date, the Servicer will provide to the Borrower, the Administrative Agent, each Rating Agency, each Agent, each Lender, each Hedge Counterparty, the Backup Servicer and the Securities Intermediary (i) a Monthly Report, (ii) a Monthly Loan Tape and (iii) (x) in the case of the initial Servicer, an Officer’s Certificate, dated as of related Determination Date, stating that
(A)a review of the activities of the Servicer and the Subservicers during such Collection Period (or since the Closing Date in the case of the first such Officer’s Certificate) and of its performance under this Agreement has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, the Servicer and the Subservicers have fulfilled all of their respective obligations under this Agreement throughout such Collection Period (or such longer period in the case of the first such Officer’s Certificate), or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and (y) in the case of the Successor Servicer, an Officer’s Certificate, dated as of related Determination Date, stating that (A) a review of the activities of the Successor Servicer during such Collection Period and of its performance under this Agreement has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, the Successor Servicer has fulfilled all of its respective obligations under this Agreement throughout such Collection Period (or such longer period in the case of the first such Officer’s Certificate), or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

(b)Financial Statements. In the event the initial Servicer is no longer subject to the periodic and current reporting requirements of Sections 13 or 15(d) of the Exchange Act, the initial Servicer will submit to the Administrative Agent and each Lender, (i) within forty-five (45) days of the end of each of its fiscal quarters, its unaudited consolidated financial statements (including an analysis of delinquencies and losses on the Receivables for each fiscal quarter) as of the end of each such fiscal quarter and (ii) within one hundred twenty (120) days of the end of each of its fiscal years, its audited consolidated financial statements (including an analysis of delinquencies and losses on the Receivables for each fiscal year describing the causes thereof and sufficient to determine whether an Event of Default or Servicer Termination Event has occurred or is reasonably likely to occur and otherwise reasonably satisfactory to the Administrative Agent) as of the end of each such fiscal year; provided that such financial statements are in public company reporting format under the Exchange Act.

(c)Static Pool Information. The initial Servicer will provide to the Administrative Agent and each Agent in regard to vintage originations, upon request (i) static pool gross and net loss history, (ii) static pool defaulted receivable recovery rates, (iii) static pool origination characteristics and (iv) any additional static pool information reasonably requested by the Administrative Agent or an Agent.

Section 7.07. Annual Statement as to Compliance. The Servicer shall deliver to the Administrative Agent and each Agent on or before March 31st of each year, beginning in 2026, an Officer’s Certificate, dated as of the preceding December 31st, stating that (i) a review of the activities of the Servicer during the preceding twelve (12)-month period (or since the Closing Date in the case of the first such Officer’s Certificate) and of its performance under this Agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, each of the Servicer and the Subservicers have fulfilled all their respective obligations under this Agreement throughout such year (or such shorter period in the case of the first such Officer’s Certificate), or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

Section 7.08. Rights Prior to Assumption of Duties by Successor Servicer.

(a)On or before each Reporting Date, the Servicer shall deliver to the Backup Servicer an electronic file containing all information necessary to allow the Backup Servicer to review the Monthly Report related thereto and determine the following: (i) that such Monthly Report is readable and contains all information necessary for the Backup Servicer to complete its duties herein. The Backup Servicer shall, within two (2) Business Days after receipt of the electronic file referred to in the preceding sentence, load such electronic file, confirm such computer tape or diskette is in readable form and (A) verify the following based solely on information contained in the electronic file: the aggregate Principal Balance of all Receivables as of the most recent Determination Date, the Annualized Net Charge-off Ratio and the Delinquency Ratio (30+ Days) as of the related Determination Date, (B) based solely on a recalculation of information contained in the Monthly Report confirm the following: Servicing Fee, Backup Servicing Fee, Securities Intermediary Fee, Class A Monthly Principal Payment Amount, the amount due to the Reserve Account pursuant to Section 2.08(a)(iv), the amount due to the Class A Lender pursuant to Section 2.08(a)(v), the remaining amount due to the Borrower pursuant to Section 2.08(a)(x), Total Borrowing Base as of the related Reporting Date (calculated as of the related Determination Date, or, with respect to Receivables added to the Collateral following such Determination Date, but prior to the date of such Monthly Report, the related Cutoff Date), (C) based solely on the records of the Securities Intermediary confirm the following: the Reserve Account Amount as of the related Determination Date, each as set forth in the Monthly Report. In the event of any discrepancy between the information set forth in the two foregoing sentences, as determined or calculated by the Servicer, from that determined or calculated by the Backup Servicer, the Backup Servicer shall notify the Servicer of such discrepancy on or before the close of business on the Business Day immediately preceding the related Payment Date and, if by the Business Day following receipt by the Servicer of such notice, the Backup Servicer and the Servicer are unable to resolve such discrepancy, the Backup Servicer shall promptly notify the Administrative Agent and the Agents of such discrepancy. The Backup Servicer shall provide a certificate signed by a Responsible Officer of the Backup Servicer, in form and substance satisfactory to the Backup Servicer, the Administrative Agent, the Agents and the Servicer, to the Administrative Agent, the Agents and the Servicer, on or before the close of business on the Business Day immediately preceding the related Payment Date, stating that the duties of the Backup Servicer in this Section 7.08(a) have been performed. The Backup Servicer, in its capacity as such, shall not be responsible for delays attributable to the Servicer’s failure to deliver information, defects in the information supplied by the Servicer or other circumstances beyond the control of the Backup Servicer. Notwithstanding the foregoing, if the electronic file or the Monthly Report does not contain sufficient information for the Backup Servicer to perform any action hereunder, the Backup Servicer shall promptly notify the Servicer of any additional information to be delivered by the Servicer to the Backup Servicer, and the Backup Servicer and the Servicer shall mutually agree upon the form thereof; provided, however, that the Backup Servicer shall not be liable for the performance of any action unable to be taken hereunder without such additional information until it is received from the Servicer.

(b)Prior to the Initial Loan Date, the Servicer shall deliver the Test Data File to the Backup Servicer, in a format acceptable to the Backup Servicer. The Backup Servicer and the Servicer will agree upon the file layout and electronic medium to transfer such data to the Backup Servicer. Any reasonable cost associated with the obligations of the Backup Servicer described in this subsection shall be at the expense of the Servicer, and, to the extent that the

Servicer does not pay such amounts, the Backup Servicer shall be entitled to recover such amounts pursuant to Section 2.08. The Borrower shall provide the Backup Servicer with prompt written notice following the occurrence of the Initial Loan Date.

(c)Other than as specifically set forth elsewhere in this Agreement, the Backup Servicer shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer and shall have no Liability for any action taken or omitted by the Servicer.

(d)The Backup Servicer shall consult with the Servicer as may be necessary from time to time to perform or carry out the Backup Servicer’s obligations hereunder, including the obligation, if requested in writing by the Administrative Agent (acting at the direction of the Required Lenders), to succeed to the duties and obligations of the Servicer pursuant hereto.

(e)Except as provided in this Agreement, the Backup Servicer may accept and rely on all accounting, records and work of the Servicer without audit, and the Backup Servicer shall have no Liability for the acts or omissions of the Servicer. If any error, inaccuracy or omission (collectively, “Errors”) exists in any information received from the Servicer, and such Errors should cause or materially contribute to the Backup Servicer making or continuing any Errors (collectively, “Continued Errors”), the Backup Servicer shall have no Liability for such Continued Errors; provided, however, that the Successor Servicer agrees to use its best efforts to prevent further Continued Errors. In the event the Backup Servicer has actual knowledge or receives written notice of Errors or Continued Errors, the Backup Servicer shall promptly notify the Servicer of such Errors or Continued Errors; provided, however, that the Backup Servicer shall have no duty or obligation to reconstruct or reconcile such data.

(f)The Backup Servicer shall be indemnified by the Servicer and the Borrower from and against all claims, damages, losses or expenses reasonably incurred by the Backup Servicer (including reasonable attorneys’ fees and expenses and court costs) arising out of claims asserted against or by the Backup Servicer on any matter arising out of this Agreement to the extent the act or omission giving rise to the claim accrues before the date on which the Backup Servicer assumes the duties of Servicer hereunder, except for any claims, damages, losses or expenses arising from the Backup Servicer’s own gross negligence, bad faith or willful misconduct. All such amounts payable by the Borrower shall be payable in accordance with Section 2.08. All such amounts payable by the Servicer, to the extent not promptly paid by the Servicer, shall be payable in accordance with Section 2.08. For the avoidance of doubt, such indemnified amounts shall include any expense and costs, including reasonable attorneys’ fees and expenses and court costs, incurred in connection with any enforcement (including any action, claim or suit) brought by the Backup Servicer of any indemnification or other obligation of the indemnifying party or other Person. The provisions of this section shall survive the termination or assignment of this Agreement and the other Basic Documents and the resignation or removal of any party.

(g)The Backup Servicer shall be liable in accordance herewith only to the extent of its obligations set forth in this Agreement or any obligations assumed by the Backup Servicer from the Servicer pursuant to Section 7.13. Such liability is limited to only those actions taken or omitted to be taken by the Backup Servicer and caused through its gross negligence, bad faith or willful misconduct. No implied duties (including fiduciary duties), covenants or obligations shall be read into this Agreement against the Backup Servicer and, in the absence of bad faith on its part, the Backup Servicer may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Backup Servicer and conforming to the requirements of this Agreement. The Backup Servicer shall indemnify the Borrower and the Secured Parties from and against all claims, damages, losses or expenses reasonably incurred by the Borrower or the Secured Parties (including reasonable attorneys’ fees and expenses and court costs) arising out of claims asserted against or by the Borrower or the Secured Parties on any matter arising out of this Agreement to the extent such claims, damages, losses or expenses are caused by the Backup Servicer’s gross negligence, bad faith or willful misconduct, in each case as determined by a court of competent jurisdiction, except for any claims, damages, losses or expenses arising from the Borrower’s or the Secured Parties’ own gross negligence, bad faith or willful misconduct. The indemnity provisions of this section shall survive the termination or assignment of this Agreement and the other Basic Documents and the resignation or removal of any party.

(h)The Backup Servicer shall not be charged with knowledge of any event or information, including any Event of Default, Unmatured Event of Default or Facility Amortization Event, or be required to act (including the sending of any notice) upon any such event or information, including any Event of Default, Unmatured Event of Default or Facility Amortization Event, unless a Responsible Officer of the Backup Servicer has actual knowledge of such event or receives written notice of such event from the Borrower, the Servicer or any Secured Party, and shall have no duty to take action to determine whether any such event, default or Event of Default shall have occurred. The Backup Servicer shall have no obligation whatsoever either prior to or after receiving any such written notice to investigate or verify that such event has in fact occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any such notice so furnished to it; provided that, for the avoidance of doubt, the foregoing shall not excuse the Backup Servicer from performing its duties (including calculation duties) expressly set forth herein. The Backup Servicer shall not be deemed to have knowledge of any event or information held by or imputed to any Person (including an Affiliate, or other line of business or division of the Backup Servicer) other than itself in its capacity as Backup Servicer.

(i)The Backup Servicer shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable ground for believing that the repayment of such funds or indemnity satisfactory to it against such risk or liability shall not be reasonably assured to it. Notwithstanding any provision to the contrary, the Backup Servicer shall not be liable for any obligation or the acts or omissions of the Borrower, the Servicer (so long as it is not the Successor Servicer, in which case it shall be obligated to perform as Servicer hereunder) or any other Person, contained in this Agreement, and the parties shall look only to such parties to perform such obligations, and the Backup Servicer may assume performance of such parties absent written notice or actual knowledge of a Responsible Officer of the Backup Servicer to the contrary.

Section 7.09. Rights After Assumption of Duties by Successor Servicer; Liability. At any time following the assumption of the duties of the Servicer by the Backup Servicer or the designation of a Successor Servicer pursuant to Section 7.13 as a result of the occurrence of a Servicer Termination Event:

(i)The Servicer, on behalf of the Borrower, shall, at the Administrative Agent’s or the Required Lender’s request, (i) assemble all of the records relating to the Collateral, including all Receivable Files, and shall make the same available to the Administrative Agent or the Successor Servicer at a place selected by the Administrative Agent (acting at the direction of the Required Lenders), and (ii) segregate all cash, checks and other instruments received by it from time to time constituting collections of Collateral in a manner acceptable to the Administrative Agent and the Required Lenders and shall, promptly upon receipt but no later than two (2) Business Days after receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to, or at the direction of, the Administrative Agent (acting at the direction of the Required Lenders).

(ii)The Borrower hereby authorizes the Administrative Agent, to take or cause to be taken any and all steps in the Borrower’s name and on behalf of the Borrower necessary or desirable, in the determination of the Administrative Agent (acting at the direction of the Required Lenders), to collect all amounts due under any and all of the Collateral with respect thereto, including endorsing the Borrower’s name on checks and other instruments representing Collections and enforcing the Receivables.

(iii)The Backup Servicer shall be liable in accordance herewith only to the extent of its obligations set forth in this Agreement or any obligations assumed by the Backup Servicer from the Servicer pursuant to Section 7.13. Such liability is limited to only those actions taken or omitted to be taken by the Backup Servicer and caused through its gross negligence, bad faith or willful misconduct. No implied duties (including fiduciary duties), covenants or obligations shall be read into this Agreement against the Backup Servicer and, in the absence of bad faith on its part, the Backup Servicer may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Backup Servicer and conforming to the requirements of this Agreement.

(iv)The Backup Servicer shall not be charged with knowledge of any event or information, including any Event of Default, Unmatured Event of Default or Facility Amortization Event, or be required to act (including the sending of any notice) upon any such event or information, including any Event of Default, Unmatured Event of Default or Facility Amortization Event, unless a Responsible Officer of the Backup Servicer has actual knowledge of such event or receives written notice of such event from the Borrower, the Servicer or any Secured Party, and shall have no duty to take action to determine whether any such event, default or Event of Default shall have occurred. The Backup Servicer shall have no obligation whatsoever either prior to or after receiving any such written notice to investigate or verify that such event has in fact occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any such notice so furnished to it. The Backup Servicer shall not be deemed to have knowledge of any event or information held by or imputed to any Person (including an Affiliate, or other line of business or division of the Backup Servicer) other than itself in its capacity as Backup Servicer.

(v)The Backup Servicer shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties hereunder, or in the exercise of any of its rights or powers, if it reasonably determines that the repayment of such funds or adequate written indemnity against such risks or liability is not available prior to the expenditure of such funds or the incurrence of financial liability. Notwithstanding any provision to the contrary, the Backup Servicer shall not be liable for any obligation or the acts or omissions of the Borrower, the Servicer (so long as it is not the Successor Servicer, in which case it shall be obligated to perform as Servicer hereunder) or any other Person, contained in this Agreement, and the parties shall look only to such parties to perform such obligations, and the Backup Servicer may assume performance of such parties absent written notice or actual knowledge of a Responsible Officer of the Backup Servicer to the contrary. The successor Servicer (if the successor Servicer is SST) shall be entitled to all of the same rights, protections, immunities and indemnities of the Backup Servicer.

(vi)If requested by the Administrative Agent (acting at the direction of the Required Lenders), the Backup Servicer (in its capacity as the Successor Servicer) shall direct the Obligors then making payments directly to the Servicer to make all payments under the Receivables directly to the Backup Servicer (in its capacity as the Successor Servicer), in which event the Backup Servicer shall process all such payments, or to a lockbox or lockbox account established by the Backup Servicer (in its capacity as the Successor Servicer) at the direction of the Administrative Agent (acting at the direction of the Required Lenders).

Section 7.10. Limitation on Liability of the Servicer and Others. Except as otherwise provided herein, neither the Servicer nor any of its directors or officers or employees or agents shall be under any liability to the Secured Parties, the Backup Servicer or any other Person for any action taken or for refraining from the taking of any action pursuant to this Agreement; provided, however, that this provision shall not protect the Servicer or any such Person against any liability that would otherwise be imposed by reason of its willful misconduct, bad faith or gross negligence in the performance of duties or by reason of its willful misconduct hereunder.

Section 7.11. The Servicer Not to Resign. The Servicer shall resign only if the Servicer provides an Opinion of Counsel to the Administrative Agent, the Agents and the Backup Servicer to the effect that it is no longer permitted by Applicable Law to act as Servicer hereunder. No termination or resignation of the Servicer hereunder shall be effective until the Backup Servicer or a different entity, acceptable to the Administrative Agent (acting at the direction of the Required Lenders), has accepted its appointment as Successor Servicer hereunder and has agreed to be bound by the terms of this Agreement and the Collection Policy.

Section 7.12. Servicer Termination Events. The occurrence and continuance of any one of the following events shall constitute a “Servicer Termination Event” hereunder:

(i)the occurrence of a Level III Trigger Event;

(ii)any failure by the Servicer to (i) deliver any Collections or (ii) make any payment, transfer or deposit, in each case as required by this Agreement or any other

Servicer Basic Document and, in each case, which failure shall continue unremedied for two (2) Business Days after (A) receipt of written notice of such failure by the Servicer from the Administrative Agent, any Agent, any Lender or the Securities Intermediary or
(B)discovery of such failure by a Responsible Officer of the Servicer;

(iii)any failure by the Servicer to deliver to the Administrative Agent, each Agent, each Lender or the Backup Servicer a Monthly Report and a Monthly Loan Tape when required that shall continue unremedied for two (2) Business Days after (i) receipt of written notice of such failure by the Servicer from the Administrative Agent, any Agent, any Lender or the Backup Servicer or (ii) discovery of such failure by a Responsible Officer of the Servicer;

(iv)any merger or consolidation of the Servicer in breach of Section 7.14;

(v)any failure by the Servicer duly to observe or perform in any material respect any other covenant or agreement of the Servicer set forth in any Servicer Basic Document, which failure shall remain unremedied for thirty (30) days after the earlier of
(i)receipt of written notice of such failure by the Servicer or (ii) knowledge of such failure by a Responsible Officer of the Servicer;

(vi)any representation, warranty or certification made by the Servicer in any Servicer Basic Document or in any other certificate, information or report delivered pursuant to any Servicer Basic Document shall prove to have been false or incorrect in any material respect when made or deemed made or delivered, and which remains unremedied for thirty (30) days after the earlier of (i) receipt of written notice of such failure by the Servicer or (ii) knowledge of such failure by a Responsible Officer of the Servicer;

(vii)an Insolvency Event shall occur with respect to the Servicer;

(viii)an Event of Default shall have occurred and shall not have been waived; or

(ix)any failure by the Servicer to observe any covenant, condition or agreement under Section 6.05(h).

During the continuance of any of the foregoing, notwithstanding anything herein to the contrary, so long as any such Servicer Termination Event shall not have been remedied within any applicable cure period or waived in writing by the Administrative Agent and the Required Lenders, the Administrative Agent acting at the direction of the Required Lenders, by written notice to the Servicer (with a copy to each Agent, Hedge Counterparty, the Securities Intermediary and the Backup Servicer) (each, a “Servicer Termination Notice”), shall terminate all of the rights and obligations of the Servicer as Servicer under this Agreement.

Section 7.13. Appointment of Successor Servicer.

(a)On and after the receipt by the Servicer of a Servicer Termination Notice, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent

(acting at the direction of the Required Lenders) in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent (acting at the direction of the Required Lenders), until a date mutually agreed upon by the Servicer, the Backup Servicer (if the Backup Servicer becomes the Successor Servicer) and the Administrative Agent (acting at the direction of the Required Lenders); provided, however, that the Backup Servicer (if the Backup Servicer becomes the Successor Servicer) shall use its best efforts to effect the transition of the servicing and will assume the duties of the Servicer no more than forty-five (45) days after receipt by the Servicer and the Backup Servicer of the Servicer Termination Notice. The Administrative Agent (acting at the direction of the Required Lenders) shall, at the time described in the immediately preceding sentence, appoint the Backup Servicer as the Successor Servicer hereunder, and the Backup Servicer shall on such date assume all duties, liabilities and obligations of the Servicer hereunder from and after such date, and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer, except to the extent otherwise set forth herein.

(b)In the event that the Administrative Agent (acting at the direction of the Required Lenders) does not so appoint the Backup Servicer to succeed the Servicer as Servicer hereunder or the Backup Servicer is unable to assume such obligations on the date specified, the Administrative Agent (acting at the direction of the Required Lenders) shall as promptly as possible appoint a different entity to be the Successor Servicer, and such Successor Servicer shall accept its appointment by a written assumption agreement in a form acceptable to the Administrative Agent (acting at the direction of the Required Lenders) provided, however, that if the Administrative Agent (acting at the direction of the Required Lenders) designates as Successor Servicer any Person other than the Backup Servicer, the Administrative Agent shall provide ten (10) Business Days’ prior written notice to each Rating Agency. In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Administrative Agent (acting at the direction of the Required Lenders) shall petition a court of competent jurisdiction to appoint any established financial institution having a net worth of not less than $50,000,000, that meets (or the parents of which meets) the Long-Term Ratings Requirement and whose regular business includes the servicing of consumer loans as the Successor Servicer hereunder.

(c)The Administrative Agent (acting at the direction of the Required Lenders) shall have the same rights of removal and termination for cause with respect to any Successor Servicer as with respect to World Acceptance as the Servicer.

(d)All reasonable costs and expenses (including attorneys’ fees and disbursements) incurred by the Backup Servicer and Successor Servicer in connection with the transfer and assumption of servicing obligations hereunder from the Servicer to the Backup Servicer or Successor Servicer, converting the Servicer’s data to such Person’s computer system and amending this Agreement to reflect such succession as Servicer pursuant to this Section shall be paid by the predecessor Servicer upon presentation of a written invoice setting forth reasonable transition expenses not exceeding $250,000 (the “Transition Expenses”) in the aggregate as to all such Persons. In no event shall the Successor Servicer be responsible for any Transition Expenses. If the predecessor Servicer fails to pay the Transition Expenses, the Transition Expenses shall be payable pursuant to Section 2.08.

(e)Upon the termination and removal of the Servicer and the assumption by the Successor Servicer hereunder, the predecessor Servicer shall cooperate with the Successor Servicer in effecting the termination of the rights and responsibilities of the predecessor Servicer under this Agreement, including the transfer to the Successor Servicer for administration by it of all Collections that shall at the time be held by the predecessor Servicer for deposit, or shall thereafter be received, with respect to a Receivable, the Collection Account, the Reserve Account and Servicer Files and other records maintained by the Servicer.

(f)Upon its appointment, the Successor Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, be entitled to the rights, protections, indemnities and immunities, of the Servicer hereunder and thereunder, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer (except as otherwise modified herein); provided, however, notwithstanding anything else contained herein, the Backup Servicer, as Successor Servicer, and its successors or assigns, shall have (i) no liability with respect to any obligation which was required to be performed by the predecessor Servicer prior to the date that the successor Servicer becomes the Servicer or any Subservicer or any claim of a third party based on any alleged action or inaction of the predecessor Servicer, (ii) no obligation to perform any purchase, repurchase, reimbursement or advancing obligations, if any, of the Servicer or any Subservicer, (iii) no obligation to pay any taxes required to be paid by the Servicer or any Subservicer, (iv) no obligation to pay any of the fees and expenses of any other party involved in this transaction and (v) no liability or obligation with respect to any Servicer or any Subservicer indemnification, defense or hold harmless obligations of any prior Servicer or Subservicer including the initial Servicer. The indemnification obligations of the Backup Servicer, upon becoming a successor Servicer are expressly limited to those instances of gross negligence, bad faith or willful misconduct of the Backup Servicer in its role as Successor Servicer. Furthermore, without limiting the generality of the foregoing, the Backup Servicer as Successor Servicer shall not be required to service the Receivables in accordance with the Collection Policy of the initial Servicer, but rather in accordance with the customary and usual servicing, administration and collection practices and procedures used by servicing companies of comparable experience to the Backup Servicer for servicing personal loans comparable to the Receivables which the Backup Servicer services for others, and shall do so in accordance with industry standards applicable to the performance of such services, and with the same degree of care as it applies to the performance of such services for any similar assets which the Backup Servicer services for similar accounts that it holds for others, as the same may be amended, supplemented or otherwise modified from time to time. Additionally, if the Backup Servicer becomes the Successor Servicer, the duties and obligations of the Servicer contained in this Agreement shall be deemed modified as follows: (i) any provision in any such agreement providing that the Servicer shall take or omit to take any action, or shall have any obligation to do or not do any other thing, upon its “knowledge” (or any derivation thereof), “discovery” (or any derivation thereof), “awareness” (or any derivation thereof) or “learning” (or any derivation thereof) shall be interpreted as the actual knowledge of a Responsible Officer of such Successor Servicer or such Responsible Officer’s receipt of a written notice thereof, (ii) such Successor Servicer shall not be liable for any claims, liabilities or expenses relating to the engagement of any accountants or any report issued in connection with such engagement and dissemination of any such report of any accountants appointed by it (except to the extent that any such claims, liabilities or expenses are caused by such Successor Servicer’s gross negligence or willful misconduct) pursuant to the provisions of any Basic Document, and the dissemination of such report shall if applicable, be subject to the consent of such accountants, (iii) such Successor Servicer shall have no obligation to provide investment direction pursuant to this Agreement or any other Basic Document requiring investment direction from the Servicer, (iv) such Successor Servicer shall not be required to obtain a determination or resolutions by its board of directors with respect to its resignation, and (v) such Successor Servicer shall in no event be obligated to assume, or be deemed to have assumed, the duties, obligations or liabilities of any Person other than the Servicer, solely in its capacity as Servicer under this Agreement.

(g)All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of the Servicer as servicer and shall pass to and be vested in the Administrative Agent and the Administrative Agent is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Receivables.

(h)The Successor Servicer shall act as Servicer hereunder and shall, subject to the availability of sufficient funds in the Collection Account pursuant to Section 2.08 receive as compensation therefor the Servicing Fee.

Section 7.14. Merger or Consolidation, Assumption of Obligations or Resignation, of the Servicer. Any Person (a) into which the initial Servicer may be merged or consolidated in accordance with Section 6.05(b), (b) which may result from any merger or consolidation to which the initial Servicer may be a party in accordance with Section 6.05(b), (c) which may succeed to the properties and assets of the initial Servicer substantially as a whole or (d) which may succeed to the duties and obligations of the initial Servicer under this Agreement following the resignation of the Servicer, which Person executes an agreement of assumption acceptable to the Administrative Agent (acting at the direction of the Required Lenders) to perform every obligation of the Servicer hereunder, shall, with the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders), be the successor to the Servicer under this Agreement without further act on the part of any of the parties to this Agreement; provided, however, that:

(i)prior written notice of such consolidation, merger, succession or resignation shall be delivered by the initial Servicer to the Administrative Agent, each Lender and the Securities Intermediary;

(ii)immediately after giving effect to such consolidation, merger, succession or resignation, no Servicer Termination Event and no event which after notice or lapse of time, or both, would become a Servicer Termination Event shall have occurred and is continuing;

(iii)no Event of Default, Unmatured Event of Default or Facility Amortization Event would occur as result of such consolidation, merger, succession or resignation;

(iv)the initial Servicer shall have delivered to the Borrower, the Administrative Agent and each Lender an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, succession or resignation and such agreement of assumption comply with this Section and that all conditions precedent provided for in this Agreement and the other Basic Documents to which it is a party relating to such transaction have been complied with; and

(v)the initial Servicer shall have delivered to the Borrower, the Administrative Agent and each Lender an Opinion of Counsel to the effect that either: (A) in the opinion of such counsel, all financing statements, continuation statements and amendments and notations on certificates of title thereto have been executed and filed that are necessary to preserve and protect the interest of the Borrower and the Secured Parties in the Receivables and reciting the details of such filings or (B) no such action shall be necessary to preserve and protect such interest.

Section 7.15. SST as Successor Servicer. In the event that SST becomes the Successor Servicer hereunder following the termination of World Acceptance as Servicer, the following shall apply with respect to SST, as Successor Servicer:

(i)Covenants; Representations and Warranties. The covenants and representations and warranties of World Acceptance, as Servicer, shall apply to SST as Successor Servicer but shall be deemed modified to the extent necessary to apply to SST; provided, however, that prior to or promptly following the Assumption Date, applicable modifications and amendments shall be agreed upon by SST and the Administrative Agent.

(ii)Servicer Obligations.

(i)SST, in any of its capacities hereunder, shall have no obligation to provide investment directions pursuant to Section 2.10 or any other Section requiring investment directions from the Servicer, which directions shall, following the Assumption Date, instead be made by the Administrative Agent (at the direction of the Required Lenders).

(ii)SST, in any of its capacities hereunder, shall not be responsible for any deficiency collections or enforcement of the Borrower’s rights under the Purchase Agreement, as set forth in Section 7.03(c)(i). The Administrative Agent hereby agrees to enforce the rights of the Borrower under the Purchase Agreement.

(iii)Termination. All references to the “Servicer” in the definition of “Servicer Termination Events” shall be deemed to mean and refer to the SST (as Successor Servicer) on and after the Assumption Date.

The Administrative Agent, with the consent of the Required Lenders, may terminate SST as Successor Servicer hereunder in its sole discretion, upon thirty (30) days’ prior written notice to SST.

(iv)Amendment. Prior to or promptly following the Assumption Date, the parties to this Agreement will enter into one or more amendments or supplements acceptable in form and content to the Backup Servicer and the Administrative Agent (acting at the direction of the Required Lenders), providing for such modifications of this Agreement as are necessary to permit the Backup Servicer to fulfill its responsibilities hereunder as Successor Servicer.

Section 7.16. Responsibilities of the Borrower. Anything herein to the contrary notwithstanding, the Borrower shall (i) perform or shall cause the Servicer (or if World Acceptance is no longer the Servicer, a World Acceptance Entity) to perform all of its obligations under the Receivables to the same extent as if a security interest in such Receivables had not been granted hereunder, and the exercise by the Administrative Agent of its rights hereunder shall not relieve the Borrower from such obligations and (ii) pay prior to becoming delinquent, from funds available to the Borrower under Section 2.08, any Taxes of the Borrower, including any sales taxes payable in connection with the Receivables and their creation and satisfaction. No Secured Party shall have any obligation or liability with respect to any Receivable, nor shall any of them be obligated to perform any of the obligations of the Borrower thereunder.

Section 7.17. Servicing Centralization Event. Upon the occurrence of a Servicing Centralization Event, the Servicer shall promptly send written notice thereof to the parties hereto, and the Backup Servicer and the Servicer shall work with the Administrative Agent and the Lenders to put into effect the items described on Schedule G, together with such other items as may reasonably be agreed upon between the Backup Servicer, the Administrative Agent and the Lenders.

ARTICLE EIGHT THE BACKUP SERVICER
Section 8.01. Designation of the Backup Servicer.

(a)The backup servicing role with respect to the Receivables shall be conducted by the Person appointed to act as Backup Servicer hereunder from time to time in accordance with this Section.

(b)The Borrower and the Administrative Agent, on behalf of the Secured Parties, each hereby confirms the appointment of and directs SST to act as Backup Servicer, for the benefit of the Administrative Agent and the Secured Parties. SST hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein. SST will perform its obligations as Backup Servicer (including, as applicable, any agents or Affiliates utilized thereby).

(c)Until the receipt by SST of a notice from the Administrative Agent of the designation of a new Backup Servicer pursuant to Section 8.04, SST agrees that it will not terminate its activities as Backup Servicer hereunder except in accordance with Section 8.05.

(d)Upon the occurrence of a Servicer Termination Event, the Administrative Agent (acting at the direction of the Required Lenders) may designate the Backup Servicer to act as Successor Servicer for the benefit of the Secured Parties. The Backup Servicer shall accept such appointment and agree to perform the duties and obligations with respect thereto set forth herein, subject to the terms hereof.

Section 8.02. Duties of the Backup Servicer. From the Closing Date until the earlier of
(i) its removal pursuant to Section 8.04, (ii) its resignation in accordance with the provisions of Section 8.05, (iii) its appointment as Successor Servicer pursuant to Section 7.13(a) or (iv) the Facility Termination Date, the Backup Servicer shall perform, on behalf of the Secured Parties, the duties and obligations set forth in Section 7.08.

Section 8.03. Backup Servicing Compensation. As compensation for its backup servicing activities hereunder, the Backup Servicer shall be entitled to receive the Backup Servicing Fee from the Borrower. The Backup Servicer shall be entitled to receive its Backup Servicing Fee to the extent of funds available therefor pursuant to Section 2.08. The Backup Servicer’s entitlement to receive the Backup Servicing Fee shall cease on the earliest to occur of (i) it becoming the Successor Servicer, (ii) its removal as Backup Servicer pursuant to Section 8.04, (iii) its resignation in accordance with the provisions of Section 8.05 and (iv) the termination of this Agreement.

Section 8.04. Backup Servicer Removal. The Backup Servicer may be removed in connection with a breach by the Backup Servicer in any material respect of any representation, warranty or covenant of the Backup Servicer under this Agreement, or otherwise in the discretion of the Administrative Agent (acting at the direction of the Required Lenders), by thirty (30) days’ prior notice given in writing and delivered to the Backup Servicer from the Administrative Agent

(acting at the direction of the Required Lenders) (each, a “Backup Servicer Termination Notice”). On and after the receipt by the Backup Servicer of the Backup Servicer Termination Notice, the Backup Servicer shall continue to perform all backup servicing functions under this Agreement until the date specified in the Backup Servicer Termination Notice or otherwise specified by the Administrative Agent (acting at the direction of the Required Lenders) in writing or, if no such date is specified in the Backup Servicer Termination Notice or otherwise specified by the Administrative Agent (acting at the direction of the Required Lenders), until a date mutually agreed upon by the Backup Servicer and the Administrative Agent (acting at the direction of the Required Lenders). In the event that the Administrative Agent terminates the Backup Servicer pursuant to this Section 8.04, the Backup Servicer shall be entitled to receive (in addition to all other amounts due and owing to the Backup Servicer) a termination fee payable pursuant to the Backup Servicer fee schedule.

Section 8.05. The Backup Servicer Not to Resign. The Backup Servicer shall resign only with the prior written consent of the Administrative Agent and the Required Lenders or if (a) the Backup Servicer provides an Opinion of Counsel to the Administrative Agent to the effect that the Backup Servicer is no longer permitted by Applicable Law to act as Backup Servicer hereunder or (b) any failure of the Backup Servicer to receive any fees or expenses due and payable to the Backup Servicer hereunder within sixty (60) days following written demand by the Backup Servicer to the Borrower and the Administrative Agent notifying the Borrower and the Administrative Agent that such amounts were not paid when due. No termination or resignation of the Backup Servicer hereunder shall be effective until a successor Backup Servicer, acceptable to the Administrative Agent (acting at the direction of the Required Lenders) has accepted its appointment as successor Backup Servicer hereunder and has agreed to be bound by the terms of this Agreement. If, however, a successor Backup Servicer is not appointed by the Administrative Agent and the Required Lenders within thirty (30) days after the giving of notice of resignation or termination, the Backup Servicer may petition a court of competent jurisdiction for the appointment of a successor Backup Servicer, with the cost of such petition (including attorneys’ fees and expenses and court costs) to be borne by the Borrower.

Section 8.06. Covenants of the Backup Servicer.

(a)Affirmative Covenants. From the date of its appointment until the Facility Termination Date:

(i)Compliance with Law. The Backup Servicer will comply in all material respects with all Applicable Laws and all of its obligations under this Agreement.

(ii)Preservation of Existence. The Backup Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified and validly existing under federal law where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect.

(b)Negative Covenant. From the date of its appointment until the Facility Termination Date, the Backup Servicer will not make any changes to the Backup Servicing Fee without the prior written approval of the Administrative Agent (acting at the direction of the Required

Lenders) and, so long as no Event of Default or Servicer Termination Event has occurred, the Borrower.

Section 8.07. Merger of the Backup Servicer. Any Person into which the Backup Servicer (in such capacity or in its capacity as Successor Servicer) may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which to Backup Servicer shall be a party, or any Person succeeding to all or substantially all of the Backup Servicer’s business, shall be the successor of the Backup Servicer under this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

ARTICLE NINE EVENTS OF DEFAULT
Section 9.01. Events of Default.

(a)Each of the following events shall constitute an “Event of Default”:

(i)the Borrower shall fail to make any payment of Interest, any Unused Commitment Fees or any Exit Fee, in each case when due and without giving effect to the availability of funds and such failure continues unremedied for two (2) Business Days after the date such payment was due;

(ii)a failure to pay all Aggregate Unpaids by the Maturity Date;

(iii)a failure on the part of the Borrower to make any payment, transfer or deposit required by the terms of any Basic Document (other than as set forth in clauses (i) and (ii) above) on the day such payment or deposit is required to be made, which default or failure continues unremedied for three (3) Business Days;

(iv)after giving effect to the allocation of funds pursuant to Section 2.08, the Loans Outstanding exceeds the Total Borrowing Base (calculated as of the related Determination Date, or, with respect to Receivables added to the Collateral following such Determination Date but prior to such Payment Date or Securitization Date, the related Cutoff Date), which condition continues unremedied for two (2) Business Days; provided, that if such event is due solely to a decrease in the Total Advance Rate due to the occurrence of a Level I Trigger Event, such event will not constitute an Event of Default if cured by the second Payment Date after the occurrence of such Level I Trigger Event;

(v)on any Payment Date, after giving effect to the allocation of funds pursuant to Section 2.08, the amount on deposit in the Reserve Account is less than the Reserve Account Required Amount, and such deficiency has not been cured prior to or on the next Payment Date (provided that for the avoidance of doubt, a Lender Advance may cure such deficiency);

(vi)a failure by the Borrower or World Acceptance to duly perform or observe any term, covenant or agreement of the Borrower or World Acceptance contained in this Agreement or any other Basic Document and such failure remains unremedied for thirty
(30) calendar days after the earliest to occur of (i) knowledge of such failure by a Responsible Officer of the Borrower or World Acceptance, as applicable, or (ii) receipt of a notice of such failure;

(vii)any representation, warranty or certification made or deemed to be made by the Borrower or World Acceptance under this Agreement or any other Basic Document, or any Monthly Report, any Monthly Loan Tape or other information required to be given by the Borrower, World Acceptance or the Servicer to the Administrative Agent or any

Lender, shall prove to have been false or incorrect in any material respect when made or deemed made or delivered, and which remains unremedied for thirty (30) calendar days after the earlier to occur of (A) knowledge of such failure by a Responsible Officer of the Borrower or World Acceptance, as applicable, and (B) receipt of a written notice of such failure;

(viii)the occurrence of an Insolvency Event (which, if involuntary, remains unstayed for more than forty-five (45) days) relating to any World Acceptance Entity;

(ix)a breach of the Financial Covenants shall have occurred;

(x)the occurrence of a Level III Trigger Event;

(xi)a Servicer Termination Event shall have occurred;

(xii)the occurrence of a Level Two Regulatory Event;

(xiii)failure on the part of the Borrower to enter into a Hedge Transaction when required under this Agreement;

(xiv)the Borrower shall become (A) an “investment company” within the meaning of the Investment Company Act or (B) a “covered fund” as defined by the “Volcker Rule”;

(xv)a regulatory, tax or accounting body has ordered that the activities of the Borrower or any Affiliate of the Borrower contemplated hereby be terminated or, as a result of any other event or circumstance, the activities of the Borrower or any Affiliate of the Borrower contemplated hereby may reasonably be expected to cause the Borrower or any of its respective Affiliates to suffer materially adverse regulatory, accounting or tax consequences;

(xvi)the IRS shall file notice of a Lien pursuant to Section 430(k) of the Code with regard to any assets of the Borrower or World Acceptance and such lien shall not have been released within five (5) Business Days after the earlier of the Borrower or World Acceptance having knowledge thereof or written notice thereof from the Administrative Agent or any Lender, or the Pension Benefit Guaranty Corporation shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or World Acceptance and such Lien shall not have been released or stayed within thirty (30) days after the earlier of the Borrower or World Acceptance having knowledge thereof or written notice thereof from the Administrative Agent or any Lender;

(xvii)the Administrative Agent shall fail for any reason to have a first-priority perfected security interest in any material portion of the Collateral (subject to Permitted Liens), which failure shall continue for five (5) Business Days after the earlier of the Borrower or the Servicer having knowledge thereof or the Borrower or the Servicer having received written notice thereof from the Administrative Agent or any Lender;

(xviii)a Change in Control shall occur;

(xix)except as permitted under this Agreement with respect to the Servicer, the Servicer, World Acceptance or the Borrower shall enter into any transaction or merger whereby it is not the surviving entity or the Borrower shall enter into any merger;

(xx)an event of default occurs under any agreement of any World Acceptance Entity in connection with any Indebtedness of $50,000 or more (in the case of the Borrower), or $5,000,000 or more (in the case of World Acceptance or any of its Subsidiaries other than the Borrower), in each case, shall be declared to be due and payable following a default by the requisite holders of such Indebtedness prior to the stated maturity thereof;

(xxi)the World Acceptance Entities (individually and in the aggregate) shall have one or more final non-appealable judgments entered against it by a court of competent jurisdiction, enter into one or more settlements or have a penalty or fine assessed against it by any Governmental Authority, in excess of, in the aggregate, $5,000,000 and, in the case of the Borrower, $50,000;

(xxii)any Basic Document shall cease to be in full force and effect (other than in accordance with its terms) or any World Acceptance Entity shall so assert in writing or otherwise seek to terminate or disaffirm its obligations under any Basic Document; or

(xxiii)there occurs a failure on the part of World Acceptance to publicly file financial statements in accordance with Sections 13 or 15(d) of the Exchange Act within one hundred twenty (120) days of the end of each fiscal year or within forty-five (45) days of the end of each fiscal quarter or deliver to the Administrative Agent and the Lenders its financial statements to the extent required under Section 7.06(b).

(b)Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent shall, at the request of the Required Lenders, by notice to the Borrower (with a copy to the Securities Intermediary), declare the Maturity Date to have occurred, without demand, protest or future notice of any kind, all of which are hereby expressly waived by the Borrower, and, upon such declaration, the Loans and all other amounts owing by the Borrower under this Agreement shall be accelerated and become immediately due and payable; provided, that in the event that an Event of Default described in Section 9.01(a)(ii) or 9.01(a)(viii) has occurred, the Maturity Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

(c)Upon the occurrence of an Event of Default, the Revolving Period shall terminate and no further Loans will be made.

Section 9.02. Actions upon Declaration or the Automatic Occurrence of the Maturity Date. Upon the declaration or the automatic occurrence of the Maturity Date, the Administrative Agent shall, at the direction of the Required Lenders, exercise in respect of the Collateral, in addition to any and all other rights and remedies otherwise available to it, including rights available hereunder and the rights and remedies of a secured party upon default under the UCC (such rights and remedies to be cumulative and nonexclusive), and, in addition, the

Administrative Agent shall, at the direction of the Required Lenders, take the following remedial actions:

(i)The Administrative Agent may, without notice to the Borrower except as required by Applicable Law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Loans Outstanding, any Interest accrued thereon and or any other amount due and owing to any Secured Party against amounts payable to the Borrower from the Accounts or any part of such Accounts in accordance with and subject to the priorities required by Section 2.08(a).

(ii)The Administrative Agent may take any action permitted under the Basic Documents and may exercise at the Borrower’s sole expense any and all rights and remedies of the Borrower under or in connection with the Collateral, including directing that Collections be deposited into an account specified by the Administrative Agent (acting at the direction of the Required Lenders) (rather than to the Collection Account).

(iii)Consistent with the rights and remedies of a secured party under the UCC (and except as otherwise required by the UCC), the Administrative Agent may, without notice except as specified below, foreclose on the Collateral or any part of the Collateral, solicit and accept bids for and sell the Collateral or any part of the Collateral in one or more parcels at public or private sale, at any exchange, broker’s board or at the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable and the Administrative Agent shall apply the proceeds from the sale of the Collateral to any amounts payable by the Borrower with respect to the Obligations in accordance with the priorities required by Section 2.08. Notwithstanding the foregoing, the Administrative Agent may not sell or otherwise liquidate the Collateral or any part of the Collateral, at the direction of the Required Lenders following an Event of Default, other than an Event of Default described in Section 9.01(a)(i) or (a)(ii), unless: (A) 100% of the Lenders consent thereto, (B) the proceeds of such sale or liquidation will be sufficient to pay in full the Loans Outstanding and all accrued but unpaid interest on such Loans Outstanding or (C) the Administrative Agent determines that the Collateral will not continue to provide sufficient funds for the payment of principal and interest on the Loans as they would have become due if the Loans had not been declared immediately due and payable, and the Administrative Agent obtains the consent of the Required Lenders. In determining such sufficiency or insufficiency with respect to clauses (B) and (C) above, the Administrative Agent may, but need not, obtain and rely upon an opinion of an independent investment banking or accounting firm of national reputation as to the feasibility of such proposed action and as of the sufficiency of the Collateral for such purpose. The Borrower agrees that, to the extent notice of sale shall be required by Applicable Law, at least seven (7) Business Days’ notice to the Borrower (with a copy to each Secured Party) of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Every such sale shall operate to divest all right, title, interest, claim and demand whatsoever of the Borrower in and to the Collateral so sold, and shall be a perpetual bar, both at law and in equity, against the Borrower or any Person claiming the Collateral sold through the Borrower and its successors or assigns.

(iv)Upon the completion of any sale under Section 9.02(iii), the Borrower will deliver or cause to be delivered all of the Collateral sold to the purchaser or purchasers at such sale on the date of sale, or within a reasonable time thereafter if it shall be impractical to make immediate delivery, but in any event full title and right of possession to such property shall pass to such purchaser or purchasers forthwith upon the completion of such sale. Nevertheless, if so requested by the Administrative Agent or by any purchaser, the Borrower shall confirm any such sale or transfer by executing and delivering to such purchaser all proper instruments of conveyance and transfer and release as may be designated in any such request.

(v)At any sale under Section 9.02(iii), World Acceptance or any Secured Party may bid for and purchase the property offered for sale and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor. Any Secured Party purchasing property at a sale under Section 9.02(iii) may set off the purchase price of such property against amounts owing to such Secured Party in full payment of such purchase price up to the full amount owing to such Secured Party.

(vi)The Administrative Agent (acting at the direction of the Required Lenders) may direct the Servicer to direct Collections to an account other than the Lockbox (as defined in Schedule G) or the Collection Account. The Administrative Agent and the Servicer agree to cooperate in good faith to provide the Servicer access to the information relating to the Collections deposited into such account in order for the Servicer to perform its related duties hereunder.

Section 9.03. Exercise of Remedies. No failure or delay on the part of the Administrative Agent to exercise any right, power or privilege under this Agreement and no course of dealing between the Borrower or the Servicer, on the one hand, and the Administrative Agent, any Agent or Secured Party, on the other hand, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Agreement are cumulative and not exclusive of any rights or remedies which the Secured Parties would otherwise have pursuant to Applicable Law or equity. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the other party to any other or further action in any circumstances without notice or demand.

Section 9.04. Waiver of Certain Laws. The Borrower agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisal, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and the Borrower, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such Applicable Laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or such parcels as the Administrative Agent or such court may determine.

Section 9.05. Power of Attorney. The Borrower hereby irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, upon the occurrence and during the continuance of an Event of Default and deemed occurrence or declaration of the Maturity Date pursuant to Section 9.01(b), in connection with the enforcement of the rights and remedies provided for in this Article Nine, including (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower thereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto and (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Basic Document. Nevertheless, if so requested by the Administrative Agent, directly or through a purchaser of any of the Collateral, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request. On the Closing Date, the Borrower and World Acceptance shall deliver to the Administrative Agent a power of attorney in the form attached hereto as Exhibit F-1 and Exhibit F-2, respectively.

ARTICLE TEN INDEMNIFICATION
Section 10.01. Indemnities by the Borrower. Without limiting any other rights which the
Administrative Agent, each Agent, each Lender or its assignee, the Backup Servicer, the successor Servicer, the Securities Intermediary or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify, protect, defend and hold harmless each such entity (each in its capacity as such and in its individual capacity) and each of their respective Affiliates and officers, directors, employees and agents thereof (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees, expenses and disbursements (collectively, the “Indemnified Amounts”) awarded against or incurred by, any such Indemnified Party or other non-monetary damages of any such Indemnified Party in connection with, arising out of or as a result of this Agreement or the other Basic Documents, excluding, however, Indemnified Amounts to the extent resulting from the gross negligence, bad faith or willful misconduct on the part of such Indemnified Party (as determined by a court of competent jurisdiction). Without limiting the foregoing, the Borrower shall indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:

(i)any Receivable represented by the Borrower to be an Eligible Receivable which is not at the applicable time, an Eligible Receivable;

(ii)reliance on any representation or warranty made or deemed made by the Borrower, the Servicer, any of their respective Affiliates or any of their respective officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(iii)the failure by the Borrower or any other World Acceptance Entity to comply with any term, provision or covenant contained in this Agreement or any other Basic Document or a failure by the Borrower or any World Acceptance Entity to comply with any term, provision or covenant contained in any agreement executed in connection with this Agreement or any other Basic Document, or with any Applicable Law with respect to any Contract or Receivable, or the non-conformity of any Contract with any such Applicable Law and any failure by the Borrower or any other World Acceptance Entity to perform its respective duties under the Contracts and Receivables included as part of the Collateral;

(iv)the failure to vest and maintain vested in the Administrative Agent a valid and enforceable first priority perfected security interest in any or all of the Collateral, free and clear of all other Liens, except for Permitted Liens;

(v)the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to the Collateral, whether at the time a Loan is funded or at any subsequent time and as required by the Basic Documents;

(vi)any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable comprising a portion of the Collateral which is, or is purported to be, an Eligible Receivable (including a defense based on the Receivable not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

(vii)any failure by the Borrower or the Servicer to perform its duties or obligations in accordance with the provisions of this Agreement;

(viii)any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with any Receivable;

(ix)the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including sales, excise or personal property taxes payable in connection with the Collateral;

(x)any repayment by any Agent or a Secured Party of any amount previously distributed in reduction of the Loans Outstanding or payment of Interest, any obligation or any other amount due hereunder or under any Hedging Agreement, in each case which amount such entity believes in good faith is required to be repaid;

(xi)any litigation, proceeding or investigation (a) before any Governmental Authority (1) in respect of any Contract or Receivable, (2) relating to the use of the proceeds of the Loan or (3) related to this Agreement (A) that is not commenced by the Indemnified Party or (B) if so commenced, in which such Indemnified Party is not the prevailing party; provided, that no Indemnified Party shall be entitled to any indemnification for any item described in this clause resulting from such Indemnified Party’s gross negligence or willful misconduct or (b) relating to or arising from the Basic Documents, the transactions contemplated hereby and thereby, the use of proceeds of the Loans by the Borrower or any other investigation, litigation or proceeding relating to the Borrower or the Servicer in which any Indemnified Party becomes involved as a result of any of the transactions contemplated by the Basic Documents;

(xii)the use of the proceeds of any Loan;

(xiii)any failure by the Borrower to give reasonably equivalent value to World Acceptance in consideration for the transfer by World Acceptance to the Borrower of any of the Receivables and the related Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of any Insolvency Law;

(xiv)the failure of the Borrower to remit to the Servicer Collections remitted to the Borrower in accordance with the terms hereof or the commingling by the Borrower of any Collections with other funds;

(xv)all reasonable and documented fees, costs and expense (including reasonable legal fees and expenses) incurred by any Lender, their respective Credit

Providers, Securities Intermediary or the Administrative Agent in connection with entering into or giving or withholding any amendments or supplements or waivers or consents (including review and analysis thereof) with respect to the Basic Documents or any other document or instrument delivered pursuant hereto or thereto (whether or not the same is finally agreed to) if the same is requested by the Borrower or the Servicer, or is required or necessary under the Basic Documents; or

(xvi)any and all civil penalties or fines assessed by OFAC against, and all reasonable costs and expenses (including attorneys’ fees and disbursements) incurred in connection with the defense thereof by any Indemnified Party as a result of funding all or any portion of the Loan or the acceptance of payments or of Collateral due under the Basic Documents.

Any amounts subject to the indemnification provisions of Section 10.01 payable by the Borrower shall be paid solely pursuant to the provisions of Section 2.08 in the order and priority set forth therein.

Section 10.02. Indemnities by the Servicer. Without limiting any other rights which the Indemnified Parties may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify the Indemnified Parties from and against any and all Indemnified Amounts awarded against or incurred by, any such Indemnified Party or other non-monetary damages of any such Indemnified Party relating to or arising from any of the following, excluding, however, Indemnified Amounts to the extent resulting from the gross negligence, bad faith or willful misconduct on the part of any Indemnified Party:

(i)reliance on any representation or warranty made or deemed made by the Borrower, the Servicer, any of their respective Affiliates or any of their respective officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(ii)the failure by the Servicer to comply with (a) any term, provision or covenant contained in this Agreement or any other Basic Document or (b) any term, provision or covenant contained in any agreement executed in connection with this Agreement or any other Basic Document, or with any Applicable Law with respect to any Receivable, the non-conformity of any Receivable with any such Applicable Law and any failure by the Originator or any Relevant Assignee, to perform its respective duties under the Receivables or (c) any Applicable Law in the operation of World Acceptance;

(iii)any failure by the Servicer to perform any of its other duties or obligations in accordance with the provisions of this Agreement or any of the other Basic Documents;

(iv)the failure to vest and maintain vested in the Administrative Agent a valid and enforceable first priority perfected security interest in the Collateral;

(v)the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other

Applicable Laws with respect to the Collateral, whether at the time of a Loan or at any subsequent time and as required by the Basic Documents;

(vi)any litigation, proceeding or investigation (a) before any Governmental Authority (1) in respect of any Receivable included as part of the Collateral, (2) relating to the use of the proceeds of the Loan or (3) related to this Agreement (A) that is not commenced by the Indemnified Party or (B) if so commenced, in which such Indemnified Party is not the prevailing party; provided, that no Indemnified Party shall be entitled to any indemnification for any item described in this clause resulting from such Indemnified Party’s gross negligence or willful misconduct or (b) relating to or arising from the Basic Documents, the transactions contemplated hereby and thereby, the use of proceeds of the Loan by the Servicer or any other investigation, litigation or proceeding relating to the Borrower or the Servicer in which any Indemnified Party becomes involved as a result of any of the transactions contemplated by the Basic Documents;

(vii)in the case of the initial Servicer, entering into or giving or withholding any amendments or supplements or waivers or consents (including review and analysis thereof) with respect to the Basic Documents or any other document or instrument delivered pursuant hereto or thereto (whether or not the same is finally agreed to) if the same is requested by the Servicer, or is required or necessary under the Basic Documents;

(viii)any and all civil penalties or fines assessed by OFAC against, and all reasonable costs and expenses (including attorneys’ fees and disbursements) incurred in connection with the defense thereof by any Indemnified Party as a result of funding all or any portion of the Loan or the acceptance of payments or of Collateral due under the Basic Documents; or

(ix)the commingling by the Servicer of any Collections with other funds.

Any amounts subject to the indemnification provisions of Section 10.01 payable by the Servicer, to the extent not promptly paid by the Servicer, shall be paid pursuant to the provisions of Section 2.08.

Section 10.03. General Indemnity Provisions. Notwithstanding the foregoing, in no event shall any Indemnified Party be indemnified against Excluded Taxes, Indemnified Taxes or any other Taxes for which the Borrower was required to indemnify a Secured Party pursuant to Section 2.13 or, except as otherwise provided herein, (i) nonpayment by an Obligor of an amount due and payable with respect to a Contract or (ii) any loss in value of any Permitted Investment due to changes in market conditions or for other reasons beyond the control of the Borrower or the Servicer.

The indemnities expressly provided in this Article Ten are cumulative and not exclusive of any rights or remedies which the Indemnified Parties would otherwise have pursuant to law or equity.

For the avoidance of doubt, Indemnified Amounts shall include any expense and costs, including reasonable attorneys’ fees and expenses and court costs, incurred in connection with any enforcement (including any dispute, action, claim or suit) brought by an Indemnified Party of any indemnification or other obligation of the indemnifying party or other Person.

Section 10.04. Applicability and Survival. The foregoing indemnities shall apply whether or not liabilities and costs set forth above are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability. The provisions of this Article Ten shall survive the termination or assignment of this Agreement and the other Basic Documents and the resignation or removal of any party.

ARTICLE ELEVEN

THE ADMINISTRATIVE AGENT AND THE AGENTS

Section 11.01. Authorization and Action.

(a)Each Lender and each Secured Party (other than the Administrative Agent) hereby designates and appoints Atlas (and Atlas accepts such designation and appointment) as Administrative Agent hereunder, and authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. In performing its functions and duties hereunder, the Administrative Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Administrative Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement or Applicable Law. The appointment and authority of the Administrative Agent hereunder shall terminate on the Facility Termination Date.

(b)Each Lender hereby irrevocably designates and appoints the related Agent as the agent of such Lender under this Agreement, and each such Lender irrevocably authorizes such Agent, as the agent for such Lender, to take such action on its behalf under the provisions of the Basic Documents and to exercise such powers and perform such duties thereunder as are expressly delegated to such Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.

(c)Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor any Agent (the Administrative Agent and each Agent being referred to in this Article Eleven as an “Agent”) shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent or any Agent.

(d)The Administrative Agent shall promptly distribute to each Agent (if such Agent or the Lender in its Lender Group are not otherwise required to receive such notice), who shall promptly distribute to each related Lender (if such Lender is not otherwise required to receive such notice) all notices, requests for consent and other information received by the Administrative Agent under this Agreement that are not also delivered to the Lenders.

(e)The Administrative Agent shall promptly notify all Lenders in writing of any proposed consent, waiver, approval, vote or other action taken or to be taken by the Administrative Agent in such capacity under the Intercreditor Agreement (each, an “Intercreditor Action”) within one (1) Business Day of the Administrative Agent actually receiving notice thereof, which notice shall include all information delivered to the Administrative Agent in such capacity under the Intercreditor Agreement. Notwithstanding any provision to the contrary in this Agreement or in any other Basic Document, all Intercreditor Actions shall be exercised by the

Administrative Agent in such capacity solely at the written direction of the Required Lenders. For the avoidance of doubt, the terms set forth in this Section 11.01(e) shall not be applicable to any other capacity in which Atlas may serve under the Intercreditor Agreement (other than as Administrative Agent for the Secured Parties hereunder), including any action to be taken by Atlas in such other capacity under the Intercreditor Agreement.

Section 11.02. Delegation of Duties. Each Agent may execute any of its duties under any of the Basic Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.03. Exculpatory Provisions. Neither any Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of any Agent, the breach of its obligations expressly set forth in this Agreement) or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower, the Servicer, World Acceptance or the Backup Servicer contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Basic Document to which it is a party for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article Four. No Agent shall be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. No Agent shall be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Event of Default, Unmatured Event of Default, Facility Amortization Event or Servicer Termination Event unless it has received written notice thereof from the Borrower, the Servicer or a Secured Party.

Section 11.04. Reliance.

(a)Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, written statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Agent), independent accountants and other experts selected by such Agent.

(b)Each Agent shall be fully justified in failing or refusing to take any action under any of the Basic Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by, in the case of (i) the Administrative Agent, the Lenders or by the Committed Lenders or (ii) an Agent, the Lenders or by the Committed Lenders in its Lender Group, against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

(c)The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Basic Documents in accordance with a request of the Required Lenders (or their Agents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all present and future Lenders.

(d)Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Basic Documents in accordance with a request of (i) Owners in its Lender Group having Invested Percentages aggregating greater than 50% of the aggregate Invested Percentages of all Owners in such Lender Group and (ii) Committed Lenders in its Lender Group having Commitments aggregating greater than 50% of the aggregate Commitments of all Committed Lenders in such Lender Group, and such request and any action taken or failure to act pursuant thereto shall be binding upon all present and future Lender in such Lender Group.

(e)In the event the Administrative Agent receives notice of the occurrence of any breach of this Agreement or the occurrence of any Event of Default, Unmatured Event of Default, Facility Amortization Event or Servicer Termination Event from the Borrower, the Servicer or any Lender, referring to this Agreement and describing such event, it shall promptly give notice thereof to each Agent, and in the event any Agent receives such a notice, it shall promptly give notice thereof to the Lenders in its Lender Group. The Administrative Agent shall take such action with respect to such event as shall be reasonably directed by the Required Lenders, and each Agent shall take such action with respect to such event as shall be reasonably directed by (i) Owners in its Lender Group having Invested Percentages aggregating greater than 50% of the aggregate Invested Percentages of all Owners in such Lender Group and (ii) Committed Lenders in its Lender Group having Commitments aggregating greater than 50% of the aggregate Commitments of all Committed Lenders in such Lender Group; provided that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the Lenders or of the Lenders in its Lender Group, as applicable.

Section 11.05. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that no Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower, World Acceptance, the Servicer, any Originator or the Backup Servicer shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, World Acceptance, each Originator or the Backup Servicer and the Receivables and made its own decision to make advances in respect of its Loans hereunder, purchase its interest in the Notes hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Basic Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, World Acceptance, each Originator or the Backup Servicer and the Receivables. Except for notices, reports and other documents received by an Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower, the Servicer, World Acceptance, each Originator or the Backup Servicer or the Receivables which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 11.06. Indemnification. The Committed Lenders (i) agree to indemnify the Administrative Agent in its capacity as such (without limiting the obligation (if any) of the Borrower or the Servicer to reimburse the Administrative Agent for any such amounts), ratably according to their respective Commitments (or, if the Commitments have terminated, Invested Percentages of the Loans Outstanding that are Class A Loans) and (ii) in each Lender Group agree to indemnify the Agent for such Lender Group in its capacity as such (without limiting the obligation (if any) of the Borrower and the Servicer to reimburse such Agent for any such amounts), ratably according to their respective Commitments (or, if the Commitments have terminated, Invested Percentages of the Loans Outstanding that are Class A Loans), in each case from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the obligations under this Agreement, including the Loans Outstanding) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting from its own gross negligence or willful misconduct. The provisions of this Section shall survive the payment of the Obligations under this Agreement, including the Loans Outstanding, the termination of this Agreement, and any resignation or removal of the applicable Agent.

Section 11.07. Each Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other party to a Basic Document as though it were not an Agent hereunder. In addition, the Lenders acknowledge that one or more Persons which are Agents may act (i) as administrator, sponsor or agent for one or more Conduit Lenders and in such capacity act and may continue to act on behalf of each such Conduit Lender in connection with its business, and (ii) as the agent for certain financial institutions under the liquidity and credit enhancement agreements relating to this Agreement to which any one or more Conduit Lenders is party and in various other capacities relating to the business of any such Conduit Lender under various agreements. Any such Person, in its capacity as Agent, shall not, by virtue of its acting in any such other capacities, be deemed to have duties or responsibilities hereunder or be held to a standard of care in connection with the performance of its duties as an Agent other than as expressly provided in this Agreement. Any Person which is an Agent may act as an Agent without regard to and without additional duties or liabilities arising from its role as such administrator or agent or arising from its acting in any such other capacity. None of the provisions to this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

Section 11.08. Successor Agents. The Administrative Agent may resign as Administrative Agent upon ten days’ written notice to the Lenders, each Agent and the Borrower with such resignation becoming effective upon a successor agent succeeding to the rights, powers and duties of the Agent pursuant to this Section. If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Required Lenders shall appoint a successor administrative agent, which may be a lender. Any Agent may resign as Agent upon ten (10) days’ notice to the Lenders in its Lender Group, the Administrative Agent and each other Agent and the Borrower with such resignation becoming effective upon a successor agent succeeding to the rights, powers and duties of the Agent pursuant to this Section. If an Agent shall resign as Agent under this Agreement, then (i) Owners in its Lender Group having Invested Percentages aggregating greater than 50% of the aggregate Invested Percentages of all Owners in such Lender Group, and (ii) Committed Lenders in its Lender Group having Commitments aggregating greater than 50% of the aggregate Commitments of all Committed Lenders in such Lender Group shall appoint from among the Committed Lenders (other than the Conduit Lenders) in such Lender Group a successor agent for such Lender Group. Any successor administrative agent or agent shall succeed to the rights, powers and duties of resigning Agent, and the term “Administrative Agent” or “Agent,” as applicable, shall mean such successor administrative agent or agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the retiring Agent’s resignation as Agent, the provisions of this Article Eleven shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

Section 11.09. Borrower, Servicer Reliance. For all purposes under this Agreement, the Borrower and the Servicer may conclusively rely on written consent, approval or waiver from the Administrative Agent as consent, approval or waiver, respectively, of the Required Lenders.

ARTICLE TWELVE ASSIGNMENTS; PARTICIPATIONS
Section 12.01. Assignments and Participations.

(a)General. No World Acceptance Entity may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any other attempted assignment or transfer by any party hereto shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 12.01, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 12.01, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section 12.01. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 12.01, pledgees and other secured parties to the extent provided in subsection (e) of this Section 12.01 and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may at any time assign to one (1) or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(i)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans owing to it at the time or contemporaneous assignments to or by related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in subsection (b)(i)(ii) of this Section 12.01 in the aggregate or in the case of an assignment to a Lender or a Lender Affiliate, no minimum amount need be assigned; and

(ii)in any case not described in subsection (b)(i)(i) of this Section 12.01, the aggregate amount of the principal outstanding balance of the Commitment and Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000 and an integral multiple of $1,000,000 (or such other amount as shall equal the assigning Lender’s entire outstanding Commitment and Loans), unless each of the Administrative Agent and, so long as no Facility Amortization

Event or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan assigned.

(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(ii) of this Section 12.01 and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless
(x) a Facility Amortization Event or Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender or a Lender Affiliate; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Loans issued under this Agreement; and

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments to a Person that is not a Lender or a Lender Affiliate.

(iv)Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (in the form attached hereto as Exhibit C or otherwise acceptable to the Administrative Agent, provided that an assignment among members of the same Lender Group may be effected solely by entry on the Agent’s books and records), together with a processing and recordation fee of $5,000; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form supplied by or otherwise acceptable to the Administrative Agent.

(v)No Assignment to Certain Persons. No such assignment shall be made to the Borrower or any of the Borrower’s affiliates or Subsidiaries.

(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

Notwithstanding anything to the contrary herein, any Agent may, at any time, upon notice to the Administrative Agent but without the consent of, or notice to, the Borrower and without having to satisfy the conditions in clauses (i)-(iv) above, (i) replace an existing Lender in such Agent’s Lender Group with any Lender or Lender Affiliate, (ii) add any Lender or Lender Affiliate as a new Lender in such Agent’s Lender Group, (iii) remove a Lender from such

Agent’s Lender Group or (iv) reallocate or assign advances among the Lenders in such Agent’s Lender Group. Subject to acceptance and recording thereof by the Administrative Agent (or its agent) pursuant to subsection (c) of this Section 12.01, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.19 and 14.08 and Article Ten with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 12.01.

(c)Register. The Administrative Agent (or an agent of the Administrative Agent), acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States referred to herein a copy of each Assignment and Acceptance and other notice of assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Lender Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Securities Intermediary, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Securities Intermediary shall not be responsible for independently determining whether any Person is a Lender or if the required percentage of Lenders constituting the Required Lenders has been met in connection with any action or omission by any of such Persons hereunder. For all purposes hereunder or under any other Basic Document, the Securities Intermediary shall be entitled to rely conclusively, without investigation and with no liability therefor, on the Lender Register, or other written statements of the Administrative Agent, to determine whether (i) any Person is a Lender or (ii) the required percentage of Lenders constituting the Required Lenders has been met in connection with any such action or omission.

(d)Participations. Except as set forth herein, any Lender may, at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person, the Borrower or an affiliate of the Borrower) (each, a “Participant”) in all or a portion of its rights and obligations hereunder (including the outstanding Loans); provided, that the Lender may not sell participations to a Sponsor Competitor except if (x) a Facility Amortization Event or Event of Default has occurred and is continuing at the time of such sale, or (y) such sale is to a Lender or a Lender Affiliate; provided, further, that following the sale of a participation under this Agreement (i) the obligations of such Lender shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Securities Intermediary, each Agent, the Servicer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. The Borrower acknowledges and agrees that any Lender’s source of funds may derive in part from its Participants. Accordingly, references in Sections 2.12, 2.13, 2.19 and 15.08 of this Agreement to additional costs, reserve and capital adequacy requirements, expenses, increased costs and the like as they pertain to the Lenders shall be deemed also to include those of its Participants; provided, however, that in no event shall the Borrower be liable to any Participant under Sections 2.12, 2.13, 2.19 and 15.08 for an amount in excess of that which would be payable to the applicable Lender under such Section if the Lender had not participated the applicable portion of the Loans. Any Participant shall be subject to the obligations under Sections 2.12, 2.13, 2.19 and 2.21. Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the aggregate principal balance (including stated interest) of each Participant’s interest in the Loans or other obligations under the Basic Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or other information relating to the Participant’s interest in any Loans) except to the extent that such disclosure (x) is necessary to establish that such Loan is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or (y) is reasonably requested by the Administrative Agent, the Borrower, or the Servicer in connection with any policies and procedures relating to applicable sanctions, anti-bribery, anti-corruption or anti- money laundering laws, regulations or rules (each such disclosure, a “Permitted Disclosure”). If a Lender is required to make a Permitted Disclosure, it shall be made only to the tax team (in the case of clause (x) of the immediately preceding sentence) or the applicable compliance team (in the case of clause (y) of the immediately preceding sentence) of the requesting Person, and such requesting Person shall not share the information provided with any of its other personnel. The entries in the Participant Register shall be conclusive and binding for all purposes, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, neither the Administrative Agent nor any Agent shall have any responsibility for maintaining a Participant Register.

(e)Certain Pledges. Any Lender, any Agent or the Administrative Agent may at any time, without the consent of the Borrower or any other Person, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, such Agent or the Administrative Agent, as applicable, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender, such Agent or the Administrative Agent, as applicable, from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender, such Agent or the Administrative Agent as a party hereto.

ARTICLE THIRTEEN

MUTUAL COVENANTS REGARDING CONFIDENTIALITY

Section 13.01. Covenants of the Borrower, the Servicer and the Backup Servicer. Each of the Borrower, the Servicer and the Backup Servicer, severally and with respect to itself only, covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement (including any fees payable in connection with this Agreement or the identity of the Lenders under this Agreement), except as the Administrative Agent or any such Lender may have consented to in writing prior to any proposed disclosure and except that it may disclose such information (i) to its Advisors, officers, directors, employees, lenders, investors, potential investors, agents, auditors, subservicers or representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Borrower, the Servicer or the Backup Servicer, (iii) to Atlas or its Affiliates or (iv) to the extent it should be
(a)required by Applicable Law (including filing a copy of this Agreement and the other Basic Documents (other than any fee related letters)) as exhibits to filings required to be made with the SEC, or in connection with any legal or regulatory proceeding, (b) requested by any Governmental Authority to disclose such information or (c) requested by any nationally recognized statistical rating organization; provided, that, in the case of clause (iv)(a), the Borrower, the Servicer and the Backup Servicer, as applicable, will (unless otherwise prohibited by Applicable Law) notify the Administrative Agent and the Lenders of its intention to make any such disclosure prior to making such disclosure. The provisions of this Section 13.01 shall survive for two years following the termination of this Agreement.

Section 13.02. Covenants of the Administrative Agent, the Agents, the Lenders and the Backup Servicer.

(a)Each of the Administrative Agent, each Agent, each Lender, the Backup Servicer and any Successor Servicer covenants and agrees that it will not disclose any of the Confidential Information now or hereafter received or obtained by it without the Borrower’s prior written consent; provided, however, that it may disclose any such Confidential Information (i) in connection with participations and assignments pursuant to Section 12.01, including to potential third party participants and assignees, (ii) to those of its officers, directors, employees, lenders, potential lenders, investors, potential investors, dealers, hedge counterparties, potential counterparties, agents, counsel, accountants, auditors, subservicers, Advisors or representatives directly involved in the transactions contemplated by the Basic Documents who need to know such information for the purpose of assisting it in connection with the transactions contemplated by the Basic Documents or the financing thereof, (iii) to any nationally recognized statistical rating organization (within the meaning of the Exchange Act), including in compliance with Rule 17g-5 thereunder (or any similar rule or regulation in any relevant jurisdiction) or that is then rating the commercial paper notes issued by or on behalf of a Conduit Lender or other debt obligations of a Conduit Lender or its Affiliates, (iv) to any hedge counterparty and (v) to the extent it should be (a) required by Applicable Law (including filing a copy of this Agreement and the other Basic Documents (other than any fee related letters)) as exhibits to filings required to be made with the SEC, or in connection with any legal or regulatory proceeding or (b) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause

(v)(a), the Administrative Agent, each Agent, each Lender, the Backup Servicer and any Successor Servicer, as applicable, will use all reasonable efforts to request that confidentiality is maintained and to use reasonable efforts to, unless otherwise prohibited by Applicable Law, promptly notify the Borrower of its intention to make any such disclosure. Confidential Information may not be provided to prospective participants or assignees before the execution of an Assignment and Acceptance, unless such Confidential Information is covered under a separate confidentiality agreement between the assigning Lender and such prospective participant or assignee.

(b)Each of the Backup Servicer and any Successor Servicer acknowledges and understands that the Confidential Information may contain “nonpublic personal information” as that term is defined in Section 6809(4) of the Gramm-Leach-Bliley Act, and each of the Backup Servicer and any Successor Servicer, and each of its employees, Affiliates, directly involved in the transaction contemplated by the Basic Documents, agrees that it (i) shall comply with applicable laws and regulations regarding the privacy or security of “nonpublic personal information” as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act, (ii) shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the Gramm-Leach-Bliley Act) of the World Acceptance Entities which party may hold, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information, (iii) shall promptly notify the World Acceptance Entities in writing upon becoming aware of any actual breach of the security, confidentiality, or integrity of nonpublic personal information received hereunder, and (iv) shall maintain such nonpublic personal information received hereunder in accordance with the Gramm-Leach-Bliley Act and other applicable federal and state privacy laws.

(c)Each of the Administrative Agent, each Agent, each Lender, the Backup Servicer and any Successor Servicer agrees that it will advise its Affiliates to whom it provides Confidential Information of the confidential nature of such information and that it shall direct its Affiliates to comply with the terms of this Article Thirteen applicable to the Administrative Agent, each Agent, each Lender, the Backup Servicer or any Successor Servicer, as applicable.

(d)Each of the Administrative Agent, each Agent, each Lender, the Backup Servicer and any Successor Servicer acknowledges and agrees that any Confidential Information provided to it, in whatever form, is the sole property of the Borrower and World Acceptance. Neither such Person nor its Affiliates or Advisors shall use any of the Confidential Information now or hereafter received or obtained from or through the Borrower, World Acceptance or any of their respective Affiliates for any purpose other than for purposes of engaging in, or as otherwise contemplated by, the transactions contemplated by the Basic Documents. The Administrative Agent, each Lender, the Backup Servicer and any Successor Servicer agree that if the Borrower and/or World Acceptance should request in writing that it destroy or return the Confidential Information, it shall, at its option, return or destroy such Confidential Information; provided that it shall be permitted to retain only that portion of the Confidential Information, in accordance with the confidentiality obligations specified in this Agreement, that is necessary (i) for purposes of documenting any due diligence review performed by it in connection with this Agreement and

(ii) to comply with any Applicable Laws or the internal document retention policies of the Administrative Agent, any Agent, any Lender, the Backup Servicer or any Successor Servicer.

(e)Each of the Administrative Agent, each Agent, each Lender, the Backup Servicer and any Successor Servicer acknowledges that all Confidential Information is considered to be proprietary and of competitive value, and in many instances trade secrets. Each of the Administrative Agent, each Agent, each Lender, the Backup Servicer and any Successor Servicer agrees that because of the unique nature of the Confidential Information any breach of this Agreement may cause the Borrower, World Acceptance and their respective Affiliates irreparable harm and money damages and other remedies available at law in the event of a breach may not be adequate to compensate the Borrower, World Acceptance and their Affiliates for any such breach. Accordingly, each of the Administrative Agent, each Agent, each Lender, the Backup Servicer and any Successor Servicer acknowledges and agrees that the Borrower, World Acceptance and their respective Affiliates shall be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance, as a remedy for any such breach. Such relief shall be in addition to, and not in lieu of, all other remedies available to the Borrower, World Acceptance and their respective Affiliates whether at law or in equity.

(f)If the Administrative Agent, any Lender, the Backup Servicer and any Successor Servicer, or any of their respective Affiliates or Advisors are legally compelled (whether by deposition, interrogatory, request for documents, subpoena, civil investigation, demand or similar process) to disclose any of the Confidential Information (including the fact that discussions or negotiations took place with respect to the transactions contemplated by the Basic Documents), the related entity shall promptly notify the Borrower and World Acceptance in writing (unless such notification is prohibited by Applicable Law) of such requirement so that the Borrower and/or World Acceptance, at their sole cost and expense, may seek a protective order or other appropriate remedy. The Administrative Agent, each Lender, the Backup Servicer and any Successor Servicer may disclose, without liability hereunder, that portion (and only that portion) of the Confidential Information that it is legally compelled to disclose; provided that it agrees to use reasonable efforts, at the sole cost and expense of the Borrower and World Acceptance, to obtain assurance that confidential treatment will be accorded such Confidential Information by the person or persons to whom it was disclosed.

(g)Notwithstanding the foregoing, it is understood that the Administrative Agent, each Agent, each Lender, the Backup Servicer and any Successor Servicer or their Affiliates may be required to disclose (and may so disclose) the Confidential Information or portions thereof at the request of a Governmental Authority or in connection with an examination of it or its Affiliates by a Governmental Authority, including in connection with the regulator compliance policy of Administrative Agent, any Agent, any Lender, the Backup Servicer and any Successor Servicer. No notice shall be required in connection with any disclosures made pursuant to any request or examination by any Governmental Authority.

(h)It is understood and agreed that no failure or delay by the Servicer, the Borrower, the Backup Servicer, the Successor Servicer, the Administrative Agent, any Agent or any Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(i)The provisions of this Section 13.02 shall survive for two (2) years following the termination of this Agreement.

Section 13.03. Non-Confidentiality of Tax Treatment and Tax Structure. Notwithstanding anything to the contrary contained herein or in any document related to the transactions contemplated hereby, in connection with Treasury Regulations Section 1.6011-4, Section 301.6111-1T and Section 301.6112-1, the parties hereby agree that, from the commencement of discussions with respect to the transactions described herein, each party hereto (and each of its employees, representatives, Advisors, Affiliates or agents) is permitted to disclose to any and all persons of any kind, the tax treatment, tax structure and other relevant tax aspects of the transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to each such party related to such treatment, structure and tax aspects. In this regard, each party hereto acknowledges and agrees that this disclosure of the treatment, structure or tax aspects of the transactions is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). Furthermore, each party hereto acknowledges and agrees that it does not know or have reason to know that its use or disclosure of information relating to the tax treatment, tax structure or other relevant tax aspects of the transactions is limited in any manner (such as where the transactions are claimed to be proprietary or exclusive) for the benefit of any other Person.

ARTICLE FOURTEEN MISCELLANEOUS
Section 14.01. Amendments and Waivers.

(a)No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Event of Default, Unmatured Event of Default or Facility Amortization Event, regardless of whether the Administrative Agent, any Agent or any Lender may have had notice or knowledge of such Event of Default, Unmatured Event of Default or Facility Amortization Event at the time.

(b)Neither this Agreement nor any provision hereof may be amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent with the consent of the Required Lenders. The Servicer shall provide a copy of each such proposed amendment, waiver or other modification to each Hedge Counterparty and each Rating Agency. Notwithstanding the foregoing, no such agreement shall, without the written consent of each Lender:

(i)amend any provision of Section 2.08;

(ii)amend any provision of Schedule B;

(iii)change any provision of this Section or the definition of “Required Lenders”, “Event of Default,” “Facility Amortization Event” or “Servicer Termination Event”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

(iv)amend or change the definition of “Total Advance Rate”, “Total Borrowing Base”, “Total Borrowing Base Deficiency”, “Annualized Net Charge-off Ratio”, “Concentration Limits”, “Level I Trigger Event”, “Level II Trigger Event”, “Level III Trigger Event”, “Principal Amount”, “Total Required Collateralization Percentage”, “Reserve Account Required Amount” or “Interest”;

(v)reduce the principal or the rate of interest on the Loans or any fees or other amounts payable hereunder or under any other Basic Document;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Securities Intermediary or the Backup Servicer hereunder without the prior written consent of the Securities Intermediary or the Backup Servicer, as the case may be (which consent shall not be unreasonably withheld or delayed); provided, further, that (i) the Fee Letter may only be amended, or rights or privileges thereunder waived, in writing executed by the parties thereto and with the written consent of the Required Lenders and the Administrative Agent and (ii) the WTNA Fee Letter may only be amended, or rights or privileges thereunder waived, in writing executed by the parties thereto and the written consent of the Required Lenders and the Administrative Agent.

No amendment, waiver or other modification which could have a material adverse effect on the rights or obligations of any Hedge Counterparty shall be effective against such Hedge Counterparty without the prior written agreement of such Hedge Counterparty.

Notwithstanding anything herein to the contrary, Schedule K may be amended from time to time to modify the dollar amounts specified therein under “Maximum Initial Principal Balance” or “Minimum Initial Principal Balance” with respect to each state to conform to applicable state regulations, in each case, with no less than ten (10) Business Days’ prior written notice of the proposed amendment delivered by the Borrower to the Administrative Agent; provided, however, that, for purposes of this Agreement, the applicability of, and the eligibility of any Loan originated under, any amended terms of Schedule K with respect to such Loan, shall in all instances be subject to the prior written consent of the Administrative Agent (which consent may be provided or withheld in the sole discretion of the Administrative Agent and may be provided by email), and provided that, once the initial consent of the Administrative Agent has been obtained with respect to any amended terms of Schedule K, any subsequent Loans that are originated pursuant to such amended terms will not require the additional consent of the Administrative Agent.

(c)Neither this Agreement nor any provision hereof may be waived except pursuant to an agreement or agreements in writing entered into by the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall, without the written consent of each Lender waive any condition set forth in Section 4.01; provided, further, that no such agreement shall waive the rights or duties of the Securities Intermediary, the Backup Servicer or the Hedge Counterparty hereunder without the prior written consent of the Securities Intermediary, the Backup Servicer or the Hedge Counterparty, as the case may be.

(d)Notwithstanding any other provision of this Agreement to the contrary, at any time after the Closing Date, each Atlas Committed Lender may elect to rebalance the Class A Loans and the related Commitment so long as each of the Total Advance Rate, and the weighted Margin with respect to the Class A Loans remains the same. Upon such election, with the cooperation and consent of the other parties hereto (such consent not to be withheld or delayed), this Agreement shall be amended to reflect the rebalanced Commitment on the Class A Lender Supplement, and to amend any other related terms and provisions.

(e)The Borrower shall promptly deliver to the Securities Intermediary, the Backup Servicer and the Hedge Counterparty an executed copy of any amendment, waiver or modification under this Section. In executing any amendment to this Agreement, the Backup Servicer and the Securities Intermediary shall be entitled to receive (i) an Officer’s Certificate of the Borrower stating that the execution of such amendment is authorized or permitted by this Agreement and that all conditions precedent thereto have been satisfied, and (ii) written direction from the Borrower and the Administrative Agent (on behalf of the Secured Parties).

(f)All fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred in connection with any amendment, supplement or waiver shall be payable by the Borrower.

Section 14.02. Notices; Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by email copy) and e-mailed, mailed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or specified in such party’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto, or in the case of DBRS Morningstar, to DBRS, Inc., U.S. Structured Credit, Surveillance Department, 140 Broadway, 35th Floor, New York, NY 10005, provided that all notices to DBRS Morningstar shall be provided to DBRS Morningstar via email at abs_surveillance@dbrs.com. All such notices and communications shall be effective, upon receipt, or in the case of notice by (i) mail, five (5) days after being deposited in the United States mail, first class postage prepaid, (ii) e-mail and facsimile copy, when electronic communication of receipt is obtained or (iii) overnight courier, one (1) Business Day after being deposited with such overnight courier service, except that notices and communications pursuant to Article Two shall not be effective until received with respect to any notice sent by mail, telecopier or e-mail.

Section 14.03. No Waiver, Rights and Remedies. No failure on the part of the Administrative Agent, any Agent or any Secured Party or any assignee of any Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 14.04. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Backup Servicer, each Agent, the Secured Parties and their respective successors and permitted assigns and, in addition, each Hedge Counterparty shall be an express third-party beneficiary of this Agreement.

Section 14.05. Term of this Agreement. This Agreement shall remain in full force and effect until the Facility Termination Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Article Five and the indemnification and payment provisions, including those of Article Ten, the provisions of Section 14.10 and any other provision of this Agreement expressly stated to survive, shall be continuing and shall survive any termination of this Agreement or the assignment, resignation or removal by or of the applicable parties hereto.

Section 14.06. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF OBJECTION TO VENUE. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICTS OF LAWS PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE PARTIES HERETO HEREBY AGREES TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, LOCATED IN THE BOROUGH OF MANHATTAN AND THE FEDERAL COURTS LOCATED WITHIN THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 14.07. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 14.08. Costs, Expenses and Taxes.

(a)In addition to the rights of indemnification granted to the Indemnified Parties under Article Ten, the Borrower agrees to pay on demand all reasonable costs and expenses of each Agent, the Secured Parties, the Backup Servicer and the Securities Intermediary incurred in connection with the administration (including periodic auditing), amendment or modification of, or any waiver or consent issued in connection with, this Agreement, the other Basic Documents and the other documents to be delivered hereunder or in connection herewith, including the reasonable fees and disbursements of counsel for each Agent, the Secured Parties, the Backup Servicer and the Securities Intermediary with respect thereto and with respect to advising such entities as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by such entities in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith.

(b)Other than with respect to Excluded Taxes, the Borrower shall pay on demand any and all Other Taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and the other Basic Documents, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to a Lender in connection with this Agreement or the funding or maintenance of the Loan hereunder.

Section 14.09. No Insolvency Proceedings.

(a)Notwithstanding any prior termination of this Agreement, no Secured Party or the Backup Servicer shall, prior to the date which is one year and one day after the final payment of the Aggregate Unpaids, petition, cooperate with or encourage any other Person in petitioning or otherwise invoke the process of any Governmental Authority for the purpose of commencing or sustaining an Insolvency Proceeding against the Borrower under any United States federal or State Insolvency Laws or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Borrower or any substantial part of its property or ordering the winding up or liquidation of the affairs of the Borrower.

(b)Notwithstanding any prior termination of this Agreement, each party to this Agreement hereby agrees that it shall not institute against, or join any other person in instituting against, any Conduit Lender any Insolvency Proceeding, for one year and one day after the latest maturing Commercial Paper Note and other debt security issued by such Conduit Lender is paid.

(c)The provisions of this Section shall survive the termination of this Agreement. Section 14.10. Recourse Against Certain Parties.
(a)No recourse under or with respect to any obligation, covenant or agreement (including the payment of any fees or any other obligations) of each Agent, any Secured Party, the Backup Servicer, the Securities Intermediary, World Acceptance, or the Borrower as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against manager or administrator of such Person or any incorporator, Affiliate, stockholder, officer, employee or director of such Person or of any such manager or administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Agents, any Secured Party, the Backup Servicer and the Securities Intermediary contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such Person, and that no personal liability whatsoever shall attach to or be incurred by any administrator of any such Person or any incorporator, stockholder, Affiliate, officer, employee or director of such Person or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of such Person contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of such Person and each incorporator, stockholder, Affiliate, officer, employee or director of such Person or of any such administrator, or any of them, for breaches by such Person of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(b)Each of the parties to this Agreement hereby (i) acknowledges and agrees that no Conduit Lender shall have any obligation to pay any amounts under this Agreement unless and until such Conduit Lender shall have received such amounts in respect of its Loans and (ii) agrees that no Conduit Lender shall have any obligation to pay any amounts constituting fees, a reimbursement for expenses, or indemnities (collectively, “Expense Claims”), and such Expense Claims shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code or any similar law under another jurisdiction) against any Conduit Lender, unless or until such Conduit Lender has received amounts sufficient to pay such Expense Claims from amounts received by it in respect of its Loans and such amounts are not required to pay its indebtedness for borrowed money.

(c)The provisions of this Section shall survive the termination of this Agreement.

(d)No claim may be made by the Borrower, the Servicer or any of their Affiliates or any other Person against the Administrative Agent, any Agent, any Lender, the Backup Servicer, the Securities Intermediary, or any of their Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages (including lost profits) arising out of or related to the transactions contemplated by this Agreement, and each of the Borrower and the Servicer, to the extent permitted by Applicable Law, hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 14.11. AML Law Compliance. Each of the Administrative Agent, the Backup Servicer, each other Agent, and the Securities Intermediary hereby notify the Borrower and the Servicer that pursuant to laws, regulations and executive orders of the United States or any state or political subdivision thereof as are in effect from time to time applicable to financial institutions relating to the funding of terrorist activities and money laundering, including without limitation the Patriot Act and regulations promulgated by OFAC (collectively, “AML Law”), it, and each other Lender, may be required to obtain, verify and record information that identifies the Borrower or the Servicer, which information includes the name and address of the such party, organizational documentation, director and shareholder information, and other information that will allow the Administrative Agent, each Agent, the Backup Servicer, the Securities Intermediary and each Lender to identify such entity in accordance with AML Law (and the Borrower and the Servicer agree to provide any such necessary information). This notice is given in accordance with the requirements of the AML Law and is effective for the Administrative Agent, each Agent, the Backup Servicer, the Securities Intermediary and each Lender.

Section 14.12. Counterparts; Execution. This Agreement may be executed in any number of counterparts, each of which will be considered an original, but all of which together will constitute one agreement. This Agreement shall be valid, binding, and enforceable against a party only when executed by an authorized individual on behalf of the party by means of (i) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law including any relevant provisions of the UCC, in each case to the extent applicable; (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any electronic signature or faxed, scanned, or photocopied manual signature of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. Notwithstanding the foregoing, with respect to any notice provided for in this Agreement or any instrument required or permitted to be delivered hereunder, any party hereto receiving or relying upon such notice or instrument shall be entitled to request execution thereof by original manual signature as a condition to the effectiveness thereof.

Section 14.13. Severability; Integration. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter contemplated hereby.

Section 14.14. Intercreditor Agreement. The parties hereto acknowledge the existence of the Intercreditor Agreement and that certain rights of the parties (other than the Securities Intermediary) may be subject to the provisions thereof.

Section 14.15. Backup Servicer Direction. SST, in its capacities as Backup Servicer, is hereby authorized and directed by each of the Borrower and the Administrative Agent to execute and deliver this Agreement and any other Basic Document to be executed as of the Closing Date, as well as such other documents as reasonably necessary to be executed and delivered in connection with any of the foregoing, each in the form presented to the Backup Servicer by the Borrower or the Administrative Agent or their respective purported representatives.

Section 14.16. Securities Intermediary Consent and Direction. WTNA, in its capacity as Securities Intermediary, is hereby authorized and directed by each of the Borrower and the Administrative Agent to execute and deliver this Agreement and any other Basic Document to be executed as of the Closing Date, as well as such other documents as reasonably necessary to be executed and delivered in connection with any of the foregoing, each in the form presented to the Securities Intermediary by the Borrower or the Administrative Agent or their respective purported representatives.

Section 14.17. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Basic Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Basic Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Basic Document;

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 14.18. Texas and Georgia Considerations.

(a)Texas. Notwithstanding anything herein to the contrary, the Borrower shall not acquire or otherwise own any Receivable (or interest therein) originated by WFC Limited Partnership (or otherwise originated in Texas) prior to the date on which each of the following conditions has been satisfied (such date, the “Texas Eligibility Date”): (i) delivery to the Administrative Agent by the Borrower and World Acceptance Corporation of sufficient evidence that the Borrower and World Acceptance Corporation have obtained all licenses and other approvals necessary or advisable for each such party to acquire, and/or transfer, as applicable, Receivables originated by WFC Limited Partnership (or otherwise originated in Texas), (ii) an officer’s certificate of the Borrower and World Acceptance Corporation to the effect that the condition set forth in clause (i) above has been satisfied, and (iii) the Administrative Agent has confirmed in writing (which may be by email) to the Borrower that the conditions set forth in this Section 14.18(a) have been satisfied to its satisfaction (in its sole discretion) and that Receivables originated in Texas may thereafter constitute Eligible Receivables (subject to the definition of “Eligible Receivable” and all other requirements set forth in the Basic Documents). For the avoidance of doubt, prior to the Texas Eligibility Date, Receivables originated in Texas shall not constitute Eligible Receivables.

(b)Georgia. Notwithstanding anything herein to the contrary, the Borrower shall not acquire or otherwise own any Receivable (or interest therein) that is originated by World Georgia at (or with the assistance of) the World Georgia Branch or that is otherwise related to the World Georgia Branch (such Receivables, the “Georgia Branch Receivables”), in any case, prior to the date on which the Administrative Agent has confirmed in writing (which may be by email) to the Borrower that Georgia Branch Receivables may thereafter constitute Eligible Receivables (subject to the definition of “Eligible Receivable” and all other requirements set forth in the Basic Documents) (the date on which such written confirmation is delivered by the Administrative Agent, the “Georgia Branch Eligibility Date”). For the avoidance of doubt, prior to the Georgia Branch Eligibility Date, Georgia Branch Receivables shall not constitute Eligible Receivables.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

WFC RECEIVABLES I, LLC,
as Borrower

By: /s/ R. Chad Prashad
Name: R. Chad Prashad
Title: President and Chief Executive Officer
Address for Notices:
WFC Receivables I, LLC
104 South Main Street, Suite 400 Greenville, SC 29601

Attention: John L. Calmes, Jr.,
Chief Financial Officer
Email: [****]

World Acceptance Corporation
as Servicer

By:    R. Chad Prashad
Name: R. Chad Prashad
Title: President and Chief Executive Officer
World Acceptance Corporation 104 South Main Street, Suite 400 Greenville, SC 29601
Attention: General Counsel
Email: [****]

Signature Page to Credit Agreement

ATLAS SECURITIZED PRODUCTS
ADMINISTRATION, L.P., as Administrative Agent

By: /s/ Enrique Flores
Name: Enrique Flores
Title: Director, Authorized Signatory

Address for Notices:

Atlas Securitized Products Administration, L.P. 151 West 42nd Street, 5th Floor New York, NY 10036

Attention: Enrique Flores Ruiz, Jack McSwain, Jonathan Fisher, and Juliana Arias Gonzalez
Email: [****]
[****]
[****]
[****]

With a copy to:

Attention: Atlas Lending
Email: [****]
Attention: General Counsel
Email: [****]

Signature Page to Credit Agreement

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Securities Intermediary

By: /s/ Erwin Soriano
Name: Title:
Title: Vice President

Address for Notices:

Wilmington Trust, National Association 1100 North Market Street
Wilmington, Delaware 19890
Attention: Corporate Trust Administration - World Acceptance
E-mail: [****]
Telephone: [*********]

Signature Page to Credit Agreement

SYSTEMS & SERVICES TECHNOLOGIES, INC.,
as Backup Servicer

By:    /s/ Elizabeth Lan Pan     Name: Elizabeth Lan Pan
Title: President

Address for Notices:

c/o Alorica Inc.
5161 California Avenue, Suite 100
Irvine, CA 92617
Attn: Chief Legal Officer

With a copy (which shall not constitute notice) to:

4315 Pickett Road
St. Joseph, Missouri 64503

Signature Page to Credit Agreement

LENDER GROUP:	ATLAS LENDER GROUP
Class A Committed Lenders
ATLAS SECURITIZED PRODUCTS FUNDING 1, L.P.

By: AASP Management, LP, its investment manager

By: /s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President and AGM General Counsel, Americas

ATLAS SECURITIZED PRODUCTS FUNDING 3, L.P.

By: AASP Management, LP, its investment manager

By: /s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President and AGM General Counsel, Americas

Address for Notices: Atlas
151 West 42nd Street, 5th Floor New York, NY 10036

Attention: Enrique Flores Ruiz, Jack McSwain, Jonathan Fisher, and Juliana Arias Gonzalez
Email: [****]
            [****]
            [****]
            [****]

With a copy to:

Attention: Atlas Lending
Emails: [****]
Attention: General Counsel
Emails: [****]

LENDER GROUP:	ATLAS LENDER GROUP
Class A Lender Agent:
ATLAS SECURITIZED PRODUCTS ADMINISTRATION, L.P.

By: Atlas Securitized Products Administration
BKR GP, LLC, as its general partner

By: /s/ Enrique Flores
Name: Enrique Flores
Title: Director, Authorized Signatory

Address for Notices:

Atlas Securitized Products Administration, L.P.
151 West 42nd Street, 5th Floor New York, NY 10036

Attention: Enrique Flores Ruiz, Jack McSwain, Jonathan Fisher, and Juliana Arias Gonzalez
Email: [****]
            [****]
            [****]
            [****]

With a copy to:

Attention: Atlas Lending
Emails: [****]
Attention: General Counsel
Emails: [****]

SCHEDULE A

ATLAS LENDER SUPPLEMENT CLASS A
Lender Group:    Atlas

Commitment:    $0.00

Agent:    ATLAS SECURITIZED PRODUCTS ADMINISTRATION, L.P.

Address for Notices:    Atlas

151 West 42nd Street, 5th Floor New York, NY 10036
Attention: Enrique Flores Ruiz, Jack McSwain, Jonathan Fisher, and Juliana Arias Gonzalez
Email: [****]
[****]
[****]
[****]

With a copy to:

Attention: Atlas Lending
Emails: [****]
Attention: General Counsel
Emails: [****]

Class A Committed Lender:    ATLAS SECURITIZED PRODUCTS FUNDING 1, L.P.

Commitment:    An amount not to exceed the commitment of the Atlas Lender Group
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Address for Notices and Investing Office:	Atlas

151 West 42nd Street, 5th Floor New York, NY 10036

Attention: Enrique Flores Ruiz, Jack McSwain, Jonathan Fisher, and Juliana Arias Gonzalez
Email: [****]
            [****]
            [****]
            [****]

With a copy to:
Attention: Atlas Lending
Emails: [****]
Attention: General Counsel
Emails: [****]

Wire Information:	If for the Atlas Lender Group:

Bank Name: Wilmington Trust, National Association / M&T Bank Corp.
ABA# [*********]
Account Name: ASPAdmin - Inbound Acct
Account Number: [*********]
REF: WFC RECEIVABLES I, LLC

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ATLAS LENDER SUPPLEMENT CLASS A
Lender Group:    Atlas

Commitment:    $175,000,000.00

Agent:    ATLAS SECURITIZED PRODUCTS ADMINISTRATION, L.P.

Address for Notices:    Atlas

151 West 42nd Street, 5th Floor New York, NY 10036
Attention: Enrique Flores Ruiz, Jack McSwain, Jonathan Fisher, and Juliana Arias Gonzalez
Email: [****]
[****]
[****]
[****]
With a copy to:

Attention: Atlas Lending
Emails: [****]
Attention: General Counsel
Emails: [****]

Class A Committed Lender:    ATLAS SECURITIZED PRODUCTS FUNDING 3, L.P.

Commitment:    An amount not to exceed the commitment of the Atlas Lender Group
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Address for Notices and Investing Office:	Atlas

151 West 42nd Street, 5th Floor New York, NY 10036
Attention: Enrique Flores Ruiz, Jack McSwain, Jonathan Fisher, and Juliana Arias Gonzalez
Email: [****]
            [****]
            [****]
            [****]

With a copy to:

Attention: Atlas Lending
Emails: [****]
Attention: General Counsel
Emails [****]
Wire Information:	If for the Atlas Lender Group:

Bank Name: Wilmington Trust, National Association / M&T Bank Corp.
ABA# [********]
Account Name: ASPAdmin - Inbound Acct
Account Number: [*********]
REF: WFC RECEIVABLES I, LLC

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SCHEDULE B

ELIGIBLE RECEIVABLE CRITERIA

An “Eligible Receivable” means, on any date of determination, any Receivable (A) that has been included as part of the Collateral, (B) for which the related Receivable File is in the possession of the Servicer, (C) which is identified on the Schedule of Receivables delivered by the Borrower to each Agent and the Securities Intermediary as part of a Funding Request and (D) which satisfies each of the following conditions, in each case, as of such date of determination (or such other date as may be specifically set forth below):

(a)Characteristics of Receivables. As of the related date of determination (or such other date as may be specifically set forth below), each Receivable:

(i)has been fully and properly executed or electronically authenticated by the Obligor thereto;

(ii)was originated in the United States and denominated in Dollars;

(iii)is a Receivable for which the Obligor thereto has provided as its most recent billing address an address located in a State of the United States;

(iv)with respect to which the related Contract was not an Electronic Contract and was not a Convenience Check, was a Branch Receivable;

(v)with respect to which the related Contract was an Electronic Contract, such Receivable was a Branch Assisted Electronic Receivable or an Online Originated Receivable;

(vi)was originated by an Originator in accordance with and satisfies the standards of the operating polices of the Originator at the time of origination of such Receivable, including the Credit Policy and the Collection Policy;

(vii)is a Receivable with respect to which, as of the date of the related Contract,
(x)all proceeds on the related Contract were fully disbursed and there is no requirement for future advances thereunder, (y) all fees and expenses in connection with the origination of such Receivable have been paid and (z) each of the Originator, each Relevant Assignee, World Acceptance, and the Borrower has performed all obligations required to be performed by it under such Contract;

(viii)is (a) secured by a (i) vehicle that is owned free and clear by the Obligor and not subject to an outstanding loan or associated lease or (ii) a non-essential household good or (b) is unsecured and subject to clause (ix) of the definition of “Concentration Limits” herein;

(ix)is not secured by real estate;

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(x)either (A) has been originated by an Originator in the ordinary course of its respective business or (B) has been originated or acquired directly by an Originator in accordance with its customary practices and, in either case, (i) (a) World Acceptance has previously acquired such Receivable from such Originator, or (b) World Acceptance has acquired such Receivable directly or indirectly from a direct or indirect Subsidiary of World Acceptance in connection with a Securitization; and (ii) such Receivable has been acquired by the Borrower from World Acceptance pursuant to the Purchase Agreement and such Receivable has been pledged by the Borrower to the Administrative Agent pursuant to this Agreement;

(xi)to the extent such Receivable is a Hard Secured Receivable, is secured by a first-priority validly perfected security interest in the related underlying collateral in favor of an Originator, as secured party, or all necessary actions have been commenced that would result in a first priority security interest in such related underlying collateral in favor of an Originator, as secured party, which security interest, in either case, is assignable and has been so assigned by World Acceptance to Borrower and collaterally assigned by the Borrower to the Administrative Agent;

(xii)if secured, contains customary and enforceable provisions such that the rights and remedies of the holder thereof are adequate for realization against the collateral of the benefits of the security;

(xiii)provides for level monthly payments which fully amortize the initial Principal Balance over the original term; provided, that the amount of the first or last payment may be different from the level payment but in no event more than three (3) times the level monthly payment;

(xiv)is a Receivable with respect to which the related Contract provides for (i) a fixed rate of interest and applicable fees at the APR specified in the Schedule of Receivables and for which payment is calculated pursuant to the Simple Interest Method or Precomputed Interest Method, as applicable, and (ii) in the event that such Receivable is prepaid by the Obligor, requires a prepayment that fully pays the Principal Balance of such Receivable and any interest and applicable fees accrued at the related APR through the date of prepayment;

(xv)does not have a Scheduled Payment that remains unpaid thirty (30) days or more from the original due date for such payment;

(xvi)is not a Defaulted Receivable or a Delinquent Renewal;

(xvii)is not secured by underlying collateral that has been repossessed;

(xviii)has a Scheduled Payment due at least monthly, semi-monthly or bi-weekly;

(xix)is not a Modified Contract that has been subject to (and is not the result of) more than one amendment, modification, renewal or waiver of any kind (not including, if applicable, Upfront Deferrals and Permitted Deferrals) over its term to date (including, in
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the case of any Delinquent Renewal, such actions in respect of the original Receivable related to such Delinquent Renewal during the life of such original Receivable as well as the Delinquent Renewal itself);

(xx)as of any date of determination, (i) has not been subject to more than one Upfront Deferral and (ii) has not been subject to more than one of either (x) one Permitted Deferral during the life of such Receivable as set forth in clause (a) of the definition of Permitted Deferral or (y) two Permitted Deferrals during the life of such Receivable as set forth in clause (b) of the definition of Permitted Deferral;

(xxi)is a Receivable with respect to which no procedures believed by the Servicer or the Borrower to be adverse to the interests of the Lenders were utilized by the Servicer or the Borrower in identifying and/or selecting such Receivable; additionally, no adverse procedures were used by the Borrower or the Servicer in providing information related to the Receivables;

(xxii)is not subject to any right of rescission, cancellation, set-off, claim, counterclaim or defense (including the defense of usury), and the operation of any of the terms of any contract, or the exercise of any right thereunder, will not render the related Receivable unenforceable in whole or in part or subject to any right of rescission, setoff, counterclaim or defense (including the defense of usury) and no World Acceptance Entity has received written notice of the assertion of any such right of rescission, setoff, counterclaim or defense with respect thereto;

(xxiii)there are no proceedings pending or, to the best of the Borrower’s knowledge threatened, wherein the Obligor or any Governmental Authority has alleged the related Contract is illegal or unenforceable;

(xxiv)is a Receivable with respect to which the related Contract provides that a prepayment by the related Obligor will fully pay the Principal Balance and accrued interest through the date of prepayment based on the Contract’s APR;

(xxv)is a Receivable for which the Servicer and the related Originator and Relevant Assignee (if applicable) have clearly marked their electronic records to indicate that such Receivable is owned by the Borrower;

(xxvi)is a Receivable with respect to which the first scheduled payment on the related Contract is no more than forty-five (45) days from the contract date or past due; provided that no funds will have been advanced by World Acceptance, an Originator, an Relevant Assignee, the Borrower, any third-party lender, or anyone acting on behalf of any of them in order to cause such Contract to comply with such requirement;

(xxvii)is fully assignable and the related Contract does not require the Obligor or any other party to receive notice or consent to the transfer, sale or assignment of the rights and duties of the Originator or any Relevant Assignee thereunder;

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(xxviii)is a Receivable with respect to which the related Contract has not been waived in any manner such that such Contract fails to satisfy any of the representations and warranties made by World Acceptance, each Relevant Assignee, or each Originator with respect thereto, and no provision of such Contract has been waived except as noted in the related Receivable File;

(xxix)is a Receivable with respect to which the sale, transfer, assignment and conveyance of such Receivable by an Originator an Relevant Assignee, or World Acceptance is not subject to and will not result in any Tax payable by such Originator, such Relevant Assignee, World Acceptance or the Borrower to any federal, State or local government, other than those Taxes which have or will be paid by such Originator, such Relevant Assignee, or World Acceptance as due;

(xxx)the related Obligor is not bankrupt and is not the subject of any bankruptcy proceeding;

(xxxi)if such Receivable is a Small Loan, had an original term to maturity of not more than twenty-eight (28) months;

(xxxii)if such Receivable is a Large Loan, such Receivable had an original term to maturity to maturity of not more than forty-eight (48) months;

(xxxiii)is due from an Obligor that at the time of origination had a Credit Score and such Credit Score was not less than 480;

(xxxiv)has an APR of at least 15.00%;

(xxxv)such Receivable had an APR of no more than the lesser of (x) 36.00% and
(y) in any given State, the Maximum Lawful Rate in such State, in each case, inclusive of any fees;

(xxxvi)if such Receivable is a Small Loan, such Receivable had a Principal Balance at the time of origination that is less than, or less than or equal to (as applicable in a particular State as specified with respect to such State in Schedule K under the column heading “Limitation” under “Small Loans”), the amount set forth with respect to such State in Schedule K under the column heading “Maximum Initial Principal Balance” under “Small Loans” (provided that, for purposes of this clause (xxxvi), such Schedule K was approved by the Administrative Agent in writing pursuant to Section 14.01(b) of the Credit Agreement);

(xxxvii)if such Receivable is both a Hard Secured Receivable and a Large Loan, such Receivable (a) had a Principal Balance at the time of origination that is greater than, or equal to or greater than (as applicable in a particular State as specified with respect to such State in Schedule K under the column heading “Limitation” under “Large Loans”), the amount set forth with respect to such State in Schedule K under the column heading “Minimum Initial Principal Balance” under “Large Loans”, (b) has its interest calculated pursuant to the Simple Interest Method, if applicable in a particular State as specified with respect to such State in Schedule K under the column heading “Notes”
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under “Large Loans”, and (c) had a Principal balance at the time of origination not exceeding $20,000.00 (provided that, for purposes of this clause (xxxvii), such Schedule K was approved by the Administrative Agent in writing pursuant to Section 14.01(b) of the Credit Agreement).
(xxxviii)if such Receivable is a Large Loan that is not a Hard Secured Receivable, such Receivable (a) had a Principal Balance at the time of origination that is greater than, or equal to or greater than (as applicable in a particular State as specified with respect to such State in Schedule K under the column heading “Limitation” under “Large Loans”), the amount set forth with respect to such State in Schedule K under the column heading “Minimum Initial Principal Balance” under “Large Loans”, (b) has its interest payment calculated pursuant to the Simple Interest Method, if applicable in a particular State as specified with respect to such State in Schedule K under the column heading “Notes” under “Large Loans”, and (c) had a Principal balance at the time of origination not exceeding $10,000.00 (provided that, for purposes of this clause (xxxviii), such Schedule K was approved by the Administrative Agent in writing pursuant to Section 14.01(b) of the Credit Agreement);

(xxxix)such Receivable is classified as one of “Class 1”, “Class 4”, “Class 5” or “Class 6” in accordance with the Credit Policy;

(xl) is not, as of such date of determination, a Receivable with respect to which a Regulatory Event has occurred and is continuing; and

(xli) if such Receivable has been refinanced or is the result of a refinancing, such Receivable meets the following criteria (x) such Receivable (and the receivable that was refinanced by such Receivable) had no Scheduled Payments more than forty-five (45) days past due at the time of such refinancing, (y) the related Obligor has a minimum free income as determined in accordance with the Credit Policy, and (z) in connection with such refinancing, the related Obligor has realized a tangible net benefit in the form of receiving a cash advance in an amount consistent with the Credit Policy, unless otherwise approved by in accordance with the Credit Policy.

(b)Schedule of Receivables. The information with respect to a Receivable set forth in the Schedule of Receivables is true and correct in all material respects as of the related Cutoff Date or substitute date.

(c)Compliance with Law. The Receivable complied at the time it was originated or made, the transfer of that Receivable to the Borrower complied at the time of transfer, and the ownership of that Receivable by the Borrower complies as of the Closing Date or the related Funding Date or Substitution Date, as applicable, in all material respects with all requirements of applicable federal, State and local laws, and regulations thereunder, including to the extent applicable, usury laws, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Trade Commission Act, the Fair Debt Collection Practices Act, the Fair Credit Billing Act, the Magnuson-Moss Warranty Act, Federal Reserve Board Regulations B and Z, the Servicemembers Civil Relief Act, State adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and any other consumer credit, equal opportunity and
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disclosure laws applicable to that Receivable. None of the underlying Obligors related to such Receivables are Sanctioned Targets.

(d)Binding Obligation. The Receivable and the related Contract are duly authorized on the part of the related Obligor, are in full force and effect and constitute the legal, valid and binding payment obligation in writing of the Obligor, enforceable by the holder thereof in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, liquidation or other similar laws and equitable principles relating to or affecting the enforcement of creditors’ rights generally and (ii) as such Receivable may be modified by the application after the related Cutoff Date of the Servicemembers Civil Relief Act, to the extent applicable to the related Obligor.

(e)Receivable in Force. The Receivable has not been satisfied, subordinated or rescinded nor has the underlying collateral, if any, securing the related Contract been released from the lien of such Receivable in whole or in part, other than in connection with a substitution of similar collateral in accordance with customary procedures, and no World Acceptance Entity has done anything to impair the rights of the Secured Parties therein.

(f)No Default; No Waiver. Except for payment delinquencies with respect to any Receivable, no default, breach, violation or event permitting acceleration under the terms of the Receivable existed as of the related Cutoff Date nor did any continuing condition that with notice or lapse of time, or both, would constitute a default, breach, violation or event permitting acceleration under the terms of the Receivable exist as of the related Cutoff Date and the Borrower has not waived any of the foregoing.

(g)No Government Obligor. The Obligor on the Receivable is not the United States or any State or any local government, or any agency, department, political subdivision or instrumentality of the United States or any State or any local government.

(h)Assignment. No Receivable has been originated in, or is subject to the laws of, any jurisdiction under which the sale, transfer, assignment, setting over, conveyance or pledge of such Receivable would be unlawful, void, or voidable. None of any Originator, any Relevant Assignee, or World Acceptance has entered into any agreement with any Obligor that prohibits, restricts or conditions the assignment of the related Receivable.

(i)Good Title. It is the intention of the Borrower that each of the sales, transfers, assignments and conveyances herein contemplated constitute an absolute sale, transfer, assignment and conveyance of the Receivables and that the Receivables shall not be a part of World Acceptance’s estate in the event of the filing of a bankruptcy petition by or against World Acceptance under any bankruptcy law. As of the Closing Date, the related Funding Date, or the related Substitution Date, as applicable, no Receivable has been sold, transferred, assigned, conveyed or pledged by any Originator, any Relevant Assignee, World Acceptance or the Borrower to any Person other than pursuant to the Basic Documents. As of the Closing Date, the related Funding Date, or the related Substitution Date, as applicable, and immediately prior to the related sale and transfer herein contemplated, World Acceptance had good and marketable title to and was the sole owner of each related Receivable free and clear of all Liens (except any Lien which will be released prior to assignment of such Receivable hereunder and any Permitted
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Liens), and, immediately upon the sale and transfer thereof, the Borrower will have good and marketable title to each such Receivable, free and clear of all Liens (other than Permitted Liens).

(j)Filings. All filings (including UCC filings) necessary in any jurisdiction to give the Borrower a first priority, validly perfected ownership interest in the Receivables (other than any related security with respect thereto, to the extent that an ownership interest therein cannot be perfected by the filing of a financing statement), and to give the Administrative Agent (or any predecessor administrative agent, as applicable) a first priority perfected security interest therein, will be made on the Closing Date.

(k)Priority. The Receivable is not pledged, assigned, sold, subject to a security interest, or otherwise conveyed other than pursuant to the Basic Documents. None of any Originator, any Relevant Assignee, or World Acceptance has authorized the filing of and there are no financing statements against an Originator, an Relevant Assignee, or World Acceptance that include a description of collateral covering any Receivable other than any financing statement relating to security interests (i) granted under the Basic Documents or (ii) that have been or, prior to the assignment of such Receivable hereunder, will be terminated, amended or released. The Purchase Agreement creates a valid and continuing security interest in the Receivable (other than the related security with respect thereto) in favor of the Borrower which security interest is prior to all other Liens (other than Permitted Liens) and is enforceable as such against all other creditors of and purchasers and assignees from World Acceptance.

(l)Characterization of Receivables. Each Receivable constitutes “tangible chattel paper,” “accounts,” “instruments,” “general intangibles” or “electronic chattel paper” (in each case, as defined in the UCC).

(m)One Original. With respect to each Receivable with respect to which the related Contract does not constitute an Electronic Contract, there is only one (1) executed original copy of the Contract related to such Receivable. Further, the Contract relating to such Receivable described in the preceding sentence does not have any stamps, marks or notations indicating any interest of any other Person, or if it has any stamps, marks or notations indicating an interest of any other Person, such stamps, marks or notations have been cancelled or voided (or if such stamp, mark or notation is in the name of an agent (or any predecessor agent) under the Senior Revolver, the Borrower has the right to cancel or void such stamp, mark or notation without the consent of such agent (or any predecessor agent, as applicable) and such agent (or any predecessor agent, as applicable) has released in writing its lien on such Contract).

(n)No Defenses. None of any Originator, any Relevant Assignee, or World Acceptance has any knowledge either of any facts which would give rise to any right of rescission, offset, claim, counterclaim or defense, or of the same being asserted or threatened and is not subject to any dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the related Obligor) with respect to any Receivable.

(o)Receivable File. As of the related Funding Date or Substitution Date, as applicable,
(i) with respect to any Contract other than an Electronic Contract, the original related Receivable File, Servicer File and related documentation are maintained by the Servicer on behalf of the Borrower for the benefit of the Secured Parties, (ii) with respect to an Electronic Contract that
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constitutes Electronic Chattel Paper, the Authoritative Copy of such Electronic Contract is maintained in the Electronic Vault solely for the benefit of the Administrative Agent, as pledgee of the Borrower and the original related Receivable File, Servicer File and related documentation are maintained by the Servicer on behalf of the Borrower for the benefit of the Secured Parties, and (iii) with respect to an Electronic Contract that does not constitute Electronic Chattel Paper, the electronically authenticated original record of the executed Contract is maintained in the Electronic Vault solely for the benefit of the Administrative Agent, as pledgee of the Borrower, and the original related Receivable File, Servicer File and related documentation are maintained by the Servicer on behalf of the Borrower for the benefit of the Secured Parties.

(p)No Fraud or Misrepresentation. To the best of the Borrower’s knowledge, such Receivable was originated without fraud or misrepresentation.

(q)Electronic Chattel Paper. With respect to each Receivable with respect to which the related Contract constitutes Electronic Chattel Paper, all of the following are true:

(i)There is only one single Authoritative Copy of each electronic “record” constituting or evidencing a Contract that is Electronic Chattel Paper, the record or records composing the Electronic Chattel Paper are created, stored and assigned in such a manner that (A) a single authoritative copy of the record or records exists which is unique, identifiable and unalterable (other than a revision that is readily identifiable as an authorized or unauthorized revision), (B) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy, (C) the authoritative copy has been communicated to and is maintained by the Electronic Vault Provider as a designated custodian of the Administrative Agent, (D) all copies or revisions that add or change an identified assignee of the Authoritative Copy of such Contract that constitutes or evidences the Receivable must be made with the participation of the Administrative Agent, and (E) such Authoritative Copy identifies only the Administrative Agent as the assignee.

(ii)Neither the Borrower nor any other Person has communicated an Authoritative Copy of such Contract that constitutes or evidences the Receivable to any Person other than the Electronic Vault Provider as a designated custodian of the Administrative Agent pursuant to the terms of this Agreement and the Electronic Collateral Control Agreement from and after the applicable Funding Date or Substitution Date, as applicable.

(r)State-Specific Reps. (i) If such Receivable relates to a Loan originated to an Obligor in Texas, the Texas Eligibility Date occurred prior to the date on which the Borrower acquired such Receivable, (ii) if such Receivable relates to a Loan originated to an Obligor in Tennessee, the Tennessee Eligibility Date occurred prior to the date on which the Borrower acquired such Receivable, and (iii) if such Receivable is a Georgia Branch Receivable, the Georgia Branch Eligibility Date occurred prior to the date on which the Borrower acquired such Georgia Branch Receivable.
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SCHEDULE C

SCHEDULE OF RECEIVABLES

[Original delivered to and on file with the Agents]
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SCHEDULE D

LOCATION OF RECEIVABLE FILES AND BOOKS AND RECORDS

[Provided to and on file with the Administrative Agent]
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SCHEDULE E

LIST OF APPROVED SUBSERVICERS

World Acceptance Corporation of Alabama World Finance Company of Georgia, LLC World Finance Company of Idaho, LLC World Finance Corporation of Illinois World Finance Company of Indiana, LLC World Finance Company of Kentucky, LLC World Finance Corporation of Louisiana
World Finance Company of Mississippi, LLC World Acceptance Corporation of Missouri World Finance Corporation of New Mexico World Finance Company of Oklahoma, LLC World Finance Company of South Carolina, LLC World Finance Corporation of Tennessee
WFC Limited Partnership

World Finance Company of Utah, LLC World Finance Corporation of Wisconsin
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SCHEDULE F REPRESENTATIONS AND WARRANTIES REGARDING SECURITY INTERESTS
The Borrower represents and warrants as of the Closing Date, each Funding Date and each Substitution Date:

(i)This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in all Receivables in favor of the Administrative Agent (or any predecessor agent, as applicable), which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers from the Borrower.

(ii)The Receivables constitute “tangible chattel paper,” “accounts,” “instruments,” “general intangibles” or “electronic chattel paper” (in each case, as defined in the UCC).

(iii)The Borrower owns and has good and marketable title to the Receivables and free and clear of any Lien, claim, or encumbrance of any Person (other than Permitted Liens).

(iv)The Borrower has caused or will have caused, within ten (10) calendar days after the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Receivables granted to the Administrative Agent (or any predecessor agent, as applicable) hereunder.

(v)Other than the security interest granted to the Administrative Agent (or any predecessor agent, as applicable) pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Receivables other than any financing statement relating to the security interest granted to the Administrative Agent (or any predecessor agent, as applicable) hereunder, that has been terminated or amended in connection with the security interest of the Administrative Agent (or any predecessor agent, as applicable). The Borrower is not aware of any judgment or tax lien filings against the Borrower.

(vi)The Borrower (or its duly appointed agent) has in its possession all copies of the Contracts that constitute or evidence the Receivables (other than Electronic Contracts). The Contracts (other than Electronic Contracts) that constitute or evidence the Receivables do not have any stamps, marks or notations indicating that they have been pledged, assigned, or otherwise conveyed to any Person other than the Administrative Agent (or any predecessor agent, as applicable), except such stamps, marks or notations otherwise cancelled, voided or superseded (or if such stamp, mark or notation is in the name of an agent (or any predecessor agent) under the Senior Revolver, the Borrower has the right to cancel or void such stamp, mark or notation without the consent of such agent (or any predecessor agent, as applicable) and such agent (or any predecessor agent, as applicable) has released in writing its lien on such Contract). All financing statements
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filed or to be filed against the Borrower in favor of the Administrative Agent (or any predecessor administrative agent, as applicable) in connection herewith describing the Receivables contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Administrative Agent”.
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SCHEDULE G

SERVICING CENTRALIZATION EVENT

Following the occurrence of a Servicing Centralization Event, unless waived by the Required Lenders, the following will occur:

(a)The Backup Servicer will confirm access by a party designated by the Administrative Agent to a central lockbox approved by the Administrative Agent (acting at the direction of the Required Lenders) (the “Lockbox”), pursuant to a lockbox agreement (the “Lockbox Agreement”) among the holder of the Lockbox, the Backup Servicer, World Acceptance and the Administrative Agent on behalf of the Lenders. World Acceptance will promptly send letters to Obligors with new/updated payment instructions to make all payments to the Lockbox and all other offices of World Acceptance that collect cash and checks must send such Collections to the Lockbox within one day of receipt.

(b)The Administrative Agent, the Agents and the Backup Servicer will participate in status meetings with World Acceptance on a regular basis, which meetings may be conducted telephonically.

(c)The collection function will remain with World Acceptance as Servicer, but moved to a central location acceptable to the Administrative Agent (acting at the direction of the Required Lenders) and the Backup Servicer.

(d)World Acceptance will utilize a single repossession vendor with a national footprint acceptable to the Administrative Agent (acting at the direction of the Required Lenders) and the Backup Servicer.

(e)World Acceptance will make available to the Backup Servicer any imaged loan files of the Contracts held in the custody of World Acceptance (or its designee).
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SCHEDULE H

LOCATIONS OF BORROWER BOOKS AND RECORDS

[Provided to and on file with the Administrative Agent]
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SCHEDULE I

SPONSOR COMPETITORS

[Provided to and on file with the Administrative Agent]
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SCHEDULE J

THIRD-PARTY SERVICE PROVIDERS

[Provided to and on file with the Administrative Agent]
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SCHEDULE K

DESCRIPTION OF CLASSES OF LARGE LOANS AND SMALL LOANS

[Provided to and on file with the Administrative Agent]
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